UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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STRATEGIC STORAGE GROWTH TRUST, INC.

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STRATEGIC STORAGE GROWTH TRUST, INC.

10 Terrace Road

Ladera Ranch, California 92694

To the Stockholders of Strategic Storage Growth Trust, Inc.:

You are cordially invited to attend a special meeting of stockholders of Strategic Storage Growth Trust, Inc., a Maryland corporation (“SSGT”), to be held on Friday, January 18, 2019, at 10:00 a.m., local time, at SSGT’s offices located at 10 Terrace Road, Ladera Ranch, California 92694.

At the special meeting, you will be asked to approve the merger (the “REIT Merger”) of SSGT with and into SST II Growth Acquisition, LLC, a Maryland limited liability company (“Merger Sub”), a wholly-owned subsidiary of Strategic Storage Trust II, Inc., a Maryland corporation (“SST II”), pursuant to the Agreement and Plan of Merger, dated as of October 1, 2018 (the “Merger Agreement”), among SSGT, SS Growth Operating Partnership, L.P., a Delaware limited partnership (“SSGT OP”), SST II, Strategic Storage Operating Partnership II, L.P. (“SST II OP”), and Merger Sub.

Upon completion of the REIT Merger, each share of SSGT common stock (consisting of our shares of Class A common stock and Class T common stock) will be converted into the right to receive an amount in cash equal to $12.00 per share, without interest and less any applicable withholding taxes, as more fully described in the enclosed proxy statement. Immediately after the REIT Merger, SSGT OP will merge with and into SST II OP (the “Partnership Merger,” and, together with the REIT Merger, the “Mergers”), with each unit of partnership interest in SSGT OP (an “OP Unit”) being converted automatically into 1.127 units of partnership interest in SST II OP.

Upon the unanimous recommendation of a special committee of our board of directors comprised solely of independent directors (the “SSGT special committee”), our board of directors unanimously (with H. Michael Schwartz, our Chairman and Chief Executive Officer, and Chairman and Chief Executive Officer of SST II, abstaining) authorized and approved the Merger Agreement, the REIT Merger, and the other transactions contemplated by the Merger Agreement, and declared that the Merger Agreement, the REIT Merger, and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of SSGT and our stockholders.

Upon the unanimous recommendation of the SSGT special committee, our board of directors unanimously (with Mr. Schwartz abstaining) recommends you vote “FOR” the approval of the REIT Merger pursuant to the Merger Agreement at the special meeting.

Your vote is very important regardless of the number of shares that you own. The REIT Merger must be approved by the affirmative vote of holders of shares of our common stock entitled to cast a majority of the votes entitled to be cast on the matter at the special meeting. The proxy statement accompanying this letter provides you with more information concerning the special meeting, the Mergers, the Merger Agreement, and the other transactions contemplated by the Merger Agreement. We encourage you to read carefully the enclosed proxy statement, including the annexes accompanying the proxy statement. You may also obtain more information from us or from documents we have filed with the SEC.

Whether or not you plan to attend the special meeting, we request that you authorize a proxy to vote your shares by completing and returning the enclosed proxy card as promptly as possible or, if you prefer, by following the instructions on the enclosed proxy card for telephonic or Internet proxy authorization. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares using the voting instruction form that will be provided by your broker, bank or other nominee.

Thank you for your cooperation and continued support.

Very truly yours,

H. Michael Schwartz
Chairman of the Board of Directors and Chief Executive Officer

The accompanying proxy statement is dated November 26, 2018 and is first being mailed to our stockholders on or about November 29, 2018.

STRATEGIC STORAGE GROWTH TRUST, INC.

10 Terrace Road

Ladera Ranch, California 92694

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on January 18, 2019

Dated November 26, 2018

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Strategic Storage Growth Trust, Inc., a Maryland corporation (“SSGT”), to be held on Friday, January 18, 2019, at 10:00 a.m., local time, at SSGT’s offices located at 10 Terrace Road, Ladera Ranch, California 92694. The special meeting is being held for the following purposes:

1.

To approve the merger (the “REIT Merger”) of SSGT with and into SST II Growth Acquisition, LLC, a Maryland limited liability company (“Merger Sub”), a wholly-owned subsidiary of Strategic Storage Trust II, Inc., a Maryland corporation (“SST II”), pursuant to the Agreement and Plan of Merger, dated as of October 1, 2018 (the “Merger Agreement”), among SSGT, SS Growth Operating Partnership, L.P., a Delaware limited partnership (“SSGT OP”), SST II, Strategic Storage Operating Partnership II, L.P., a Delaware limited partnership (“SST II OP”), and Merger Sub;

2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the special meeting to approve the REIT Merger.

Only holders of record of shares of our common stock, par value $0.001 per share, at the close of business on November 26, 2018 will be entitled to notice of and to vote at the special meeting or any postponements or adjournments of the special meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the REIT Merger and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to vote or submit your proxy, the effect will be that your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the approval of the REIT Merger but will not affect the vote regarding the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

If you are a stockholder of record, you may revoke your proxy by following the procedures outlined in the accompanying proxy statement. If your shares are held in “street name,” then you may change your vote by submitting new voting instructions by contacting your broker, bank or other nominee.

By Order of the Board of Directors,

James L. Berg
Secretary

Ladera Ranch, California

November 26, 2018

SUMMARY

This summary highlights selected information from this proxy statement and does not contain all of the information that may be important to you. Accordingly, you are urged to read this entire proxy statement carefully, including the annexes to this proxy statement and the other documents referenced in this proxy statement. Page references are included to direct you to a more complete description of the topics presented in this summary.

As used in this proxy statement, the terms “SSGT,” “we,” “our,” “us” and the “company” refer to Strategic Storage Growth Trust, Inc.; the term “SSGT OP” refers to SS Growth Operating Partnership, L.P.; the term “SST II” refers to Strategic Storage Trust II, Inc.; the term “SST II OP” refers to Strategic Storage Operating Partnership II, L.P.; the term “Merger Sub” refers to SST II Growth Acquisition, LLC; and the term “common stock” refers to shares of our Class A common stock, par value $0.001 per share, and our Class T common stock, par value $0.001 per share.

The Parties to the Mergers (page 18)

•

Strategic Storage Growth Trust, Inc. We are an externally-managed real estate investment trust (“REIT”) formed as a Maryland corporation on March 12, 2013, to own, operate, acquire, develop and redevelop self storage facilities located throughout the United States and Canada. We are a non-traded REIT sponsored by SmartStop Asset Management, LLC (“SmartStop”).

•

SS Growth Operating Partnership, L.P. SSGT OP is a Delaware limited partnership through which we conduct substantially all of our business and own, either directly or indirectly through subsidiaries, substantially all of our assets.

•

Strategic Storage Trust II, Inc. SST II is an externally-managed REIT formed as a Maryland corporation on January 8, 2013, to own, operate, and acquire self storage facilities located throughout the United States and Canada. Like us, SST II is a non-traded REIT also sponsored by SmartStop.

•

Strategic Storage Operating Partnership II, L.P. SST II OP is a Delaware limited partnership and a subsidiary of SST II. Substantially all of SST II’s assets are owned, directly or indirectly, and substantially all of SST II’s operations are conducted, directly or indirectly, by SST II OP.

•

SST II Growth Acquisition, LLC. Merger Sub is a Maryland limited liability company and a wholly-owned subsidiary of SST II. Merger Sub was formed by SST II in connection with the REIT Merger (as defined below).

The Proposals

•

The REIT Merger (Proposal 1). You will be asked to consider and vote upon the proposal to approve the merger (the “REIT Merger”) of SSGT with and into Merger Sub, a subsidiary of SST II, pursuant to an Agreement and Plan of Merger, dated as of October 1, 2018 (as it may be amended from time to time, the “Merger Agreement”), by and among SSGT, SSGT OP, SST II, SST II OP, and Merger Sub.

•

Adjournment (Proposal 2). You will also be asked to approve a proposal that will give us authority to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the proposal to approve the REIT Merger pursuant to the Merger Agreement, if there are not sufficient votes at the time of the special meeting to approve the REIT Merger.

The Special Meeting (page 15)

•	Date, Time, Place and Purpose. The special meeting will be held on Friday, January 18, 2019, at 10:00 a.m., local time, at SSGT’s offices located at 10 Terrace Road, Ladera Ranch, California 92694.

•

Record Date. If you owned shares of our common stock at the close of business on November 26, 2018, which is the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. Except as described below with respect to shares held by our advisor, SS Growth Advisor, LLC (our “Advisor”), our directors, and their affiliates, you have one vote on each proposal presented at the special meeting for each share of our common stock that you owned at the close of business on the record date. Each fractional share of our common stock outstanding on the record date is entitled to a commensurate fractional vote on each proposal presented at the special meeting. Notwithstanding the foregoing, due to the related party nature of the proposed transaction, shares owned by our Advisor, our directors, and their affiliates will not be voted on the proposal to approve the REIT Merger and will not be included in determining the requisite percentage of shares necessary to approve the REIT Merger.

•

Quorum. The presence at the special meeting, in person or by proxy, of holders of record of a majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote will constitute a quorum, permitting us to conduct our business at the special meeting. As of November 26, 2018, there were 26,706,924 shares of our common stock outstanding.

•

Vote Required. Approval of the REIT Merger pursuant to the Merger Agreement requires the affirmative vote of holders of shares of our common stock entitled to cast a majority of the votes entitled to be cast on the matter at the special meeting. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of not less than a majority of the votes cast on such matter.

The Mergers, Consideration and Other Material Matters

•

The REIT Merger (page 19). At the effective time of the REIT Merger (the “effective time”), we will be merged with and into Merger Sub. As a result of the REIT Merger, Merger Sub will be the surviving company of the REIT Merger, and we will cease to exist as a separate public reporting company.

•

The Partnership Merger (page 44). Immediately after the REIT Merger, SSGT OP will be merged with and into SST II OP (the “Partnership Merger,” and, together with the REIT Merger, the “Mergers”). As a result of the Partnership Merger, SST II OP will be the surviving partnership.

•

Consideration to be Received in the Mergers (page 45). Upon completion of the REIT Merger, our stockholders will be entitled to receive an amount in cash equal to $12.00 per share of our common stock, without interest and less any applicable withholding taxes. Upon completion of the Partnership Merger, each outstanding unit of partnership interest in SSGT OP (the “OP Units”) will be converted automatically into 1.127 units of partnership interest in SST II OP. If we or SSGT OP split, combine, or otherwise reclassify our common stock or the OP Units, make a dividend or other distribution in shares of our common stock or the OP Units (other than shares of our common stock issued pursuant to our distribution reinvestment plan), or engage in a reclassification, recapitalization, or other similar transaction, the consideration payable to holders of our common stock or the OP Units, as applicable, will be appropriately and proportionately adjusted to provide such holders the same economic effect as contemplated by the Merger Agreement prior to such change. The consideration to be received by our stockholders and the holders of OP Units in connection with the Mergers represents a total purchase price of approximately $350 million, which includes outstanding debt to be assumed or repaid by SST II as of November 15, 2018, but excludes transaction costs.

•

Treatment of SSGT Restricted Stock (page 45). Each share of our common stock that is subject to vesting or other lapse restrictions (the “restricted stock”) that is outstanding immediately prior to the effective time will, as of the effective time, become fully vested and be converted into the right to receive an amount of cash equal to the merger consideration of $12.00 per share, without interest and less any applicable withholding taxes. Additionally, each holder of restricted stock will receive in cash an amount equal to all accrued but unpaid dividends on the shares of restricted stock owed to each such holder.

•

Dividends (page 48). During the term of the Merger Agreement, we are permitted to continue paying holders of our common stock regular cash dividends, declared quarterly in advance, paid monthly and accrued daily until the closing of the REIT Merger, in accordance with past practice at a rate not to exceed the daily rate of $0.0013698630 per share (which equates to an annual rate of $0.50 per share).

•

Recommendation of Our Board of Directors (page 26). Upon the unanimous recommendation of a special committee of our board of directors, which committee was comprised solely of independent directors (the “SSGT special committee”), our board of directors unanimously (with Mr. Schwartz abstaining) authorized and approved the Merger Agreement, the REIT Merger, and the other transactions contemplated by the Merger Agreement, and declared that the Merger Agreement, the REIT Merger, and the other transactions contemplated by the Merger Agreement are fair and reasonable, both financially and otherwise, to the company and advisable and in the best interests of the company and our stockholders. Accordingly, upon the unanimous recommendation of the SSGT special committee, our board of directors unanimously (with Mr. Schwartz abstaining) recommends you vote “FOR” the approval of the REIT Merger pursuant to the Merger Agreement at the special meeting. See “Reasons for the REIT Merger and Recommendation of Our Board of Directors” on page 26 for a discussion of the material factors, risks and countervailing factors considered by our board of directors and the SSGT special committee in making their respective recommendations.

•

Opinion of Our Financial Advisor (page 29). KeyBanc Capital Markets Inc. (“KeyBanc”) delivered its opinion to the SSGT special committee, and at its direction, our board of directors that, as of October 1, 2018 and based upon and subject to the matters described in the written opinion, the consideration to be paid pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of shares of SSGT common stock other than SST II, Merger Sub, SmartStop, and their respective affiliates (the “unaffiliated holders”).

The full text of KeyBanc’s written opinion, dated October 1, 2018, is attached to this proxy statement as Annex B. You should read KeyBanc’s opinion carefully and in its entirety for a discussion of, among other things, the scope of the review undertaken and the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by KeyBanc in connection with its opinion. This summary is qualified in its entirety by reference to the full text of the opinion. KeyBanc’s opinion was prepared for the use of the SSGT special committee and the SSGT board of directors, and addressed only the fairness from a financial point of view, as of the date of the opinion, of the consideration to be paid to the unaffiliated holders pursuant to the Merger Agreement. It does not constitute a recommendation as to how any stockholder should vote with respect to the REIT Merger or any other matter, and does not in any manner address the price at which shares of SSGT common stock will trade at any time, if ever.

For more information regarding KeyBanc and KeyBanc’s opinion, see “The REIT Merger—Opinion of Our Financial Advisor.”

•

Conditions to Completion of the Mergers (page 55). Completion of the Mergers is subject to satisfaction or waiver of a number of conditions, including, among others, the approval of the REIT Merger by our stockholders, the accuracy of the representations and warranties made by the parties in the Merger Agreement, the performance of the parties’ obligations under the Merger Agreement, and the absence of any material adverse effect on us, as defined in the Merger Agreement.

•

Completion of the Mergers (page 44). We anticipate completing the Mergers promptly after the REIT Merger is approved by our stockholders, subject to satisfaction of the other conditions in the Merger Agreement.

•

No Solicitation of Transactions by SSGT (page 51). The Merger Agreement restricts our ability to solicit other acquisition proposals, or to provide information to or engage in discussions with third parties regarding other acquisition proposals. However, under the terms of the Merger Agreement, we were permitted, for a period of 45 days following the signing of the Merger Agreement (the “go shop period”), to initiate, solicit, provide information, and enter into discussions concerning proposals relating to alternative business combination transactions, subject to the potential payment of a $2.9 million termination fee. Upon expiration of the go shop period, we had not received an alternative acquisition proposal nor were we negotiating with any prospective buyer. Following expiration of the go shop period, our board of directors is permitted to change its recommendation with respect to the REIT Merger in response to a superior proposal and, upon payment of a $9.6 million termination fee, we are permitted to terminate the Merger Agreement and enter into an agreement with respect to a superior proposal.

•

Termination of the Merger Agreement (page 57). The Merger Agreement may be terminated in certain circumstances prior to the completion of the REIT Merger. These circumstances include, among others and subject to the requirements for termination in the Merger Agreement:

•	by mutual written consent of SST II and us;

•	by either SST II or us if:

•	the REIT Merger has not been consummated on or before April 1, 2019 (so long as the terminating party is not at fault);

•

there is a final, non-appealable order or injunction prohibiting the Mergers (so long as such order or injunction is not the result of the terminating party’s failure to satisfy its obligations under the Merger Agreement);

•

our stockholders fail to approve the REIT Merger (so long as the failure to obtain stockholder approval was not due to an action or the failure to act on our part that constitutes a material breach of any of our obligations under the Merger Agreement).

•	by SST II, if:

•

we breach or fail to perform any of our representations, warranties, covenants, or other agreements set forth in the Merger Agreement which would, or would reasonably be expected to, result in a failure of SST II’s conditions to consummation of the Mergers and we do not cure such breach within a specified period; or

•

our board of directors changes its recommendation of the REIT Merger in a manner adverse to SST II or recommends any other acquisition proposal, we fail to include in this proxy statement our board of directors’ recommendation in favor of approval of the REIT Merger, or our board of directors otherwise enters into an agreement with respect to any other acquisition proposal in breach of the Merger Agreement; and

•	by us, if:

•

SST II breaches or fails to perform any of its representations, warranties, covenants, or other agreements set forth in the Merger Agreement which would, or would reasonably be expected to, result in a failure of our conditions to consummation of the Mergers and SST II does not cure such breach within a specified period;

•

prior to our stockholders approving the REIT Merger, a certain development or change in circumstances occurs (an “intervening event”) and our board of directors determines that the failure to terminate the Merger Agreement would be inconsistent with their duties under applicable law, provided that we concurrently pay a $9.6 million termination fee; or

•

we accept a superior proposal in compliance with the Merger Agreement and enter into a definitive agreement with respect to the superior proposal, provided that we concurrently pay a $9.6 million termination fee.

•

Termination Fees (page 59). We are required to pay a termination fee of $9.6 million if the Merger Agreement is terminated under certain circumstances, including, among others, termination by us as a result of an intervening event or our acceptance of a superior proposal in compliance with the Merger Agreement and entry into a definitive agreement with respect to such superior proposal. The Merger Agreement also provides that SST II is required to pay us a reverse termination fee of $9.6 million under specified circumstances related to the failure by SST II to consummate the closing.

•

Expense Reimbursement (page 59). Generally, all fees and expenses incurred in connection with the REIT Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses. However, we and SST II may be obligated to pay the other party an amount up to $2 million in expense reimbursements if the Merger Agreement is terminated under certain circumstances.

•

Interests of Certain Persons in the Mergers (page 42). Our directors and executive officers have interests in the Mergers that may be different from, or in addition to, the interests of our stockholders generally. These interests include, among others, a disposition fee payable in connection with the Mergers, a distribution for redemption of a special limited partner interest in connection with the Mergers, beneficial ownership of OP Units, and the vesting of shares of restricted stock. In addition, as we and SST II are both non-traded REITs sponsored by SmartStop, most of our executive officers are also executive officers of SST II and one of our directors is also a director of SST II. Our board of directors and the SSGT special committee were aware of these interests and considered them, among other matters, in reaching their respective decisions to approve the REIT Merger pursuant to the Merger Agreement.

•

Financing and SST II Stockholder Approval (page 37). The transaction value of the Mergers is approximately $350 million, which includes outstanding debt to be assumed or repaid by SST II as of November 15, 2018, but excludes transaction costs. We understand from SST II that it is in the process of negotiating new loans in order to finance the Mergers, which would include the financing of our properties, the refinancing of certain of SST II’s existing properties, and the payoff of certain of SST II’s existing loans. The consummation of the Mergers is not subject to any financing condition or SST II stockholder approval.

•	Deregistration of Our Common Stock (page 37). If the REIT Merger is completed, our common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•

Material United States Federal Income Tax Consequences (page 37). The receipt of the merger consideration for each share of our common stock pursuant to the REIT Merger will be a taxable transaction for U.S. federal income tax purposes. Generally for U.S. federal income tax purposes, you will recognize gain or loss as a result of the REIT Merger measured by the difference, if any, between the merger consideration per share and your adjusted tax basis in that share. In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws, including pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and Foreign Account Tax Compliance Act (“FATCA”). Tax matters can be complicated, and the tax consequences of the REIT Merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the REIT Merger to you.

•

No Appraisal or Dissenters’ Rights (page 62). As permitted by Maryland General Corporation Law (“MGCL”), our charter provides that stockholders are not entitled to exercise any appraisal rights unless our board of directors, upon the affirmative vote of a majority of the board of directors, determines that such rights apply. Because our board of directors has not made such a determination, our stockholders are not entitled to exercise any appraisal rights in connection with the REIT Merger or any other transactions contemplated by the Merger Agreement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGERS

The following questions and answers address briefly some questions you may have regarding the special meeting and the Mergers. These questions and answers do not address all questions that may be important to you. Accordingly, we urge you to read this entire proxy statement carefully, including the annexes to this proxy statement and the other documents to which we have referred you.

Q:	Why am I receiving this proxy statement?

A:

You are receiving this proxy statement and the accompanying proxy card because at the close of business on November 26, 2018, the record date for the special meeting, you owned shares of our common stock. This proxy statement contains information related to the solicitation of proxies for use at the special meeting of stockholders, to be held at 10:00 a.m., local time, on Friday, January 18, 2019 at our offices located at 10 Terrace Road, Ladera Ranch, California 92694, for the purposes stated in the accompanying Notice of Special Meeting of Stockholders. This solicitation is made by our board of directors on our behalf.

Q:	What will I be voting on at the special meeting?

A:	You will be asked to vote on the following proposals:

•	to approve the REIT Merger pursuant to the Merger Agreement; and

•	to approve adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the special meeting to approve the REIT Merger.

Q:	Will any other items of business come before the special meeting?

A:

No. As permitted by Maryland law, our bylaws require that any matter to be considered at the special meeting must be described in the Notice of Special Meeting of Stockholders. As such, the only items of business to come before the special meeting are those proposals described in the Notice of Special Meeting of Stockholders.

Q:	What is the proposed transaction?

A:

The proposed transaction is the acquisition of SSGT by SST II pursuant to the Merger Agreement. The proposed transaction will be effected by two different transactions. First, we will merge with and into Merger Sub, following which Merger Sub will continue as the surviving company, and we will cease to exist as a separate public reporting company. Second, immediately after the completion of the REIT Merger, SSGT OP will merge with and into SST II OP, following which SST II OP will continue as the surviving entity. For additional information about the Mergers, please review the Merger Agreement attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the principal document governing the Mergers.

Q:	What effects will the REIT Merger have on us?

A:

As a result of the REIT Merger, we will cease to be a public reporting company and our assets will be indirectly wholly-owned by SST II. Following the consummation of the REIT Merger, our common stock will be deregistered under the Exchange Act, and we will no longer file reports with the SEC.

Q:	What will I receive in the REIT Merger if it is completed?

A:

Upon completion of the REIT Merger, our stockholders will be entitled to receive an amount in cash equal to $12.00 per share of our common stock, without interest and less any applicable withholding taxes. If we split, combine, or otherwise reclassify our securities, pay distributions in stock (other than common stock issued pursuant to our distribution reinvestment plan), or engage in a reclassification, recapitalization, or other similar transaction, the consideration payable to holders of our common stock will be adjusted by an amount required to provide such holders the same economic effect as contemplated by the Merger Agreement prior to such change. The consideration to be received by our stockholders and the holders of OP Units in connection with the Mergers represents a total purchase price of approximately $350 million, which includes outstanding debt to be assumed or repaid by SST II as of November 15, 2018, but excludes transaction costs.

Q:	Will I receive my regular dividends with respect to the common stock that I own?

A:

Yes. On September 26, 2018, our board of directors authorized a distribution rate for the fourth quarter of 2018 of $0.0013698630 per day per share on the outstanding shares of our common stock payable to stockholders of record of such shares as shown on our books at the close of business on each day during the period, commencing on October 1, 2018 and continuing on each day thereafter through and including December 31, 2018. Pursuant to the Merger Agreement, through the effective time of the REIT Merger, we are permitted to continue paying holders of our common stock regular cash dividends in accordance with past practice at a rate not to exceed the daily rate of $0.0013698630 (which equates to an annual rate of $0.50 per share).

Q:	Will I have to pay taxes on the merger consideration I receive?

A:

Yes. The receipt of the merger consideration for each share of our common stock pursuant to the REIT Merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, you will recognize gain or loss as a result of the REIT Merger measured by the difference, if any, between the merger consideration per share and your adjusted tax basis in that share of our common stock. In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws, including FIRPTA and FATCA. See “Material United States Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the REIT Merger. Tax matters can be complicated, and the tax consequences of the REIT Merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the REIT Merger to you.

Q:	When do you expect the Mergers to be completed?

A:

We are working to complete the Mergers as soon as possible. If our stockholders approve the REIT Merger at the special meeting, and assuming that the other conditions to the Mergers are satisfied or waived, we anticipate that the Mergers will become effective promptly after the special meeting.

Q:	If the Mergers are completed, when can I expect to receive payment?

A:

After the Mergers are completed, SST II will arrange, via its paying agent, to send a letter of transmittal to stockholders. Holders of book-entry shares will automatically, upon the effective time and without any further action by such stockholder, be entitled to receive the merger consideration due to such stockholder.

Q:	What happens if the Mergers are not consummated?

A:

If the REIT Merger is not approved by our stockholders, or if the Mergers are not consummated for any other reason, our stockholders will not receive any payment for their shares in connection with the REIT Merger. Instead, we will remain a public reporting company. Under specified circumstances, we may be required to pay SST II a termination fee of $9.6 million, or SST II may be required to pay us a reverse termination fee of $9.6 million. We or SST II may also be required to pay to the other party an expense reimbursement of up to $2.0 million under certain circumstances. See “The Merger Agreement—Termination of the Merger Agreement—Termination Fees and Expense Reimbursement.”

Q:	When and where is the special meeting?

A:	The special meeting will take place at 10:00 a.m., local time, on Friday, January 18, 2019 at our offices located at 10 Terrace Road, Ladera Ranch, California 92694.

Q:	Who can vote at the special meeting?

A:

Except as described below with respect to shares held by our Advisor, our directors, and their affiliates, holders of record of shares of our common stock as of the close of business on November 26, 2018, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. Our common stock (consisting of both Class A shares and Class T shares) is the only class of securities entitled to vote at the special meeting. Notwithstanding the foregoing, due to the related party nature of the proposed transaction, shares owned by our Advisor, our directors, and their affiliates will not be voted on the proposal to approve the REIT Merger and will not be included in determining the requisite percentage of shares necessary to approve the REIT Merger.

Q:	Who can attend the special meeting?

A:

You can attend the special meeting if you are a record or beneficial holder of shares of our common stock at the close of business on the record date, or a duly appointed proxy. You will need to present proof of share ownership and valid picture identification, such as a driver’s license or passport, before being admitted. If your shares are held beneficially in the name of a bank, broker or other nominee (i.e., in “street name”), you must present proof of ownership by presenting a bank or brokerage account statement reflecting your share ownership as of the record date.

Q:	How many votes do I have?

A:

Except as described above with respect to shares held by our Advisor, our directors, and their affiliates, you have one vote on each proposal presented at the special meeting for each share of our common stock that you owned on the record date. Each fractional share of our common stock outstanding on the record date is entitled to a commensurate fractional vote on each proposal presented at the special meeting.

Q:	What will constitute a quorum at the special meeting?

A:

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote will constitute a quorum for the conduct of business at the special meeting. We will include abstentions, if any, in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum. There can be no “broker non-votes” at the special meeting, so failure to provide instructions to your broker, bank, or other nominee on how to vote will result in your shares not being counted as present at the meeting. A “broker non-vote” occurs when shares held by a broker, bank, or other nominee are represented at the meeting, but the broker, bank, or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals. The only proposals to be voted on at the special meeting are regarded as “non-routine” matters, meaning that your broker, bank, or other nominee may not vote on these proposals without instructions from you.

As of the record date, there were 26,706,924 shares of our common stock outstanding. Approximately 13,350,000 shares of our common stock must be represented at the special meeting to obtain a quorum on each proposal.

Q:	What vote is required to approve the REIT Merger?

A:

Approval of the REIT Merger requires the affirmative vote of holders of shares of our common stock entitled to cast a majority of the votes entitled to be cast on the matter at the special meeting. Except as described above with respect to shares held by our Advisor, our directors, and their affiliates, each share of our common stock that was outstanding on the record date entitles the holder to one vote on each proposal presented at the special meeting. Each fractional share of our common stock outstanding on the record date is entitled to a commensurate fractional vote on each proposal presented at the special meeting. Because the required vote for this proposal is based on the number of outstanding shares of our common stock entitled to vote at the special meeting, rather than the number of votes cast, failure to vote your shares, abstentions, and a failure to provide instructions to your broker, bank, or other nominee with respect to this proposal will have the same effect as voting against approval of the REIT Merger.

Q:	What vote is required to approve the proposal to adjourn the special meeting?

A:

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of not less than a majority of the votes cast on the matter. If you fail to vote your shares or abstain from voting with respect to this proposal, or if you fail to provide instructions to your broker, bank or other nominee with respect to this proposal, your failure to vote will not have any effect on the outcome, assuming a quorum is present.

Q:	How does the board of directors recommend that I vote?

A:

Upon the recommendation of the SSGT special committee, our board of directors has unanimously (with Mr. Schwartz abstaining) authorized and approved the Merger Agreement, the REIT Merger, and the other transactions contemplated by the Merger Agreement, and declared that the Merger Agreement, the REIT Merger, and the other transactions contemplated by the Merger Agreement are fair and reasonable, both financially and otherwise, to the company and advisable and in the best interests of the company and our stockholders. Accordingly, our board of directors unanimously (with Mr. Schwartz abstaining) recommends you vote “FOR” the approval of the REIT Merger at the special meeting. Please see “The REIT Merger—Reasons for the REIT Merger and Recommendation of Our Board of Directors” on page 26 for a discussion of the material factors, risks and countervailing factors considered by our board of directors in making its recommendation. Our board of directors also recommends that you vote “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies.

Q:	How do I cast my vote?

A:

If you hold your shares of our common stock directly, you may vote in person at the special meeting or submit a proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope, or, if you prefer, you can submit voting instructions via telephonic or Internet proxy authorization by following the instructions on the enclosed proxy card.

Q:	How do I cast my vote if my shares of common stock are held in “street name” through a broker, bank or other nominee?

A:

If you hold your shares of our common stock in “street name” through a broker, bank, or other nominee, your broker, bank or other nominee will not vote your shares unless you provide instructions on how to vote. You must obtain a voting instruction form from the broker, bank, or other nominee that is the record holder of your shares and provide the broker, bank, or other nominee with instructions on how to vote your shares. Your broker, bank, or other nominee may not vote on the proposals without instructions from you. Failure to provide instructions to your broker, bank, or other nominee on how to vote will result in your shares not being counted as present at the special meeting. If you hold your shares of our common stock in “street name” through a broker, bank or other nominee, you may also vote in person at the special meeting if you bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned shares on the record date.

Q:	What will happen if I fail to vote or abstain from voting?

A:

If you fail to cast your vote in person or by proxy, or if you hold your shares of our common stock in “street name” through a broker, bank or other nominee and fail to give voting instructions to the record holder of your shares, or if you abstain from voting, it will have the same effect as a vote against the proposal to approve the REIT Merger.

If you fail to cast your vote in person or by proxy, or if you hold your shares of our common stock in “street name” through a broker, bank or other nominee and fail to give voting instructions to the record holder of your shares, or if you abstain from voting, it will not have any effect on the outcome of the proposal to approve any adjournments of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies, assuming a quorum is present.

Q:	How will proxy cards be voted?

A:

If you properly submit a proxy card prior to the special meeting, or you properly submit a proxy via telephonic or Internet proxy authorization, your shares will be voted as you direct. If you properly submit a proxy card prior to the special meeting, but do not indicate how to vote your shares, your shares will be voted “FOR” the approval of the REIT Merger and “FOR” the proposal to approve any adjournments of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies.

Q:	What happens if I sell my shares before the special meeting?

A:

If you hold shares of our common stock at the close of business on the record date but transfer these shares prior to the special meeting, you will retain your right to vote at the special meeting, but not the right to receive the merger consideration. Only a person who holds shares of our common stock at the effective time of the REIT Merger is entitled to receive the merger consideration.

Q:	Can I change my vote?

A:	Yes. You may change or revoke a previously granted proxy at any time before it is exercised by either:

•	submitting a later-dated proxy card, in person at the special meeting or by mail, or otherwise submitting a new proxy via telephonic or Internet proxy authorization; or

•	delivering instructions to us at our executive offices by writing to Strategic Storage Growth Trust, Inc., Attention: James L. Berg, 10 Terrace Road, Ladera Ranch, California 92694.

To be effective, a proxy revocation must be received by us at or prior to the special meeting. Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy.

If your shares are held in “street name,” then you may change your vote by submitting new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the special meeting if you bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned shares on the record date.

Q:	Should I send in my share certificates now?

A:

No. Shortly after the Mergers are completed, SST II will arrange to send a letter of transmittal to stockholders whose shares are certificated. Payments and exchanges will be made to stockholders upon submission of the letter of transmittal, properly endorsed share certificates, if applicable, and other documentation that may be required. You should use the letter of transmittal to exchange share or unit certificates for the merger consideration to which you are entitled as a result of the Mergers. DO NOT SEND ANY CERTIFICATES WITH YOUR PROXY.

Q:	What if my shares are uncertificated?

A:

For those holders of record of uncertificated shares of our common stock or represented by book-entry positions (the “Book-Entry Shares”), as soon as reasonably practicable following the effective time, such Book-Entry Shares will be converted into the merger consideration and reflected as such in the account where your shares are held. SST II will arrange to send you your merger consideration in respect of your shares of our common stock.

Q:	Are stockholders entitled to appraisal rights?

A:

As permitted by the MGCL, our charter provides that stockholders are not entitled to exercise any appraisal rights unless our board of directors, upon the affirmative vote of a majority of the board of directors, determines that such rights may be exercised. Because our board of directors has not made such a determination, our stockholders are not entitled to exercise any appraisal rights. For more information, see “No Appraisal or Dissenters’ Rights” on page 62 of this proxy statement.

Q:	Where can I find more information about the company?

A:

We file certain information with the SEC. This information is available at the Internet site the SEC maintains at http://www.sec.gov and on our website at http://www.strategicreit.com. Information contained on our website is not part of, or incorporated by reference in, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 62.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

We will bear the cost of soliciting proxies for the special meeting. Our board of directors is soliciting your proxy on our behalf. Our directors and officers and employees of SmartStop may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We have also retained Mediant, Inc. (“Mediant”) to assist us in the solicitation of proxies, and have agreed to pay them approximately $28,000, plus reimbursement of out-of-pocket expenses, for their services. We also expect to incur approximately $14,000 in expenses related to printing of these proxy materials. We will also request that banking institutions, brokerage firms, custodians, directors, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of shares of our common stock held of record by such persons, and we will, upon request of such persons, reimburse forwarding charges and out-of-pocket expenses.

Q:	What is “householding” and how does it affect me?

A:

The SEC has adopted a rule concerning the delivery of documents filed by us with the SEC, including proxy statements, which allows us to send a single proxy statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “householding.” This rule benefits both you and us. It reduces the volume of duplicate information received at your household and helps us reduce expenses. Each stockholder subject to householding will continue to receive a separate proxy card or voting instruction card.

We will promptly deliver, upon written or oral request, a separate copy of this proxy statement to a stockholder at a shared address to which a single copy was previously delivered. If you received a single copy of this proxy statement, but you would prefer to receive your own copy, you may direct requests for separate copies to Strategic Storage Growth Trust, Inc., Attention: James L. Berg, 10 Terrace Road, Ladera Ranch, California 92694 or call us at (877) 327-3485. Also, if your household currently receives multiple copies of disclosure documents and you would like to receive just one set, please contact us at the same address and phone number.

Q:	Who can help answer my other questions?

A:	If you have more questions about the special meeting or the Mergers, you should contact James L. Berg, our Secretary, as follows:

Strategic Storage Growth Trust, Inc.

Attention: James L. Berg

10 Terrace Road

Ladera Ranch, California 92694

(877) 327-3485

If you hold your shares in “street name” through a broker, bank or other nominee, you may also call your broker, bank or other nominee for additional information.

You should rely only on the information provided in or incorporated by reference into this proxy statement. We have not authorized anyone to provide you with different information. You should assume that the information in this proxy statement is accurate only as of the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements about the expected timing, completion and effects of the Mergers and the other transactions contemplated by the Merger Agreement and all other statements in this proxy statement and the information incorporated by reference herein, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.

All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. We may not be able to complete the proposed transaction on the terms described herein or other acceptable terms or at all because of a number of factors, including without limitation, the following: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ii) the failure to obtain the approval of our stockholders of the REIT Merger or the failure to satisfy the other closing conditions to the Mergers; (iii) risks related to disruption of management’s attention from SSGT’s ongoing business operations due to the transaction; and (iv) the effect of the announcement of the Mergers on the ability of the parties to retain and hire key personnel, maintain relationships with their customers and suppliers, and maintain their operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent our views as of the date on which such statements were made. We anticipate that subsequent events and developments may cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof. Additional factors that may affect our business or financial results are described in the risk factors included in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. We expressly disclaim a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors for use at a special meeting to be held on Friday, January 18, 2019 at 10:00 a.m., local time. The special meeting will take place at our offices located at 10 Terrace Road, Ladera Ranch, California 92694.

Purpose

The purpose of the special meeting is for you to consider and vote upon the following proposals:

•	to approve the REIT Merger pursuant to the Merger Agreement; and

•

to approve any adjournments of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to approve the REIT Merger.

Our stockholders must approve the REIT Merger for the REIT Merger to occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety. Please see “The Merger Agreement” on page 44 below for a summary of the material provisions of the Merger Agreement.

Record Date, Notice and Quorum

Only holders of shares of our common stock at the close of business on November 26, 2018, which is the record date for the special meeting, are entitled to receive notice of and vote at the special meeting or any postponements or adjournments of the special meeting. On the record date, there were 26,706,924 shares of our common stock outstanding.

The presence at the special meeting, represented in person or by proxy, of holders of a majority of our outstanding common stock at the close of business on the record date and entitled to vote will constitute a quorum for conduct of business at the special meeting. A quorum is necessary to hold the special meeting. Any shares of our common stock held by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. In addition, due to the related party nature of the proposed transaction, shares owned by our Advisor, our directors, and their affiliates will not be voted on the proposal to approve the REIT Merger and will not be included in determining the requisite percentage of shares necessary to approve the REIT Merger. Abstentions will be counted as shares present for the purposes of determining a quorum.

Required Vote

Approval of the REIT Merger requires the affirmative vote of holders of shares of our common stock entitled to cast a majority of the votes entitled to be cast on the matter at the special meeting. Except as described above with respect to shares held by our Advisor, our directors, and their affiliates, each share of our common stock that was outstanding on the record date entitles the holder to one vote on each proposal presented at the special meeting. Each fractional share of our common stock outstanding on the record date is entitled to a commensurate fractional vote on each proposal presented at the special meeting. Because the required vote for this proposal is based on the number of outstanding shares of our common stock rather than on the number of votes cast, failure to vote the shares of our common stock that you own (including as a result of failing to provide instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting against approval of the REIT Merger.

The proposal to approve any adjournments of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the votes cast on the matter. For this proposal, if you abstain from voting or fail to vote shares of our common stock that you own, or if you fail to provide instructions to your broker, bank or other nominee, such failure will not have any effect on the outcome of the proposal, assuming a quorum is present.

Voting by our Directors and Executive Officers

As of the record date, our directors and executive officers owned an aggregate of approximately 6,900 shares of our common stock, representing approximately 0.03% of the shares of our common stock outstanding on that date. Due to the related party nature of the proposed transaction, shares owned by our Advisor, our directors, and their affiliates will not be voted on the proposal to approve the REIT Merger and will not be included in determining the requisite percentage of shares necessary to approve the REIT Merger.

Voting

Stockholders of record may cause their shares of our common stock to be voted using one of the following methods:

•	mark, sign, date and return the enclosed proxy card by mail;

•	submit your proxy or voting instructions by telephone or by Internet by following the instructions included with your proxy card; or

•	appear and vote in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, we request that you complete and return your proxy as promptly as possible. If you own shares through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you. You should instruct your broker, bank or other nominee as to how to vote your shares, following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your shares.

Proxies and Revocation

If you submit a proxy, your shares will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” approval of the REIT Merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies.

You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:

•

submitting a later-dated proxy, in person at the special meeting or by mail, or submitting your proxy or voting instructions by telephone or by Internet at a date after the date of the previously submitted proxy relating to the same shares;

•

delivering instructions to our Secretary in writing at our executive offices located at: Strategic Storage Growth Trust, Inc., Attention: James L. Berg, 10 Terrace Road, Ladera Ranch, California 92694; or

•	by attending the special meeting and voting in person by ballot.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you own your shares in “street name,” you may revoke or change previously delivered voting instructions by following the instructions provided by the broker, bank or other nominee that is the registered owner of shares of our common stock.

You will only be asked to approve the REIT Merger pursuant to the Merger Agreement, and any adjournments of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. No additional matters will be brought before the special meeting.

We will pay the costs of soliciting proxies for the special meeting. Our directors and officers and employees of SmartStop may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We have retained Mediant to assist us in the solicitation of proxies, and will pay fees of approximately $28,000, plus reimbursement of out-of-pocket expenses, to Mediant for its services. We also expect to incur approximately $6,600 in expenses related to printing of these proxy materials. In addition, our arrangement with Mediant includes provisions obligating us to indemnify it for certain liabilities that could arise in connection with its solicitation of proxies on our behalf. We will also request that individuals and entities holding shares of our common stock in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and, upon request, will reimburse those holders for their reasonable expenses in performing those services.

Adjournments; Other Procedural Matters

If a quorum is not present in person or represented by proxy at the special meeting, the chairperson of the meeting may adjourn the meeting from time to time to a date not more than 120 days after the record date for the special meeting, without notice other than announcement at the special meeting. At the adjourned special meeting at which a quorum is present, any business may be transacted that might have been transacted at the special meeting as originally notified.

If a quorum is present in person or represented by proxy at the special meeting, but there are not sufficient votes at the special meeting to approve the REIT Merger, then the persons named as proxies on the proxy card may be asked to approve one or more adjournments of the special meeting to permit further solicitation of proxies. The persons named as proxies on the proxy card will only have the authority to approve such adjournments as instructed by you or your proxy. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already granted their proxies to revoke them at any time prior to their use. Please see “Approval for Certain Adjournments of the Special Meeting” on page 60.

The grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in their discretion on procedural matters incident to the conduct of the special meeting. If the persons named as proxies on the proxy card are asked to vote for one or more adjournments of the special meeting for matters incidental to the conduct of the special meeting, as opposed to adjournments to solicit additional proxies, such persons will have the authority to vote in their discretion on such matters.

THE PARTIES TO THE MERGERS

Strategic Storage Growth Trust, Inc.

10 Terrace Road

Ladera Ranch, California 92694

(877) 327-3485

We are an externally-managed REIT formed as a Maryland corporation on March 12, 2013, to own, operate, acquire, develop and redevelop self storage facilities located throughout the United States and Canada. We have elected to qualify as a REIT for federal income tax purposes. We are a non-traded REIT sponsored by SmartStop.

We derive substantially all of our revenues from: (i) rents received from tenants who rent storage units under month-to-month leases at each of our self storage facilities; (ii) sales of packing- and storage-related supplies at our storage facilities; and (iii) tenant insurance.

Our website is www.strategicreit.com. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement. For additional information about us and our business, please refer to “Where You Can Find More Information” on page 62.

SS Growth Operating Partnership, L.P.

c/o Strategic Storage Growth Trust, Inc.

10 Terrace Road

Ladera Ranch, California 92694

(877) 327-3485

SS Growth Operating Partnership, L.P., or SSGT OP, is a Delaware limited partnership through which we conduct substantially all of our business and own, either directly or indirectly through subsidiaries, substantially all of our assets. We are the sole general partner of SSGT OP, and therefore, we control SSGT OP. This structure is commonly referred to as an umbrella partnership REIT or “UPREIT.”

Strategic Storage Trust II, Inc.

10 Terrace Road

Ladera Ranch, California 92694

(877) 327-3485

Strategic Storage Trust II, Inc., or SST II, is an externally-managed REIT formed as a Maryland corporation on January 8, 2013, to own, operate, and acquire self storage facilities located throughout the United States and Canada. SST II has elected to qualify as a REIT for federal income tax purposes. SST II is a non-traded REIT sponsored by SmartStop.

SST II derives substantially all of its revenues from: (i) rents received from tenants who rent storage units under month-to-month leases at each of its self storage facilities; (ii) sales of packing- and storage-related supplies at its storage facilities; and (iii) tenant insurance.

SST II’s website is www.strategicreit.com. The information contained on SST II’s website is not incorporated into, and does not form a part of, this proxy statement.

Strategic Storage Operating Partnership II, L.P.

c/o Strategic Storage Trust II, Inc.

10 Terrace Road

Ladera Ranch, California 92694

(877) 327-3485

Strategic Storage Operating Partnership II, L.P., or SST II OP, is a Delaware limited partnership and a subsidiary of SST II. Substantially all of SST II’s assets are owned, directly or indirectly, and substantially all of

SST II’s operations are conducted, directly or indirectly, through SST II OP. SST II is the sole general partner of SST II OP, and therefore, it controls SST II OP, resulting in an UPREIT structure.

SST II Growth Acquisition, LLC

c/o Strategic Storage Trust II, Inc.

10 Terrace Road

Ladera Ranch, California 92694

(877) 327-3485

SST II Growth Acquisition, LLC, or Merger Sub, is a Maryland limited liability company and a wholly-owned subsidiary of SST II. Merger Sub was formed by SST II on September 25, 2018 in connection with the Mergers. Pursuant to the Merger Agreement, we will merge with and into Merger Sub, with Merger Sub remaining as the surviving entity.

THE REIT MERGER

(PROPOSAL 1)

The following is a description of the material aspects of the REIT Merger. While we believe that the following description covers the material terms of the REIT Merger, the description may not contain all of the information that is important to our stockholders. We encourage our stockholders to carefully read this entire proxy statement, including the Merger Agreement and the other documents attached to this proxy statement and incorporated herein by reference, for a more complete understanding of the REIT Merger.

General

Each of our board of directors and the SSGT special committee has approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the REIT Merger. In the REIT Merger, SSGT will merge with and into Merger Sub, with Merger Sub being the surviving entity in the REIT Merger and continuing as a wholly-owned subsidiary of SST II. Upon completion of the REIT Merger, all shares of our common stock will be automatically cancelled and converted into the right to receive the cash consideration described below under “The Merger Agreement—Consideration to be Received in the Merger—REIT Merger Consideration.”

Immediately following the REIT Merger, SSGT OP will merge with and into SST II OP, with SST II OP being the surviving entity in the Partnership Merger. We already have taken all actions necessary to approve the Partnership Merger and no further approval of any of the limited partners of SSGT OP is required to complete the Partnership Merger. As such, this proxy statement does not constitute any solicitation of consents with respect to the Partnership Merger.

Background of the REIT Merger

We were incorporated in March 2013 and we commenced our initial public offering in January 2015. In connection with our initial public offering, we indicated that we intended to achieve, within three to five years after completion of our initial public offering, and subject to prevailing market conditions, a liquidity event by merging, reorganizing or otherwise transferring our company or our assets to another entity that has listed securities, by selling our properties and liquidating, by listing our shares on a national securities exchange, or otherwise by creating a liquidity event for our stockholders.

Since completion of our initial public offering, our board of directors periodically and in the ordinary course has reviewed our strategic plan. As part of that review process, our board of directors has considered, among other things, our operational and financial performance, our business outlook, macroeconomic factors, and the real estate valuation environment and real estate valuation trends. In addition, our board of directors has also considered the various challenges we face as a public company and non-traded REIT, including the competitive environment for acquiring self storage real estate assets and the challenges of owning and managing a portfolio of growth properties, as well as the net losses and accumulated deficits we have incurred. We face intense competition in every market in which we purchase or develop self storage facilities. We compete with numerous national, regional and local developers, owners and operators in the self storage industry, some of which have greater capital resources, greater cash reserves, less demanding rules governing distributions to stockholders and a greater ability to borrow funds to acquire self storage facilities. Likewise, given our smaller scale relative to other public self storage REITs, our cost of capital has remained higher than that of those other REITs and, because our shares are not listed on a national securities exchange, we have less ability to raise new capital.

As part of its regular review of our strategic plan and over the course of several meetings, our board of directors discussed the possibility of engaging in a liquidity event. Our board of directors, with the input and assistance of our management, reviewed investment opportunities and possible strategic alternatives that could be available to us, including, among other things, analyzing joint venture opportunities with large institutional investors or increasing our leverage to acquire additional growth properties and the potential short-term erosion of our estimated net asset value.

On February 23, 2018, we held a board retreat to continue the discussion of our strategic alternatives. During this meeting, representatives of KeyBanc made a presentation to the board relating to a capital markets update, the REIT market, the self storage market and self storage REITs. In addition, representatives of CBRE Group, Inc. made a presentation to the board on the general state of the self storage industry.

In early March 2018, we were contacted by representatives of SST II to see if there would be interest in considering a potential transaction. Our board of directors was familiar with SST II and its portfolio because both we and SST II are sponsored by SmartStop, an entity that provides real estate advisory, asset management and property management services to us and SST II. There is also substantial overlap between our management and the SST II management team, and Mr. Schwartz, who is our Chief Executive Officer and the Chairman of our board of directors, is also the Chief Executive Officer of SST II and the Chairman of the SST II board of directors. Our board of directors thought a potential transaction with SST II could achieve the liquidity objective noted above. Accordingly, our board of directors authorized management to enter into a nondisclosure agreement with SST II to explore, on a preliminary basis, a potential transaction with SST II.

On March 16, 2018, we entered into a nondisclosure agreement with SST II.

On May 16, 2018, in light of the possibility of potential conflicts of interest in our board of directors’ consideration of strategic alternatives, including, but not limited to, a potential transaction with SST II, at a joint meeting of our board of directors and our board of directors’ nominating and corporate governance committee (the “SSGT governance committee”), our board of directors and the SSGT governance committee formed the SSGT special committee consisting of Leon W. Holmes and Stephen G. Muzzy, and delegated to the SSGT special committee the authority to review and evaluate strategic alternatives for SSGT, including a potential sale of the company or its assets. Mr. Holmes and Mr. Muzzy are members of our board of directors who are independent from our management and do not serve as directors of SST II. Mr. Holmes was appointed as the Chairman of the SSGT special committee. At the May 16 joint meeting, the engagement of Bass, Berry & Sims PLC (“Bass Berry”) as counsel to the SSGT special committee was authorized, as was the engagement of Shapiro Sher Guinot & Sandler, P.A. (“Shapiro Sher”) as counsel to the SSGT special committee with respect to matters of Maryland law. The SSGT governance committee also discussed the role and selection of a financial advisor to advise the SSGT special committee. The SSGT governance committee concluded that the SSGT special committee should consider various financial advisors before selecting one to advise the SSGT special committee.

On May 24, 2018, we received a term sheet (the “May 24 term sheet”) from the special committee of the board of directors of SST II, which was formed to consider a potential transaction with us (the “SST II special committee”), proposing an all cash merger transaction that valued our real estate portfolio at $365.0 million, subject to various adjustments (“purchase adjustments”), including balance sheet adjustments for our remaining capital expenditures, our outstanding debt, our cash on hand and other net assets, and the fees and expenses we would be expected to incur in the transaction. The purchase adjustments made by the SST II special committee equated to deductions of approximately $51.8 million. The May 24 term sheet also provided for a “no shop” clause (to prevent solicitation of alternative acquisition proposals from other parties), a termination fee equal to 3.0% of equity value payable by us to SST II upon certain events of termination, expense reimbursement by us to SST II in the event our stockholders do not approve the merger, and a 60-day exclusivity period. The May 24 term sheet provided that the closing of the transaction would not be conditioned on SST II obtaining any necessary financing.

On May 25, 2018, the SSGT special committee met, together with representatives of Bass Berry and Shapiro Sher, to review the May 24 term sheet and to discuss the engagement of a financial advisor. The SSGT special committee discussed four investment banking firms to potentially serve as the SSGT special committee’s financial advisor, and the SSGT special committee determined not to negotiate with SST II without first engaging a financial advisor and having that financial advisor perform a preliminary valuation analysis of SSGT. At the direction of the SSGT special committee, that same day Bass Berry informed representatives of Robert A. Stanger & Co. (“Stanger”), as the financial advisor to the SST II special committee, Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), as SST II’s regular corporate counsel, and Venable LLP (together with Nelson Mullins, the “SST II legal advisors”), as the SST II special committee’s counsel, that the SSGT special committee was in the process of considering financial advisors and would respond after a financial advisor had been engaged.

During the week of May 28, 2018, the SSGT special committee contacted each of the four investment banking firms that were discussed at its May 25 meeting regarding the financial advisory engagement, and the SSGT special committee requested materials from each firm with respect to its qualifications to serve as financial advisor. Following review of the materials provided, the SSGT special committee determined to formally interview two of the firms.

On June 4, 2018, the SSGT special committee separately met with each of the two firms to review their capabilities and qualifications for acting as the financial advisor to the SSGT special committee, including a review of any past or existing relationships between the firm and its affiliates, on the one hand, and either SSGT or SST II, on the other.

On June 6, 2018, the SSGT special committee met, together with representatives of Bass Berry, to discuss the engagement of a financial advisor. After discussing the qualifications of, and the SSGT special committee’s interviews with, both candidate firms, the SSGT special committee elected to engage KeyBanc to serve as its financial advisor. That determination was based on a number of factors, including, among others, KeyBanc’s experience in the REIT industry, particularly both with non-traded REITs and the self storage sector. The SSGT special committee also considered the historical lending relationship between us and KeyBank N.A., an affiliate of KeyBanc, as well as SST II’s historical lending relationship with KeyBank N.A. and its potential role in providing financing for any potential transaction. Given those lending relationships involving KeyBanc’s affiliate, the SSGT special committee also confirmed with KeyBanc its ability to deliver a fairness opinion in connection with a potential transaction.

On June 7, 2018, KeyBanc provided a draft of its engagement letter to the SSGT special committee. On June 8, 2018, the SSGT special committee met with representatives of Bass Berry to discuss the terms of the engagement letter. From June 8, 2018 through June 13, 2018, Bass Berry, on behalf of the SSGT special committee, and KeyBanc negotiated the terms of the engagement letter. On June 13, 2018, the SSGT special committee and KeyBanc entered into an engagement letter for KeyBanc to serve as the SSGT special committee’s exclusive financial advisor for the purpose of assisting the SSGT special committee in its consideration and evaluation of any potential transaction, including the transaction set forth in the May 24 term sheet from SST II.

On June 19, 2018, Shapiro Sher distributed an advisory memorandum to our board of directors regarding statutory standards of conduct under the MGCL, in advance of the June 20 meeting.

On June 20, 2018, our board of directors met, together with representatives of Bass Berry, Shapiro Sher and Nelson Mullins, as SSGT’s regular corporate counsel. Shapiro Sher reviewed with our board of directors the standards of conduct required of directors under the MGCL, both generally and in connection with proposed strategic alternatives. Our board of directors also discussed with representatives of Bass Berry, Shapiro Sher and Nelson Mullins the purpose and adoption of indemnification agreements for our directors and executive officers, after which our board of directors approved indemnification agreements for our directors and executive officers. Our board of directors, with input and assistance from Bass Berry, Shapiro Sher and Nelson Mullins, also discussed and determined the compensation for the members of the SSGT special committee, which was a one-time payment and not conditioned upon our entry into or consummation of a transaction. In light of Nelson Mullins’s role as regular corporate counsel to both SSGT and SST II, there was no discussion of any potential transaction at this meeting.

Following the meeting of our board of directors, on June 20, 2018, the SSGT special committee met, together with representatives of Bass Berry and Shapiro Sher, to discuss possible alternatives to a sale of the company to SST II. The SSGT special committee, with input and assistance of Bass Berry and Shapiro Sher, discussed benefits and disadvantages of performing a market check prior to entering into a definitive transaction agreement, whether with SST II or otherwise, compared to marketing the company during a go shop period once a definitive transaction agreement is entered into. At that time, the SSGT special committee determined that it should have KeyBanc’s preliminary valuation analysis prior to deciding whether to conduct a pre-signing market check.

On June 27, 2018, we entered into indemnification agreements with each of our directors and executive officers. In addition, on June 27, 2018, our board of directors considered and approved an amendment to our bylaws adding a forum selection provision.

On June 28, 2018, the SSGT special committee met with representatives of Bass Berry and KeyBanc. KeyBanc updated the SSGT special committee on the status of KeyBanc’s valuation analysis and KeyBanc provided the SSGT special committee with KeyBanc’s preliminary valuation of our real estate portfolio, subject to the remaining work to be performed by KeyBanc as part of its valuation analysis.

On July 3, 2018, we publicly announced, through the filing of a Current Report on Form 8-K with the SEC, that our board of directors had established the SSGT special committee to conduct a review of strategic alternatives and address any potential conflicts of interest, that the SSGT special committee had initiated a strategic review process to identify, examine, and consider a range of strategic alternatives available to us with the objective of maximizing stockholder value, and that the SSGT special committee had engaged KeyBanc as its financial advisor and Bass Berry as its legal counsel in connection with that strategic review process.

On July 18, 2018, the SSGT special committee met with representatives of Bass Berry and KeyBanc. At the meeting, KeyBanc presented its initial valuation analysis to the SSGT special committee. Based on that analysis, the SSGT special committee determined that it should engage in negotiations with SST II given the attractiveness of the value proposed by SST II in its May 24 term sheet. The SSGT special committee also discussed with Bass Berry and KeyBanc a proposed response by the SSGT special committee to SST II’s May 24 term sheet.

On July 20, 2018, the SSGT special committee met again, together with representatives of Bass Berry, to discuss the SSGT special committee’s response to the May 24 term sheet. At the direction of the SSGT special committee, Bass Berry sent a revised term sheet to Stanger and the SST II legal advisors, on behalf of SST II, that same day (the “July 20 term sheet”). The July 20 term sheet valued our real estate portfolio at $391.3 million, subject to purchase adjustments of approximately $38.3 million that the SSGT special committee considered appropriate. In addition, the July 20 term sheet provided for a 45-day go shop period, a termination fee of 0.50% of equity value during the go shop period and a termination fee of 2.50% of equity value after the go shop period, additional termination rights for SSGT (including upon SST II’s failure to obtain the necessary financing for the transaction), a reverse termination fee equal to 7.5% of equity value payable by SST II to us upon SST II’s failure to obtain the necessary financing for the transaction, no expense reimbursement by us to SST II in the event our stockholders do not approve the merger, and a 60-day exclusivity period.

On July 22, 2018, representatives of Bass Berry and Stanger held a call to discuss certain aspects of the July 20 term sheet, including the real estate portfolio valuation and the purchase adjustments.

On July 25, 2018, the SSGT special committee received a revised term sheet from SST II (the “July 25 term sheet”) which valued our real estate portfolio at $372.4 million, subject to the SST II special committee’s purchase adjustments of approximately $52.7 million. The July 25 term sheet also provided for a 30-day go shop period, a termination fee of 1.50% of equity value during the go shop period and a termination fee of 3.00% of equity value after the go shop period, no reverse termination fee payable by SST II to us, reimbursement of transaction-related expenses upon the occurrence of certain termination events (including termination if our stockholders do not approve the merger), and a 60-day exclusivity period.

On July 26, 2018, representatives of KeyBanc and Stanger held a call to discuss the valuation and purchase adjustments reflected in the July 25 term sheet.

On July 30, 2018, the SSGT special committee met, together with representatives from Bass Berry, Shapiro Sher and KeyBanc, to review and discuss the July 25 term sheet. KeyBanc presented its analysis of the July 25 term sheet, including various financial metrics implied by SST II’s valuation of our real estate portfolio. The SSGT special committee and KeyBanc also discussed the purchase adjustments reflected by the July 25 term sheet. The SSGT special committee also discussed, with input and assistance from Bass Berry, Shapiro Sher and KeyBanc, the terms of a proposed response to the July 25 term sheet.

On July 31, 2018, representatives of KeyBanc and Stanger held another call to discuss differences in the calculation of their respective purchase adjustments.

On August 2, 2018, the SSGT special committee met with representatives of Bass Berry, Shapiro Sher and KeyBanc to continue the discussion regarding the July 25 term sheet. KeyBanc reviewed with the SSGT special committee our financial information as of June 30, 2018 and the impact of that updated information on the purchase adjustments. Bass Berry and Shapiro Sher also reviewed with the SSGT special committee other proposed changes to the July 25 term sheet. With the recommendations of KeyBanc, Bass Berry and Shapiro Sher, the SSGT special committee approved a revised term sheet and directed Bass Berry to submit it to SST II.

On August 2, 2018, following the meeting of the SSGT special committee, Bass Berry provided the revised term sheet (the “August 2 term sheet”) to Stanger and the SST II legal advisors, on behalf of SST II. The August 2 term sheet valued our real estate portfolio at $376.1 million, subject to purchase adjustments of approximately $52.3 million that the SSGT special committee considered appropriate. The August 2 term sheet also provided for a 45-day go shop period, a termination fee of 0.50% of equity value during the go shop period and a termination fee of 3.00% of equity value after the go shop period, a reverse termination fee equal to 3.00% of equity value payable by SST II to us upon SST II’s failure to obtain the necessary financing for the transaction, a cap of $750,000 on each party’s obligation to reimburse the other for transaction-related expenses upon the occurrence of certain termination events, no expense reimbursement by us to SST II in the event our stockholders do not approve the merger, and a 45-day exclusivity period.

On August 3, 2018, the SSGT special committee received a revised term sheet from SST II (the “August 3 term sheet”). The August 3 term sheet valued our real estate portfolio at $374.4 million, subject to the SST II special committee’s purchase adjustments of approximately $53.7 million, which equated to a price per share of our common stock of $12.00. The August 3 term sheet also provided for a 45-day go shop period, a termination fee of 1.50% of equity value during the go shop period and a termination fee of 3.00% of equity value after the go shop period, a reverse termination fee equal to 3.00% of equity value payable by SST II to us upon SST II’s failure to obtain the necessary financing for the transaction, a cap of $2,000,000 on each party’s obligation to reimburse the other for transaction-related expenses upon the occurrence of certain termination events (including termination if our stockholders do not approve the merger), and a 60-day exclusivity period. SST II characterized the August 3 term sheet as its best and final proposal.

On August 3, 2018, representatives of KeyBanc and Stanger held a call to discuss the amount of the go shop termination fee set forth in the August 3 term sheet, as well as the purchase adjustments reflected in the August 3 term sheet. Likewise, on August 3, 2018, representatives of Bass Berry and the SST II legal advisors held a call to discuss the amount of the go shop termination fee set forth in the August 3 term sheet.

On August 6, 2018, in a call between representatives of Bass Berry and the SST II legal advisors, the SST II legal advisors confirmed that the share price set forth in the August 3 term sheet represented SST II’s best and final proposal on price, but that the other terms in the August 3 term sheet may be negotiable.

On August 6, 2018, the SSGT special committee met, together with representatives of Bass Berry, Shapiro Sher and KeyBanc, to discuss the August 3 term sheet. KeyBanc presented its analysis of the August 3 term sheet. Bass Berry reviewed with the SSGT special committee the differences between the August 2 term sheet and the August 3 term sheet. The SSGT special committee also discussed, with input and assistance from KeyBanc and Bass Berry, the potential process for marketing SSGT during a go shop period, including potential bidders that could be contacted on behalf of SSGT by KeyBanc.

On August 7, 2018, representatives of Bass Berry and the SST II legal advisors held a call to discuss the go shop termination fee and the expense reimbursement provisions in the August 3 term sheet.

On August 7, 2018, the SSGT special committee received a revised term sheet from SST II (the “August 7 term sheet”). The August 7 term sheet provided for all cash merger consideration of $12.00 per share of our common stock, the same price set forth in the August 3 term sheet. The August 7 term sheet also provided for a 45-day go shop period, a termination fee of 0.90% of equity value during the go shop period and a termination fee of 3.00% of equity value after the go shop period, a reverse termination fee equal to 3.00% of equity value payable by SST II to us upon SST II’s failure to obtain the necessary financing for the transaction, a cap of $2,000,000 on each party’s obligation to reimburse the other for transaction-related expenses upon the occurrence of certain termination events, no expense reimbursement by us to SST II in the event our stockholders do not approve the merger, and a 60-day exclusivity period. SST II characterized the August 7 term sheet as its best and final proposal in all respects.

On August 7, 2018, the SSGT special committee met with representatives from Bass Barry, Shapiro Sher and KeyBanc to discuss the August 7 term sheet. KeyBanc and Bass Berry reviewed with the SSGT special committee the terms of the August 7 term sheet and the status of negotiations with SST II. The SSGT special committee, with input and assistance from Bass Berry and KeyBanc, discussed the possibility of further negotiating the financial and/or legal terms, as well as the risks associated with continued negotiations in light of the belief that the $12.00 share price was a compelling value proposition. After careful consideration of the August 7 term sheet, the SSGT special committee accepted the August 7 term sheet and directed Bass Berry to communicate the SSGT special committee’s acceptance to the SST II legal advisors, which Bass Berry did that same day.

On August 10, 2018, the SSGT special committee received a proposed exclusivity and non-disclosure agreement from SST II that provided for an exclusivity period of up to 60 days, consistent with the August 7 term sheet. Certain other terms of the exclusivity and non-disclosure agreement were negotiated between Bass Berry, on behalf of the SSGT special committee, and the SST II legal advisors on August 10, 2018, and the parties executed the exclusivity and non-disclosure agreement on August 11, 2018.

On August 10, 2018, our board of directors approved the suspension of our distribution reinvestment plan (the “DRP”), effective as of August 23, 2018, and our share redemption program (the “SRP”), effective as of September 12, 2018. On August 13, 2018, we issued a letter to our stockholders regarding the suspension of the DRP and the SRP.

On August 17, 2018, at the direction of the SSGT special committee, Bass Berry distributed an initial draft of the Merger Agreement to the SST II legal advisors. That initial draft of the Merger Agreement was expressly subject to further comment by the SSGT special committee and KeyBanc, to the extent not inconsistent with the August 7 term sheet. From August 17, 2018 through September 30, 2018, the Merger Agreement was revised in accordance with the outcomes of negotiations between the parties, with a particular focus on the scope of the representations and warranties and interim operating covenants, as well as termination rights and remedies. With the initial and each revised draft of the Merger Agreement, the SSGT special committee met with Bass Berry to discuss the terms of the agreement and proposed revisions.

On October 1, 2018, the SSGT special committee held a meeting, with representatives of Bass Berry, Shapiro Sher and KeyBanc present. KeyBanc reviewed its valuation analysis with the SSGT special committee and KeyBanc provided its fairness opinion, orally confirming that, as of the date of the meeting, the proposed consideration to be paid to our stockholders was fair, from a financial point of view, to the unaffiliated holders. The SSGT special committee discussed with KeyBanc its fairness opinion, as well as KeyBanc’s expectations regarding the go shop process following the execution of the Merger Agreement. Shapiro Sher reviewed with the SSGT special committee the specific statutory duties owed by the members of the SSGT special committee under the MGCL in connection with the proposed transaction, and Bass Berry reviewed with the SSGT special committee the material terms of the Merger Agreement. The SSGT special committee unanimously approved the Merger Agreement and declared its recommendation to our board of directors that it do the same.

On October 1, 2018, following the conclusion of the SSGT special committee meeting, our board of directors also held a meeting, with representatives of Bass Berry, Shapiro Sher and KeyBanc present. KeyBanc reviewed its valuation analysis with our board of directors and KeyBanc provided its fairness opinion, orally confirming that, as of the date of the meeting, the proposed consideration to be paid to our stockholders was fair, from a financial point of view, to the unaffiliated holders. Shapiro Sher reviewed with our board of directors the specific statutory duties owed by our directors under the MGCL in connection with the proposed transaction, and Bass Berry reviewed with our board of directors the material terms of the Merger Agreement. Mr. Schwartz announced that, given the related party nature of the proposed transaction, he would abstain from the vote regarding the approval of the Merger Agreement. With Mr. Schwartz abstaining, and upon the recommendation of the SSGT special committee, the independent members of our board of directors unanimously approved the Merger Agreement, directed that the REIT Merger (upon the terms and subject to the conditions of the Merger Agreement) be considered at a special meeting of our common stockholders, and recommended to our common stockholders that the REIT Merger be approved (upon the terms and subject to the conditions of the Merger Agreement).

On October 1, 2018, following the meeting of our board of directors, SSGT and SST II executed and delivered the Merger Agreement, and we issued a press release and filed with the SEC a Current Report on Form 8-K announcing the execution of the Merger Agreement.

Following the execution of the Merger Agreement, pursuant to the go shop covenant set forth in the Merger Agreement, KeyBanc, acting on behalf of the SSGT special committee, commenced the go shop process by soliciting alternative acquisition proposals. The go shop period expired at 11:59 p.m. (Eastern time) on November 15, 2018. During the go shop period, KeyBanc contacted 32 prospective buyers that the SSGT special committee and KeyBanc believed could have interest in reviewing the opportunity and had the financial ability to pursue a potential transaction. Of the 32 prospective buyers contacted, 19 parties entered into confidentiality agreements with us and were provided access to a data room containing certain non-public information relating to us. None of the parties contacted during the go shop process, including the 19 parties that entered into confidentiality agreements with us, submitted an acquisition proposal to us or our representatives prior to the expiration of the go shop period.

Reasons for the REIT Merger and Recommendation of Our Board of Directors

In evaluating the REIT Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, our board of directors consulted with the SSGT special committee’s legal and financial advisors and considered the unanimous recommendation of the SSGT special committee. In reaching their respective determinations that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the REIT Merger, are fair and reasonable, both financially and otherwise, to SSGT and advisable and in the best interests of SSGT and our stockholders, our board of directors and the SSGT special committee considered a number of factors, including the following material factors which our board of directors and the SSGT special committee viewed as supporting their respective decisions to approve the Merger Agreement, the REIT Merger and the other transactions contemplated by the Merger Agreement and for our board of directors to recommend approval of the REIT Merger pursuant to the Merger Agreement to our stockholders:

•	the REIT Merger consideration of $12.00 per share represents a premium to our most recently announced net asset value of $11.58 per share;

•

the REIT Merger consideration is payable in cash and will provide our stockholders with immediate and certain value and liquidity for their shares, especially when viewed against the risks and uncertainties of our business (see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 21, 2018);

•

the fact that the REIT Merger consideration is a fixed cash amount and will not be adjusted for any change in the value of shares of our common stock, which limits the impact of external factors on the REIT Merger;

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the fact that the REIT Merger consideration to be paid to our stockholders is $12.00 per share, compared to the initial public offering price for our common stock of $10.00 per share (which initial public offering price was later increased following our determination of an estimated value per share of our common stock);

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the indication we gave, when conducting our initial public offering beginning in January 2015, that we intended to seek a liquidity event for our stockholders within approximately three to five years following our initial public offering;

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the belief that the REIT Merger is more favorable to our stockholders than other strategic alternatives available to us, including acquisition by a different buyer, listing on a national securities exchange, selling our properties or remaining an independent, non-traded REIT;

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the financial presentation of KeyBanc and its oral opinion, subsequently confirmed by delivery of its written opinion dated October 1, 2018 (attached to this proxy statement as Annex B) that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by KeyBanc as set forth in its written opinion, the REIT Merger consideration of $12.00 per share to be paid to our common stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to the unaffiliated holders (see “—Opinion of Our Financial Advisor”);

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the terms and conditions of the Merger Agreement, which were reviewed by the SSGT special committee and our board of directors with the SSGT special committee’s financial and legal advisors, and the fact that such terms were the product of arms’ length negotiations between the parties;

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the fact that the Merger Agreement provides us a 45-day go shop period during which we may actively solicit any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any “Acquisition Proposal” (as defined in “The Merger Agreement—Covenants and

Agreements—No Solicitation of Transactions by SSGT”), providing an opportunity to determine if the offer will result in a “Superior Proposal” (as defined in “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by SSGT”);

•

the fact that after expiration of the go shop period, the Merger Agreement provides our board of directors with the ability, under certain specified circumstances, and subject to our obligations under the Merger Agreement, to make an “Adverse Recommendation Change” (as defined in “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by SSGT”) and to terminate the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal;

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the fact that the termination fee payable by us under the Merger Agreement, whether during or after the “go shop” period, was viewed, after consultation with the SSGT special committee’s legal and financial advisors, as reasonable and not likely to preclude another party from making a competing acquisition proposal;

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the limited and otherwise customary conditions to the parties’ obligations to complete the Mergers, and the fact that the terms and conditions of the Merger Agreement minimize, to the extent reasonably practical, the risk that a condition to closing would not be satisfied;

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the high probability that the REIT Merger would be completed based on, among other things, the lack of a financing condition, no requirement for SST II stockholder approval and the $9.6 million reverse termination fee payable to us if the Merger Agreement is terminated under certain circumstances;

•	our ability to seek specific performance to require SST II and Merger Sub to complete the REIT Merger pursuant to the Merger Agreement;

•	our ability to declare and pay dividends through the closing of the REIT Merger, consistent with past practice;

•	favorable conditions for sale transactions in the real estate markets generally and the self storage sector specifically, with capitalization rates near historical lows;

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our board of directors’ and the SSGT special committee’s knowledge of our business, operations, financial condition, earnings and prospects, as well as their knowledge of the current and prospective environment in which we operate, including economic and market conditions;

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the risks and uncertainty of remaining an independent public company, given our smaller scale relative to other public self storage REITs, which has caused our cost of capital to remain higher than that of our larger peers and the fact that we are not listed on a national securities exchange, which could impede our ability to raise new capital; and

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the fact that the REIT Merger would be subject to the approval of our stockholders, and our stockholders would be free to reject the REIT Merger by voting against the REIT Merger for any reason, including if a higher offer were to be made prior to the special meeting (although we may be required to pay SST II a termination fee or provide SST II expense reimbursement under certain circumstances).

Our board of directors and the SSGT special committee also considered a variety of risks and other potentially negative factors in its consideration of the Merger Agreement, the REIT Merger and the other transactions contemplated by the Merger Agreement, including the following material factors:

•	the risk that a different strategic alternative could prove to be more beneficial to our stockholders than the REIT Merger;

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the fact that the REIT Merger would preclude our stockholders from having the opportunity to participate in the future performance of our assets, future potential earnings growth, future potential appreciation of the value of our common stock or future dividends that could be realized depending on our future performance;

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the significant costs involved in connection with entering into and completing the REIT Merger and the substantial time and effort required to consummate the REIT Merger and related disruptions to the operation of our business;

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the restrictions on the conduct of our business prior to the completion of the REIT Merger, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the REIT Merger;

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the pendency of the REIT Merger or failure to complete the REIT Merger may cause harm to relationships with our business associates and may divert management attention away from the day-to-day operation of our business;

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the risk that, under the terms of the Merger Agreement, SSGT may be obligated to pay SST II a termination fee in the amount of $2.9 million or $9.6 million, depending upon the circumstances, or up to $2 million in expense reimbursement, in certain circumstances;

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the fact that the terms of the Merger Agreement place limitations on our ability to initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes any Acquisition Proposal after November 15, 2018, which is the end of the go shop period;

•	the possibility that the REIT Merger may not be completed, or that completion of the REIT Merger may be delayed for reasons that are beyond our or SST II’s control;

•	SST II may not be able to raise the cash required to consummate the REIT Merger and the other transactions contemplated by the Merger Agreement on a timely basis or at all;

•	the fact that an all cash merger would be taxable to our stockholders for U.S. federal income tax purposes;

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the fact that, under the MGCL and our charter, our stockholders will not be entitled to appraisal rights, dissenters’ rights or similar rights of an objecting stockholder in connection with the REIT Merger;

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the fact that, since both SSGT and SST II are REITs sponsored by SmartStop, there are conflicts of interest inherent when individuals who serve on the management teams of SSGT and SST II are assisting both our board of directors and the SST II board of directors in connection with the Mergers, and one of our directors and some of our executive officers have interests with respect to the Mergers that are different from, or in addition to, those of our stockholders generally (see “Interests of Certain Persons in the Mergers”); and

•	the types and nature of the risks and uncertainties described under the caption “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement.

The foregoing discussion of the factors considered by our board of directors and the SSGT special committee is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes the material factors considered by our board of directors and the SSGT special committee. In reaching their respective decisions to approve the REIT Merger pursuant to the Merger Agreement, our board of directors and the SSGT special committee did not quantify, rank or otherwise assign any relative weights to, and did not make specific assessments of, the factors considered, and individual directors may have given different weights to different factors.

The explanation of the factors and reasoning set forth above contain forward-looking statements and should be read in conjunction with the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.” After considering the foregoing potentially negative and potentially positive factors, our board of directors and the SSGT special committee concluded that the potentially positive factors relating to the Merger Agreement, the REIT Merger and the other transactions contemplated by the Merger Agreement substantially outweighed the potentially negative factors.

After careful consideration, for the reasons set forth above and based on the unanimous recommendation of the SSGT special committee, our board of directors has (1) determined that the Merger Agreement and the transactions contemplated thereby, including the REIT Merger, are fair and reasonable, both financially and otherwise, to SSGT and advisable and in the best interests of SSGT and our stockholders and (2) approved the Merger Agreement and the transactions contemplated thereby, including the REIT Merger.

For these reasons, our board of directors (with Mr. Schwartz abstaining) unanimously recommends a vote “FOR” the proposal to approve the REIT Merger pursuant to the Merger Agreement.

Opinion of Our Financial Advisor

The SSGT special committee retained KeyBanc to act as its financial advisor in connection with the REIT Merger. In selecting KeyBanc, the SSGT special committee considered, among other things, the fact that KeyBanc is a reputable investment banking firm with substantial experience advising companies in the self storage sector and in providing strategic advisory services in general.

On October 1, 2018, KeyBanc rendered an oral opinion to the SSGT special committee and, at the SSGT special committee’s direction, to our board of directors, which was subsequently confirmed in a written opinion as of the same date, as to the fairness, from a financial point of view, to the unaffiliated holders, and based upon and subject to the assumptions made, matters considered and limitations and qualifications upon the review undertaken by KeyBanc, of the consideration to be paid to the unaffiliated holders pursuant to the Merger Agreement.

The full text of KeyBanc’s written opinion, dated October 1, 2018, is attached to this proxy statement as Annex B. You should read KeyBanc’s opinion carefully and in its entirety for a discussion of, among other things, the scope of the review undertaken and the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by KeyBanc in connection with its opinion. This summary is qualified in its entirety by reference to the full text of the opinion. KeyBanc’s opinion was prepared for the use of the SSGT special committee and our board of directors, and addressed only the fairness from a financial point of view, as of the date of the opinion, of the consideration to be paid to the unaffiliated holders pursuant to the Merger Agreement. It does not constitute a recommendation as to how any stockholder should vote with respect to the REIT Merger or any other matter, and does not in any manner address the price at which shares of our common stock will trade at any time, if ever.

In connection with rendering its opinion, KeyBanc, among other things:

•	reviewed an execution copy of the Merger Agreement;

•	reviewed certain publicly available information concerning SSGT;

•	reviewed certain other internal information, primarily financial in nature, concerning our business and operations furnished to KeyBanc by us for purposes of its analysis;

•	reviewed certain publicly available information with respect to certain other companies that KeyBanc believed to be comparable to SSGT; and

•	reviewed certain publicly available information and other information known to KeyBanc concerning the nature and terms of certain other transactions that KeyBanc considered relevant to its inquiry.

In its review and analysis and in arriving at its opinion, KeyBanc assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or otherwise reviewed by or discussed with KeyBanc or publicly available and further relied upon the assurances of our management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. KeyBanc also assumed that the representations and warranties of each of the parties to the Merger Agreement are and will be true and correct in all respects material to its analysis. KeyBanc was not engaged to, and has not independently attempted to, verify any of such information or its accuracy or completeness. KeyBanc also relied upon our management as to the reasonableness and achievability of the projections (and the assumptions and bases therefor) provided to KeyBanc and, with our consent, KeyBanc assumed that such forecast was reasonably prepared on bases that reflected the best available estimates and judgments of our management of our future financial performance and other matters covered thereby. KeyBanc was not engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based, and KeyBanc expresses no view as to such forecast or assumptions. In addition, KeyBanc has not conducted a physical inspection, valuation or appraisal of any of our assets (including properties or facilities) or liabilities. KeyBanc is also not expressing any view or opinion with respect to, and, at our direction, KeyBanc relied upon, the assessments of our representatives regarding legal, regulatory, accounting, tax and similar matters relating to SSGT and the Mergers, as to which matters KeyBanc understands that we obtained such advice as we deemed necessary from qualified advisors and professionals. KeyBanc also assumed that all governmental, regulatory or other consents, releases and approvals necessary for the consummation of the Mergers will be obtained without any adverse effect on SSGT or the Mergers that would be meaningful to its analysis.

KeyBanc’s opinion is based on economic and market conditions and other circumstances existing on, and information made available to KeyBanc as of, the date of its opinion and does not address any matters subsequent to such date. In addition, KeyBanc’s opinion is, in any event, limited to the fairness, as of the date of its opinion, from a financial point of view, of the consideration to be paid to the unaffiliated holders pursuant to the Merger Agreement and does not address our underlying business decision to engage in the Mergers or any other terms of the Mergers, including the merger consideration paid in the Partnership Merger, or the fairness of the Mergers, or any consideration paid in connection therewith, to our creditors or other SSGT constituencies. In addition, KeyBanc does not express any opinion as to (i) the fairness of the Mergers or (ii) the amount or the nature of the compensation now paid or to be paid, in each case, to any of our directors, officers or employees, or class of such persons, relative to the consideration to be paid to public stockholders of SSGT. KeyBanc has not evaluated nor does it express any opinion on the solvency or viability of the parties to the Merger Agreement or their respective affiliates or the ability of such parties to pay their respective obligations when they come due. It should be noted that although subsequent developments may affect KeyBanc’s opinion, KeyBanc does not have any obligation to update, revise or reaffirm its opinion.

KeyBanc’s opinion does not constitute a recommendation as to any action the SSGT special committee or our board of directors should take in connection with the Mergers or the other transactions contemplated by the Merger Agreement or any aspect thereof and is not a recommendation to any director of SSGT, any security holder or other party on how that person should act or vote with respect to the Mergers or related transactions and proposals or any other matter.

The summary set forth below does not purport to be a complete description of the financial analyses performed by KeyBanc, but describes, in summary form, the material elements of the presentation that KeyBanc made to the SSGT special committee and our board of directors on October 1, 2018, in connection with KeyBanc’s opinion. The following is a summary of the material financial analyses performed by KeyBanc in arriving at its opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses KeyBanc employed in reaching its conclusion.

KeyBanc’s opinion was only one of many factors considered by the SSGT special committee and our board of directors in evaluating the proposed Mergers. Neither KeyBanc’s opinion nor its financial analyses were determinative of the REIT Merger consideration or of the views of the SSGT special committee, our board of directors or our management with respect to the REIT Merger consideration or the Mergers. The summary text describing each financial analysis does not constitute a complete description of KeyBanc’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by KeyBanc. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by KeyBanc with respect to any of the analyses performed by it in connection with its opinion. Rather, KeyBanc made its determination as to the fairness, from a financial point of view, to the unaffiliated holders of the REIT Merger consideration to be paid to those stockholders in the REIT Merger pursuant to the Merger Agreement on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

Except as otherwise noted, the information utilized by KeyBanc in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before October 1, 2018 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions, and other factors that influence the price of securities.

In conducting its analyses, KeyBanc differentiated among three different types of assets owned by SSGT: (1) established assets that had an operating history as a self storage facility in the market and an established market presence (“Established Assets”); (2) growth assets that were either in development or in lease-up following a renovation, re-development or completion of development (“Growth Assets”); and (3) pipeline assets that were under contract for acquisition (“Pipeline Assets”). In order to reach a view regarding a valuation range for the Established Assets, KeyBanc analyzed the historical and projected financial results of the Established Assets, as well as third-party market statistics, and applied the following valuation techniques: (a) a discounted cash flow analysis; (b) a comparable publicly traded companies analysis; (c) a comparable portfolio transaction analysis; and (d) a net asset value analysis. In addition, KeyBanc utilized the following valuation techniques for the Growth Assets: (i) a discounted cash flow analysis and (ii) a net asset value analysis. Pipeline Assets were valued at purchase price, inclusive of acquisition fees and costs. No individual methodology can be viewed individually. Additionally, no company or transaction used in any analysis as a comparison is identical to SSGT or the Mergers, and they all differ in material ways. Accordingly, an analysis of the results described below involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or precedent transactions to which they are being compared. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples to be applied were considered in conjunction with experience and the exercise of judgment. KeyBanc used these analyses to determine the impact of various operating metrics on the implied value per share of our common stock. Each of these analyses yielded a range of implied values, and the implied value ranges developed from these analyses were viewed by KeyBanc collectively and not individually.

Summary of Financial Analyses of our Financial Advisor

Analysis of Discounted Cash Flow

KeyBanc performed an illustrative discounted cash flow analysis of our portfolio, which is designed to determine an implied valuation of our portfolio by discounting to the present the future expected cash flows from the portfolio. KeyBanc performed the discounted cash flow analysis on the Established Assets as a portfolio and on the Growth Assets using assumptions reflective of each Growth Asset’s stage in the growth process.

KeyBanc analyzed the projections of unlevered free cash flows of our portfolio for the fiscal periods beginning July 2018 through June 2023 that were included in the Projections (as defined below). Unlevered free cash flows were determined by taking projected net operating income (“NOI”) of our portfolio for the fiscal periods beginning July 2018 through June 2023 that were included in the Projections and subtracting capital expenditures. In estimating the portfolio’s weighted average cost of capital (“WACC”), KeyBanc performed analysis consistent with the Capital Asset Pricing Model (“CAPM”) using its professional judgment and experience and various assumptions, including the current risk free rate of return, adjustments for market risk and size of SSGT based on third-party data, unlevered beta based on the mean of comparable public companies and a re-levered beta using a range of leverage ratios consistent with the comparable publicly traded companies. The WACC calculation resulted in a range of 8.00% to 8.50% WACC for SSGT.

The WACC was used as a discount rate for the Established Assets and those Growth Assets currently in lease-up. For the Fruitland Road and Torbarrie Road Growth Assets, which are in-process developments,

KeyBanc applied an estimated discount rate which provides a spread over the portfolio WACC to reflect the additional risk given each development’s remaining completion needs.

For the Established Assets, KeyBanc used a discount rate of 8.25% applied to the Projections to determine the present value of the free cash flow of the Established Assets. KeyBanc then calculated the Established Assets’ terminal value in fiscal year 2023 by applying an exit capitalization rate from the median of the precedent self storage portfolio transactions of 5.30% to the projected 2023 NOI. KeyBanc then calculated the enterprise value of the Established Assets by adding the implied present value of unlevered free cash flows and the implied present value of the terminal value. This analysis implied an enterprise valuation range of $184 million to $202 million for the Established Assets.

For the Growth Assets currently in lease-up, KeyBanc used the same discount rate of 8.25%, based on its WACC calculation, that was used with the Established Assets. For the Fruitland Road and Torbarrie Road Growth Assets, KeyBanc developed individual discount rates and exit capitalization rates to take into account the fact that these assets are in earlier stages in their lifecycle, and the strength of their respective markets. This analysis, collectively, implied an enterprise valuation range of $140 million to $154 million for the combined Growth Assets.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of our present or future value or results. Discounted cash flow analysis in isolation from other analyses is not an effective method of evaluating transactions.

Analysis of Comparable Publicly Traded Companies

For the Established Assets, KeyBanc reviewed and compared certain publicly available financial information, valuation multiples, and market trading data relating to SSGT and selected publicly traded companies, including publicly traded equity REITs which principally own and operate self storage properties, that KeyBanc believed, based on its experience with companies in the self storage industry, to be similar to our current operations for purposes of this analysis. Financial data of the selected companies were based on public filings and other publicly available information. For each of these comparable companies, KeyBanc calculated the applicable company’s implied capitalization rate (“Company Cap Rate”) for the next 12 months based on third party data and its professional judgment and experience and calculated the mean Company Cap Rate for the comparable publicly traded companies.

KeyBanc reviewed data of SSGT and each of the following selected publicly traded companies in the self storage industry, the operations of which KeyBanc deemed comparable to the self storage assets included in our portfolio for purposes of this analysis, based on its professional judgment and experience, which companies we refer to as “Peers”.

•	Public Storage

•	Extra Space Storage

•	CubeSmart

•	Life Storage

•	National Storage Affiliates Trust

The implied forward 12 month Company Cap Rates were 5.6%, 5.1%, 5.9%, 5.8%, and 5.0% for Public Storage, Extra Space Storage, CubeSmart, Life Storage and National Storage Affiliates Trust, respectively, with an average of 5.5%. KeyBanc applied the average of the Company Cap Rates implied by public market values of each of the comparable companies to the Established Assets’ projected 2018 NOI of $9.8 million and applied a range based on a spread of 0.25% to the average Company Cap Rate. As a result, KeyBanc determined an implied enterprise value range of the Company’s Established Assets of $171 million to $187 million.

No company utilized in the selected publicly traded companies analysis is identical to SSGT. In particular, each of the selected publicly traded companies is larger than SSGT and has liquid stock. In evaluating selected publicly traded companies, KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond our control, such as the impact of competition on us and the industry generally, industry growth, and the absence of any material adverse change in our financial condition and prospects or the self storage industry or the financial markets in general.

Analysis of Comparable Portfolio Transactions

KeyBanc also performed an analysis of selected comparable portfolio transactions involving self storage companies that shared certain characteristics with the Mergers. Such analysis was only utilized to analyze the value of the Established Assets as the portfolio transaction comparables largely consist of established portfolios. Based on publicly available information and industry research reports, including certain financial data and the purchase prices paid, KeyBanc identified 12 completed transactions involving self storage companies occurring since 2013. For each of these transactions for comparison purposes, KeyBanc applied the ranges implied by the 25th and 75th percentiles of the transaction comparables to the projected 2018 NOI for the Established Assets, which equaled a range of 5.2% to 5.5% (the “Cap Rate Range”). KeyBanc also applied a 5% range in either direction around the average dollar-per-square foot metric for the transaction comparables to the square footage of the Established Assets, which equaled a range of $161 to $178 (the “Square Foot Range”). In establishing a range of potential values for the Established Assets as compared to the transaction comparables, KeyBanc utilized both the Cap Rate Range and the Square Foot Range. To create a low end and high end, KeyBanc utilized the lowest implied value and the highest implied value between the Cap Rate Range and the Square Foot Range, respectively. The selected transactions and corresponding data were as follows:

Closed Date	Acquirer	Seller	Purchase Price ($ million)	$ / SF	Cap Rate
July 10, 2018	National Storage Affiliates, Heitman	Simply Self Storage	$1,325.0	$152	5.6%

May 31, 2018	ASB Real Estate	William Warren Group, Carlyle Group	233.0	272	5.5%

September 1, 2017	Prime Group Storage	Storage Investment Management	124.4	185	4.4%

June 5, 2017	Life Storage	Spensa Development Group	330.0	219	5.3%

November 15, 2016	National Storage Affiliates	Kayne Anderson	185.0	109	5.9%

October 4, 2016	National Storage Affiliates, Heitman	iStorage	630.0	134	5.3%

July 15, 2016	Sovran Self Storage	Life Storage	1,300.0	199	4.8%

June 1, 2016	Strategic Storage Trust II	Mindful Capital Group	274.9	284	NA

October 1, 2015	Extra Space Storage	SmartStop Self Storage	1,400.0	160	5.5%

April 2, 2015	Rosewood Private Investments	Extra Space Storage	106.8	94	6.2%

June 30, 2014	Public Storage	Veritage Management	240.0	122	5.2%

October 9, 2013	Public Storage	Morningstar Properties, Harrison Street	315.0	109	5.3%

		Low:	$106.8	$94	4.4%
		Average:	$538.7	$170	5.4%
		Median:	$295.0	$156	5.3%
		High:	$1,400.0	$284	6.2%

This analysis indicated the following implied portfolio valuation:

	Transaction Statistics
	Cap Rate Analysis	$ / SF Analysis
25th Percentile / 5% Premium to Mean	5.2%	$178
Mean	5.4%	$170
75th Percentile / 5% Discount to Mean	5.5%	$161

	Implied Valuation (in millions)
High Range	$188	$197
Mean	$183	$187
Low Range	$178	$178

The comparable transactions analysis was used only to analyze the value of the Established Assets, as the comparable companies’ portfolios primarily consist of established assets. No company or portfolio transaction utilized as a comparison in the analysis of selected comparable portfolio transactions is identical to SSGT or directly comparable to the Mergers in business mix, timing and size. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the value of the companies to which we are being compared. In evaluating the selected precedent transactions, KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond our control, such as the impact of competition on SSGT and the industry generally, industry growth and the absence of any adverse material change in our financial conditions and prospects or the self storage industry or the financial markets in general.

Net Asset Value Analysis

KeyBanc reviewed certain financial data and the purchase prices paid in 337 real estate transactions involving self storage assets, for which relevant information was publicly available or available from third-party data sources commonly used in the real estate industry, to determine a net asset value for our portfolio. KeyBanc selected the 337 asset sale transactions based on the following criteria:

•	closed transactions involving individual self storage assets in the same geographic market as the relevant portfolio asset (geographic range varies based on transaction volume within each market);

•	transactions completed since May 2016; and

•	transactions including assets of similar quality where dollar-per-square foot data was disclosed.

KeyBanc obtained the capitalization rate, which is generally the net operating income of a subject property divided by the purchase price (the “Property Cap Rate”) and the dollar-per-square foot metric, which is generally the purchase price divided by the square footage of the subject property (the “Square Foot Metric”), for each of the selected transactions from third-party data sources commonly used in the real estate industry. For Established Assets, KeyBanc applied the Property Cap Rate to individual properties that are generally in cities with a population of greater than 100,000 individuals or within 20 miles of a major city and to individual properties which KeyBanc evaluated and deemed the Property Cap Rate relevant to such property. Alternatively, KeyBanc applied the Square Foot Metric generally to individual properties in markets that have more consistent dollar-per-square foot data but limited publicly available comparable capitalization rate information and to individual properties which KeyBanc evaluated and deemed the Property Cap Rate less relevant. KeyBanc applied a 15% portfolio premium to the total net asset value to reflect the appropriate premium a portfolio the size of SSGT’s could be expected to achieve. KeyBanc utilized those results to determine an estimated gross asset value of the Established Assets of $182 million, and applied a range of 5% above and below this estimate. As a result, KeyBanc determined an implied enterprise value range of our Established Assets of $173 million to $191 million.

For Growth Assets other than Fruitland Road and Torbarrie Road, KeyBanc only utilized the Square Foot Metric for each selected transaction because KeyBanc determined that, given the growth nature of the Growth Assets, applying a capitalization rate approach was not appropriate. Each Square Foot Metric calculated was applied to the individual assets. KeyBanc determined high and low ranges by applying a 5% range to the average Square Foot Metric value of the comparable single asset transactions, and KeyBanc also applied a 15% premium to the total net asset value to reflect a customary premium a portfolio the size of SSGT’s could be expected to achieve. For the Fruitland Road and Torbarrie Road Growth Assets, KeyBanc utilized the values determined for these assets in the discounted cash flow analysis, as there was not sufficient comparable data to calculate a relevant Square Foot Metric for these Canadian assets. As a result of these analyses, KeyBanc calculated an implied enterprise value range of our Growth Assets of $128 million to $141 million.

No asset utilized in the net asset value analysis is identical to any of the assets in our portfolio. For example, the transactions used in this analysis occurred in different economic climates than the current one, involved companies with different property profiles and were completed using different consideration. KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the parties to the Merger Agreement. Net asset value analysis in isolation from other analyses is not an effective method of evaluating transactions.

Miscellaneous

In connection with KeyBanc’s services as the financial advisor to the SSGT special committee, pursuant to a letter agreement dated June 13, 2018, we will pay KeyBanc an aggregate fee of approximately $1,500,000, $500,000 of which was payable upon KeyBanc’s delivery of its opinion, and the remaining portion of which is payable upon, and subject to, consummation of the Mergers. In addition, we have agreed to reimburse KeyBanc for certain of its expenses and to indemnify KeyBanc and related persons against various potential liabilities, including certain liabilities that may arise in connection with KeyBanc’s engagement.

KeyBanc affiliates performed banking and related services for us during the past two years and received aggregate compensation from us of approximately $400,000. In addition, KeyBanc and its affiliates, including KeyBank N.A., which is the sole book runner, sole lead arranger and administrative agent under SST II’s existing amended and restated revolving credit facility, provided commercial and investment banking services to SST II during the past two calendar years, for which SST II paid aggregate compensation of approximately $5.33 million. Given the existing relationship between KeyBank N.A. and SST II, SST II currently anticipates that KeyBank N.A. will have involvement in the financing to be entered into by SST II in connection with the consummation of the Mergers. KeyBanc apprised the SSGT special committee of KeyBank N.A.’s lending relationship with SST II prior to its engagement by the SSGT special committee, and the SSGT special committee considered that relationship in making its determination to engage KeyBanc as its financial advisor. See “The REIT Merger—Background of the REIT Merger” on page 19.

KeyBanc, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, and private placements. In the ordinary course of business, certain of KeyBanc’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, SSGT, SST II, or any other party that may be involved in the Mergers and their respective affiliates or any currency or commodity that may be involved in the Mergers. KeyBanc or its affiliates may provide investment and corporate banking services to SSGT, SST II and their respective affiliates in the future, for which KeyBanc or its affiliates may receive customary fees. KeyBanc provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of SSGT, SST II, or their respective affiliates for its own account and for the accounts of customers.

Certain Unaudited Prospective Financial Information of SSGT

We do not as a matter of course make public financial projections or estimates as to future revenues, earnings or other results given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with KeyBanc’s consideration of the Mergers, certain forward-looking financial information prepared by our management was provided to KeyBanc, which were based on our management’s consolidated financial model (which we refer to as the “Projections”). The Projections assume (1) a property management fee of approximately 6% of revenues included in operating expenses, (2) a stabilization of Growth Assets occurring by 2021, (3) a property level rental rate growth of 3% or 4% upon stabilization, and (4) capital expenditures of 5% of NOI. We have included the Projections in this proxy statement to give our stockholders access to certain nonpublic information considered by the SSGT special committee, our board of directors and KeyBanc for purposes of considering and evaluating the Mergers, but not to influence the decision of stockholders whether to vote for or against the approval of the REIT Merger. The inclusion of this information should not be regarded as an indication that the SSGT special committee, our board of directors, KeyBanc, or any other recipient of this information considered, or now considers, this information to be material or a reliable prediction of future results.

The Projections are subjective in many respects. Although presented with numerical specificity, the Projections reflect and are based on numerous assumptions and estimates with respect to industry performance, general business, economic, political, market and financial conditions, competitive uncertainties, and other matters, all of which are difficult to predict and beyond our control. As a result, there can be no assurance that these Projections will be realized or that actual results will not be significantly higher or lower than projected. The Projections are forward-looking statements and should be read with caution. Holders of shares of our common stock are urged to review the risks and uncertainties described under the caption “Cautionary Statement Regarding Forward-Looking Statements” on page 14 as well as the risks described in the periodic reports we have filed with the SEC. The Projections reflect assumptions as to certain business matters that are subject to change.

The Projections were prepared to assist the SSGT special committee and our board of directors in evaluating the Mergers and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections. Our independent registered public accounting firm has not examined or compiled any of the Projections, expressed any conclusion or provided any form of assurance with respect to the Projections and, accordingly, assumes no responsibility for them. The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding SSGT contained in our public filings. Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the Projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these Projections. The Projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement. Further, the Projections do not take into account the effect of any failure of the Mergers to occur and should not be viewed as accurate or continuing in that context. Except as may be required by applicable securities laws, we do not intend to update, or otherwise revise, the Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

For the foregoing reasons, as well as the bases and assumptions on which the Projections were compiled, the inclusion of specific portions of the Projections in this proxy statement should not be regarded as an indication that the Projections are an accurate prediction of future events, and they should not be relied on as such.

The following is a summary of the Projections:

	Projections Year Ended December 31 (Dollars in millions)
	2018P	2019P	2020P	2021P	2022P
Total NOI	$10.6	$14.3	$18.5	$21.2	$22.3
Unlevered Free Cash Flow	$10.1	$13.6	$17.6	$20.1	$21.2

Financing and SST II Stockholder Approval

Consummation of the Mergers is not conditioned upon SST II obtaining financing and does not require approval by SST II stockholders. The transaction value of the Mergers is approximately $350 million, which includes outstanding debt to be assumed or repaid by SST II as of November 15, 2018, but excludes transaction costs. SST II has represented in the Merger Agreement that it will have sufficient funds to consummate the Mergers. SST II has advised us that it is in the process of negotiating new loans in order to finance the Mergers, which would include the financing of our properties, the refinancing of certain of SST II’s existing properties, and the payoff of certain of SST II’s existing loans.

Deregistration of Our Common Stock

If the REIT Merger is completed, our common stock will be deregistered under the Exchange Act.

Regulatory Matters

We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the Merger Agreement or the completion of the Mergers, other than the filing of the articles of merger with, and the acceptance of such articles of merger for record by, the State Department of Assessments and Taxation of Maryland, in respect of the REIT Merger, and the filing of a certificate of merger or other appropriate documents with the Secretary of State of the State of Delaware, in respect of the Partnership Merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the REIT Merger to holders of our common stock whose shares are cancelled in the REIT Merger and automatically converted into the right to receive the merger consideration as described herein. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or to different interpretations, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service (the “IRS”) concerning our tax treatment or the tax treatment of the REIT Merger, and the statements in this proxy statement are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.

This summary assumes that shares of our common stock are held as capital assets within the meaning of Section 1221 of the Code and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules and does not address the tax consequences of the REIT Merger to holders of restricted stock or the tax consequences of the Partnership Merger to the holders of the OP Units. In addition, this summary does not address the tax treatment of special classes of holders of our common stock, including, for example:

•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	REITs;

•	tax-exempt entities or persons holding our common stock in a tax-deferred or tax advantaged account;

•	mutual funds;

•	subchapter S corporations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding shares of our common stock as part of a hedge or conversion transaction or as part of a “straddle” or a constructive sale;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax;

•	holders of our restricted stock or who otherwise acquired shares of our common stock as compensation;

•	holders that are properly classified as a partnership or otherwise as a pass-through entity under the Code;

•	non-U.S. holders, as defined below (except to the extent specifically set forth below); and

•	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax.

If any entity that is treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal income tax purposes and that entity holds our common stock, you should consult your tax advisor. Moreover, each holder should consult its tax advisor regarding the U.S. federal income tax consequences to it of the REIT Merger in light of its own particular situation, as well as any consequences of the REIT Merger to such holder arising under the laws of any other taxing jurisdiction.

For purposes of this section, a “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any state or political subdivision thereof;

•

a trust (1) the administration of which is subject to the primary supervision of a U.S. court and with respect to which one or more “United States persons” (as defined under the Code) have the authority to control all substantial decisions, or (2) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

As used in this section, a “non-U.S. holder” means a beneficial owner of shares of our common stock that is not a U.S. holder.

Consequences to Us of the REIT Merger

For U.S. federal income tax purposes, we will treat the REIT Merger as if we had (i) sold all of our assets to Merger Sub in exchange for the merger consideration and the assumption of our liabilities outstanding as of the closing date and then (ii) made a liquidating distribution of the merger consideration to our stockholders in exchange for their shares of our common stock. Because as a REIT we are entitled to receive a deduction for liquidating distributions and we anticipate that our deemed liquidating distribution will exceed our taxable income recognized as a result of the REIT Merger, we anticipate that we will not be subject to U.S. federal income tax on any gain recognized in connection with the REIT Merger and the other transactions contemplated by the Merger Agreement.

Consequences of the REIT Merger to U.S. Holders

General. The receipt of cash by U.S. holders in exchange for their stock pursuant to the REIT Merger will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local and foreign income and other tax laws). In general, a U.S. holder of our common stock will recognize gain or loss for U.S. federal income tax purposes equal to the difference between:

•	the amount of cash received in exchange for our common stock; and

•	the U.S. holder’s adjusted tax basis in our common stock.

Gain or loss will be calculated separately for each block of shares of stock, with a block consisting of shares acquired at the same cost in a single transaction. This gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the REIT Merger the stock has been held for more than one year. An individual U.S. holder will be subject to tax on net capital gain at a maximum U.S. federal income tax rate of 20%. Additionally, the 3.8% tax on net investment income will apply to any gain recognized by individuals, trusts and estates whose income exceeds certain threshold levels.

Capital gains of corporate U.S. holders generally are taxable at the regular tax rates applicable to corporations. The deductibility of a capital loss recognized in the exchange is subject to limitations under the Code. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Special Rule for U.S. Holders Who Have Held our Common Stock Less than Six Months. A U.S. holder who has held our common stock for less than six months at the time of the REIT Merger, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of our common stock in the REIT Merger, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder’s share of any designated retained capital gains, with respect to such stock.

Consequences of the REIT Merger to Non-U.S. Holders

General. The U.S. federal income tax consequences of the REIT Merger to a non-U.S. holder will depend on various factors, including whether the receipt of the merger consideration is treated as a distribution from us to our stockholders that is attributable to gain from the sale of “United States real property interests.” The IRS announced in Notice 2007-55 that it intends to (1) take the position that under current law a non-U.S. holder’s receipt of a liquidating distribution from a REIT (including, in our case, the receipt of cash in exchange for our common stock in the REIT Merger, which will be treated as a deemed liquidation for U.S. federal income tax purposes) is generally subject to tax under FIRPTA as a distribution to the extent attributable to gain from the sale of United States real property interests, and (2) issue regulations that will be effective for transactions occurring on or after June 13, 2007, clarifying this treatment. Although legislation effectively overriding Notice

2007-55 has previously been proposed, no such legislation has yet been enacted, and it is not possible to say if or when any such legislation will be enacted. As a result, the following paragraphs provide alternative discussions of the tax consequences that would arise to the extent the tax treatment set forth in Notice 2007-55 does or does not apply. Notwithstanding the discussion in the following paragraphs, we intend to take the position that the cash received in exchange for our common stock will be subject to tax in accordance with Notice 2007-55 as described in more detail below. In general, the provisions governing the taxation of distributions by REITs can be less favorable to non-U.S. holders than the taxation of sales or exchanges of REIT stock by non-U.S. holders, and non-U.S. holders should consult their tax advisors regarding the application of these provisions.

Distribution of Gain from the Disposition of U.S. Real Property Interests. To the extent the tax treatment set forth in Notice 2007-55 applies, and to the extent cash received by non-U.S. holders in the REIT Merger is attributable to gain from the deemed sale of our United States real property interests (which we expect to be a substantial portion of such cash), then such amount will be treated as income effectively connected with a United States trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis. A corporate non-U.S. holder will also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty). In addition, 21% (or 20% to the extent provided in Treasury Regulations) of any such amounts paid to a non-U.S. holder will be withheld and remitted to the IRS.

Notwithstanding the foregoing, to the extent the tax treatment set forth in Notice 2007-55 does not apply, or if a non-U.S. holder has not owned more than 5% of our common stock at any time during the one-year period ending on the date of the REIT Merger and our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market located in the United States, the 21% withholding tax described above would not apply, and such non-U.S. holder would instead be subject to the rules described below under “—Taxable Sale of our Common Stock.” Our common stock is not regularly traded on an established securities market in the United States as of the date of this proxy statement.

Taxable Sale of our Common Stock. Subject to the discussion of withholding and of distribution of gain from the disposition of United States real property interests above, if the REIT Merger is treated as a taxable sale of our common stock, a non-U.S. holder should not be subject to U.S. federal income taxation on any gain or loss from the REIT Merger unless: (1) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; (2) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the REIT Merger and certain other requirements are met; or (3) such shares of stock constitute a “United States real property interest” under FIRPTA.

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States will generally be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax on such effectively connected gain described in clause (1) of the previous paragraph.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the REIT Merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the REIT Merger, which may be offset by United States source capital losses. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.

If a non-U.S. holder’s stock constitutes a United States real property interest under FIRPTA, any gain recognized by such holder in the REIT Merger will treated as income effectively connected with a United States trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. holder. In addition, 15% of any amounts realized by a non-U.S. holder will be withheld and remitted to the IRS. A non-U.S. holder’s shares of our common stock generally will not constitute a U.S. real property interest if either (1) we are a “domestically controlled qualified investment entity” at the effective time, or (2) both (a) that class of our stock is regularly traded on an established securities market at the date of the REIT Merger and (b) the non-U.S. holder holds 5% or less of the total fair market value of that class of stock at all times during the shorter of (x) the five-year period ending with the effective date of the REIT Merger and (y) the non-U.S. holder’s holding period for the stock. As discussed above, our common stock is not regularly traded on an established securities market as of the date of this proxy statement. A “qualified investment entity” includes a REIT. Assuming we qualify as a REIT, we will be a “domestically controlled qualified investment entity” at the effective time if non-U.S. holders held directly or indirectly less than 50% in value of our common stock at all times during the five-year period ending with the effective time. While we believe that we currently are a domestically controlled REIT, no assurances can be given that the actual ownership of our stock has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the effective time.

Income Tax Treaties. If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the U.S. federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisor regarding possible relief under an applicable income tax treaty.

U.S. Withholding Tax. As described above, it is unclear whether the receipt of the merger consideration by a non-U.S. holder will be treated as a sale or exchange of our common stock or as a distribution from us that is attributable to gain from the deemed sale of our United States real property interests in the REIT Merger. Accordingly, we intend to withhold U.S. federal income tax at a rate of 21% (or 20% to the extent provided in applicable Treasury Regulations) from the portion of the merger consideration that is, or is treated as, attributable to gain from the sale of United States real property interests and paid to a non-U.S. holder.

A non-U.S. holder may be entitled to a refund or credit against the holder’s U.S. federal income tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisor regarding withholding tax considerations.

Information Reporting and Backup Withholding

Backup withholding, currently at a rate of 24%, and information reporting may apply to the cash received pursuant to the exchange of our common stock in the REIT Merger. Backup withholding will not apply, however, to a holder who:

•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on an IRS Form W-9 or successor form;

•	in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form; or

•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s U.S. federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 through 1474 of the Code (such Sections commonly referred to as FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. The application of FATCA to the payment of the merger consideration made to a non-U.S. holder with respect to our common stock pursuant to the REIT Merger is not entirely clear. We urge you to consult your tax advisor regarding FATCA and the application of these rules to such payment.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE REIT MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REIT MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

In considering the recommendation of our board of directors with respect to the REIT Merger, stockholders should be aware that our directors and executive officers have interests in the Mergers that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors and the SSGT special committee were aware of these interests and considered them, among other matters, in reaching their respective decisions to approve the REIT Merger pursuant to the Merger Agreement.

Sponsorship by SmartStop

We and SST II are both non-traded REITs sponsored by SmartStop. H. Michael Schwartz, the Chairman and Chief Executive Officer of SmartStop, is the Chairman of both our board of directors and the SST II board of directors and he is also our Chief Executive Officer as well as the Chief Executive Officer of SST II. In addition, our other executive officers are also executive officers of SmartStop, and most of our other executive officers are also executive officers of SST II. Likewise, a majority of our executive officers are also officers of our external Advisor, SS Growth Advisor, LLC, and the external advisor to SST II. Both our Advisor and SST II’s external advisor are controlled by SmartStop, and SmartStop is controlled by Mr. Schwartz.

Given that the individuals who substantially comprise the management teams of both SSGT and SST II are the same individuals and those individuals are assisting both our board of directors and the SST II board of directors in connection with the Mergers, certain conflicts of interest exist.

Restricted Stock Held by our Directors

Under the terms of the Merger Agreement, immediately prior to the effective time of the REIT Merger, the vesting and forfeiture restrictions on shares of our restricted stock granted under our Employee and Director Long-Term Incentive Plan will lapse and such shares will be fully vested in the holder thereof. Shares of restricted stock will have the same rights and be subject to the same conditions in the REIT Merger as shares of our common stock not subject to any vesting or forfeiture restrictions, including the right to receive the merger consideration. Upon completion of the REIT Merger, holders of restricted shares will be entitled to receive $12.00, without interest and less applicable withholding taxes, for each share of restricted stock that is vested immediately prior to the effective time of the REIT Merger. In connection with the REIT Merger, an aggregate of 9,688 shares of restricted stock owned by our independent directors will vest and will convert into the right to receive cash in the aggregate amount of approximately $116,000 (prior to reduction for any applicable tax withholding).

Additionally, immediately prior to the effective time of the REIT Merger, we will pay in cash to all holders of restricted stock an amount equal to all accrued but unpaid dividends owed to each such holder. The aggregate accrued but unpaid dividends payable to our independent directors with respect to their shares of restricted stock is approximately $5,000 as of October 31, 2018.

Disposition Fee to our Advisor

Pursuant to our Advisory Agreement with our Advisor, upon completion of the Mergers, our Advisor will be entitled to receive a cash disposition fee in an amount of approximately $3.7  million, which is 1% of the implied value of our real estate portfolio in the Mergers.

Redemption of Special Limited Partner Interest

Pursuant to the special limited partner interest held by our Advisor in SSGT OP, our Advisor is entitled to receive, in redemption of that special limited partner interest, a subordinated distribution upon the closing of the Mergers, equal to 15% of the amount by which the transaction amount (which equals the value of our outstanding common stock) plus the amount payable to our Advisor pursuant to this transaction, plus all distributions paid to common stockholders, exceeds the sum of our stockholders’ invested capital, plus the amount required to pay our stockholders a 6% cumulative, non-compounded, annual return on invested capital. Such subordinated distribution is anticipated to equal approximately $4.0 million, and is payable in cash or OP Units, at the election of our Advisor. We anticipate that our Advisor will elect to receive OP Units. However, as our Advisor’s special limited partner interest will not be redeemed until the completion of the Partnership Merger and the OP Units will be converted automatically into units of partnership interest in SST II OP in the Partnership Merger, the SSGT Advisor would instead receive units of partnership interest in SST II OP for the redemption of its special limited partner interest in SSGT OP. As a result, our Advisor would receive 372,288 units of limited partnership interest in SST II OP for the redemption of its special limited partner interest in SSGT OP.

OP Units

The Merger Agreement provides that, in the Partnership Merger, each OP Unit will be converted into the right to receive 1.127 units of partnership interests in SST II OP, without interest and less applicable withholding taxes. As a result of our Advisor’s anticipated election to receive OP Units in connection with the redemption of the special limited partner interest, we anticipate that, immediately prior to the closing of the Mergers, Mr. Schwartz, our Chairman and Chief Executive Officer, will beneficially own OP Units, which will be converted into the right to receive units of partnership interest in SST II OP upon completion of the Partnership Merger, in the following amounts:

Executive Officer	OP Units		Units of Partnership Interest in SST II to be Received as Partnership Merger Consideration
H. Michael Schwartz	350,435	(1)	394,940	(2)

(1)

Includes 20,100 OP Units owned by our Advisor, which is indirectly owned and controlled by Mr. Schwartz. Also includes 330,335 OP Units that we anticipate our Advisor would be entitled to receive upon redemption of its special limited partner interest in SSGT OP. See “—Redemption of Special Limited Partner Interest” above.

(2)	Pursuant to the Merger Agreement, in the Partnership Merger, each OP Unit will be converted into the right to receive 1.127 units of partnership interest in SST II OP.

Indemnification and Insurance

The Merger Agreement provides that rights relating to indemnification, exculpation, advancement of expenses and directors’ and officers’ insurance for our current directors and officers will be continued for six years after the completion of the REIT Merger. These arrangements are described more fully in “The Merger Agreement—Covenants and Agreements—Indemnification of Directors and Officers; Insurance,” beginning on page 54.

Paying Agent

We anticipate that SST II will engage Strategic Transfer Agent Services, LLC (“STAS”) to serve as the paying agent to handle the payment and delivery of the REIT Merger consideration. SmartStop, which is controlled by Mr. Schwartz, owns 100% of the membership interests of STAS. For services as the paying agent, we anticipate that STAS will be paid a fee of $50,000.

THE MERGER AGREEMENT

This section of this proxy statement summarizes the material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement and which we incorporate into this proxy statement. As a stockholder, you are not a third party beneficiary of the Merger Agreement and therefore you may not directly enforce any of its terms and conditions.

This summary may not contain all of the information about the Merger Agreement that is important to you. We urge you to carefully read the full text of the Merger Agreement as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. The Merger Agreement is not intended to provide you with any factual information about SSGT or SST II. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by information each of SSGT and SST II filed with the SEC prior to the effective date of the Merger Agreement, as well as by disclosure letters each party delivered to the other in connection with the signing of the Merger Agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the Merger Agreement. The representations and warranties and other provisions of the Merger Agreement and the description of such provisions in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of SSGT and SST II file with the SEC and the other information in this proxy statement. See “Where You Can Find More Information” beginning on page 62.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this proxy statement not misleading.

Structure, Effective Time and Closing of the Mergers

The Merger Agreement provides for the merger of SSGT with and into Merger Sub, upon the terms and subject to the conditions set forth in the Merger Agreement. Merger Sub will be the surviving entity in the REIT Merger and, following completion of the REIT Merger, will continue as a direct wholly-owned subsidiary of SST II. The Merger Agreement also provides for the merger of SSGT OP with and into SST II OP upon the terms and subject to the conditions set forth in the Merger Agreement. SST II OP will be the surviving entity in the Partnership Merger. The Partnership Merger will occur immediately after the REIT Merger. The REIT Merger will become effective upon the time of filing of articles of merger with, and acceptance for record of articles of merger by, the State Department of Assessments and Taxation of the State of Maryland or at a later date and time agreed to by SSGT and SST II and specified in the articles of merger. The Partnership Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at a later date and time agreed to by SSGT OP and SST II OP and specified in the partnership certificate of merger.

The Merger Agreement provides that the closing of the Mergers will take place on the third business day following the date on which the last of the conditions to closing of the Mergers (described under “The Merger

Agreement—Conditions to Completion of the Mergers”) have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the closing of the Mergers, but subject to the satisfaction or waiver of those conditions) or at such other date and time agreed to by SSGT and SST II.

Consideration to be Received in the Merger

REIT Merger Consideration. If the REIT Merger is completed, each share of SSGT common stock outstanding immediately prior to the REIT Merger, including both Class A common stock and Class T common stock, will be automatically cancelled and converted into the right to receive an amount in cash equal to $12.00, without interest and less any applicable withholding taxes. In the event SSGT splits, combines, or otherwise reclassifies the SSGT common stock, makes a dividend or other distribution in shares of the SSGT common stock (but not including shares of SSGT common stock issued pursuant to the SSGT distribution reinvestment plan), or engages in a reclassification, reorganization, recapitalization, or other like change, then the amount of the REIT Merger consideration will be appropriately and proportionately adjusted to provide to the holders of shares of SSGT common stock the same economic effect as contemplated by the Merger Agreement prior to the change.

Partnership Merger Consideration. If the Partnership Merger is completed, (1) each SSGT OP Unit outstanding immediately prior to the Partnership Merger will be automatically cancelled and converted into the right to receive 1.127 SST II OP Units, and (2) the SSGT Special Limited Partner Interest (as defined in the Merger Agreement) will be redeemed for an amount determined in accordance with the SSGT OP partnership agreement, which amount is payable in cash or SST II OP Units at the election of our Advisor, as the holder of the SSGT Special Limited Partner Interest. In the event our Advisor elects to receive SST II OP Units in lieu of a cash payment, the SSGT Special Limited Partner Interest will be redeemed in exchange for a number of SST II OP Units equal to (a) the quotient of (i) the amount of cash determined in accordance with the SSGT OP partnership agreement that otherwise would have been paid for the redemption of the SSGT Special Limited Partner Interest, divided by (ii) $12.00, multiplied by (b) 1.127.

Conversion of Shares; Letter of Transmittal. The conversion of shares of SSGT common stock into the right to receive the REIT Merger consideration will occur automatically at the effective time of the REIT Merger. In accordance with the Merger Agreement, SST II will appoint a paying agent to handle the payment and delivery of the REIT Merger consideration. Promptly after the completion of the REIT Merger, but not later than three business days thereafter, the paying agent will send a letter of transmittal to those persons who were SSGT stockholders of record at the effective time of the REIT Merger. This mailing will contain instructions regarding the surrender of shares of SSGT common stock in exchange for the consideration that the holder of such shares is entitled to receive under the Merger Agreement. Upon proper surrender of a share for exchange and cancellation to the paying agent, together with a properly completed and signed letter of transmittal, and delivery of any other documents specified in the letter of transmittal, the holder of such share will receive the REIT Merger consideration in accordance with the Merger Agreement.

Treatment of SSGT Restricted Stock. Immediately prior to the effective time of the REIT Merger, each then outstanding share of SSGT restricted stock issued under SSGT’s Employee and Director Long-Term Incentive Plan will fully vest. All shares of SSGT common stock then outstanding as a result of the full vesting of shares of SSGT restricted stock, and the satisfaction of any applicable withholding taxes, will have the right to receive the REIT Merger consideration.

Withholding. All payments under the Merger Agreement are subject to applicable withholding requirements.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by SSGT and SSGT OP, on the one hand, and SST II, SST II OP and Merger Sub, on the other hand. The representations and warranties were made by the parties as of the date of the Merger Agreement and do not survive the effective time of the REIT Merger. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the Merger Agreement, information each of SSGT and SST II filed with the SEC prior to the effective date of the Merger Agreement or the disclosure letters delivered in connection with the signing of the Merger Agreement.

Representations and Warranties of SSGT and SSGT OP. SSGT and SSGT OP made representations and warranties in the Merger Agreement relating to, among other things:

•	organization, valid existence, good standing and qualification to conduct business;

•	due authorization, execution, delivery and validity of the Merger Agreement and the authority to enter into all transactions contemplated by the Mergers;

•	absence of conflicts with, or violations of, organizational documents or applicable laws, and absence of breaches of, or consent requirements under, certain agreements;

•	capitalization;

•	SEC filings, financial statements and internal accounting controls;

•	absence of certain changes since December 31, 2017;

•	absence of undisclosed liabilities;

•	permits and compliance with law;

•	absence of certain litigation;

•	real properties;

•	environmental matters;

•	material contracts;

•	taxes;

•	intellectual property;

•	insurance;

•	benefit plans;

•	related party transactions;

•	broker’s, finders and similar fees or commissions;

•	the financial advisor to the SSGT special committee;

•	anti-takeover statutes; and

•	information contained or incorporated by reference in this proxy statement.

Representations and Warranties of SST II, SST II OP and Merger Sub. SST II, SST II OP and Merger Sub made representations and warranties in the Merger Agreement relating to, among other things:

•	organization, valid existence, good standing and qualification to conduct business;

•	due authorization, execution, delivery and validity of the Merger Agreement and the authority to enter into all transactions contemplated by the Mergers;

•	absence of conflicts with, or violations of, organizational documents or applicable laws, and absence of breaches of, or consent requirements under, certain agreements;

•	solvency;

•	sufficiency of funds;

•	absence of certain litigation;

•	ownership of SSGT common stock; and

•	information supplied for inclusion in this proxy statement.

Definition of “Material Adverse Effect”

Many of the representations of SSGT, SSGT OP, SST II, SST II OP and Merger Sub are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect).

For purposes of the Merger Agreement, a “material adverse effect” with respect to either SSGT or SST II is any event, circumstance, change, effect, development, condition or occurrence that individually or in the aggregate (1) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of SSGT or SST II (and their respective subsidiaries), taken as a whole, or (2) would prevent or materially impair the ability of SSGT or SST II to close the Mergers before April 1, 2019. However, with respect to the preceding clause (1), a “material adverse effect” would not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from: (a) any failure of SSGT or SST II to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a material adverse effect); (b) any changes that affect the self-storage industry generally; (c) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates; (d) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world; (e) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date of the Merger Agreement; (f) the execution and delivery of the Merger Agreement, or the public announcement of the Mergers or the other transactions contemplated by the Merger Agreement; (g) the taking of any action expressly required by the Merger Agreement, or the taking of any action at the written request or with the prior written consent of SSGT or SST II, as the case may be; (h) earthquakes, hurricanes, floods or other natural disasters; (i) changes in applicable law or GAAP (or the interpretation thereof); or (j) any action made or initiated by any SSGT or SST II stockholder, as the case may be, including any derivative claims, arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement; which in the case of each of (b)-(e) and (h)-(i) above do not disproportionately affect SSGT or SST II (and their respective subsidiaries), taken as a whole, relative to others in the self-storage industry in the geographic regions in which SSGT or SST II (and their respective subsidiaries) operate.

Covenants and Agreements

Conduct of SSGT’s Business Pending the REIT Merger. SSGT has agreed to certain restrictions on itself and its subsidiaries until the earlier of the effective time of the REIT Merger or the valid termination of the Merger Agreement. In general, except with SST II’s prior written approval (not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly required or permitted by the Merger Agreement or required by law, SSGT has agreed that it and SSGT OP will, and will cause each other SSGT subsidiary to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice and use all reasonable efforts to (1) maintain the condition of its materials assets and properties (normal wear and tear excepted), (2) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (3) continue the development of any properties currently under construction in accordance with the applicable development agreements and budgets, and (4) maintain the status of SSGT as a REIT.

Without limiting the foregoing, SSGT has also agreed that, except with SST II’s prior written approval (not to be unreasonably withheld, delayed or conditioned), to the extent required by law or as otherwise expressly required or permitted by the Merger Agreement, SSGT and SSGT OP will not do, and will not cause or permit any other SSGT subsidiary to do, any of the following:

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amend or propose to amend the organizational or governing documents of SSGT or a SSGT subsidiary, or waive the stock ownership limit or create an Excepted Holder Limit (as defined in the SSGT charter) under the SSGT charter;

•	adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of SSGT or any SSGT subsidiary (other than a wholly owned SSGT subsidiary);

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declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of SSGT or any SSGT subsidiary or other equity securities or ownership interests in SSGT or any SSGT subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (1) the declaration and payment by SSGT of regular dividends in accordance with past practice at a daily rate not to exceed $0.0013698630 per share, (2) the declaration and payment by SSGT OP of regular distributions in accordance with past practice and for any interim period through the closing of the Mergers, on SSGT OP Units, (3) the declaration and payment of dividends or other distributions to SSGT by any directly or indirectly wholly-owned subsidiary, and (4) distributions by any SSGT subsidiary that is not wholly-owned, directly or indirectly, by SSGT, in accordance with the requirements of the organizational documents of such subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions, SSGT and any SSGT subsidiary will be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for SSGT to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise tax under the Code;

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redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of SSGT or one of its subsidiaries (other than (1) redemptions of SSGT OP Units pursuant to the SSGT OP partnership agreement and (2) any acquisition of shares of SSGT common stock contemplated under Article VI of the SSGT charter);

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except (1) for transactions among SSGT and one or more wholly owned SSGT subsidiaries or among one or more wholly owned SSGT subsidiaries, (2) for SSGT OP Units which may be issued to our Advisor in redemption of the SSGT OP Special Limited Partner Interest, or (3) as otherwise contemplated in the Merger Agreement, issue, sell, pledge, dispose, encumber or grant any shares of SSGT’s capital stock or any of SSGT’s subsidiaries’ capital stock (including SSGT OP Units), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of SSGT’s capital stock or any of SSGT’s subsidiaries’ capital stock or other equity interests;

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acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (1) acquisitions by SSGT or any SSGT subsidiaries of or from an existing wholly-owned SSGT subsidiary and (2) other acquisitions of personal property for a purchase price of less than $500,000 in the aggregate;

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sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business consistent with past practice; provided, that (1) any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (a) the potential sale of the San Antonio Property (as defined in the Merger Agreement), (b) the satisfaction of any margin call or (c) the posting of collateral in connection with any contract to which SSGT or any SSGT subsidiary is a party, will be considered to be done in the ordinary course of business consistent with past practice, and (2) SSGT or any SSGT subsidiary is permitted to effect a deed in lieu of foreclosure if the failure to do so would result in personal or recourse liability to SSGT, any SSGT subsidiary or any of their respective affiliates under any indebtedness;

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incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities of SSGT or any SSGT subsidiary, except (1) indebtedness incurred under SSGT’s existing debt facilities in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by the Merger Agreement), (2) funding any transactions permitted by the Merger Agreement, (3) indebtedness that does not, in the aggregate, exceed $500,000, and (4) refinancing of existing indebtedness (provided, that the terms of such new indebtedness are not materially more onerous on SSGT compared to the existing indebtedness and the principal amount of such new indebtedness is not materially greater than the indebtedness it is replacing);

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make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (1) by SSGT or a wholly-owned SSGT subsidiary to SSGT or a wholly-owned SSGT subsidiary and (2) investments permitted pursuant to the terms of the Merger Agreement;

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enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any of SSGT’s material contracts, other than (1) any termination, renewal, modification or amendment in accordance with the terms of any such existing material contract (a) that occurs automatically without any action (other than notice of renewal) by SSGT or any SSGT subsidiary or (b) occurs in connection with the exercise by a third party of any preferential rights or options granted to such third party under the applicable material contract, or (2) as may be reasonably necessary to comply with the terms of the Merger Agreement;

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make any payment, direct or indirect, of any liability of SSGT or any SSGT subsidiary before the same comes due in accordance with its terms, other than (1) in the ordinary course of business consistent with past practice or (2) in connection with dispositions or refinancings of any indebtedness permitted under the Merger Agreement;

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waive, release, assign, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that (1) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (a) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of SSGT made available to SST II prior to the date of the Merger Agreement or (b) that do not exceed $200,000 individually or $500,000 in the aggregate, (2) do not involve the imposition of injunctive relief against SSGT, any SSGT subsidiary or Merger Sub (as the surviving entity in the REIT Merger), (3) do not provide for any admission of material liability by SSGT or any subsidiary of SSGT, excluding in each case any such matter relating to taxes, and (4) with respect to any action involving any present, former or purported holder or group of holders of SSGT’s common stock in accordance with the Merger Agreement;

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(1) hire any employee or hire or terminate any officer or director of SSGT or any SSGT subsidiary, (2) increase in any manner the amount, rate or terms of compensation or benefits of any of SSGT’s directors (except for any reasonable compensation that may be payable to the members of the SSGT special committee), or (3) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or benefit plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable laws;

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fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2017, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

•	enter into any new line of business;

•	form any new funds, joint ventures or non-listed real estate investment trusts or other pooled investment vehicles;

•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority;

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enter into or modify in a manner adverse to SSGT any tax protection agreement, make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund, except, in each case, (1) to the extent required by law or (2) to the extent necessary (a) to preserve SSGT’s qualification as a REIT under the Code or (b) to qualify or preserve the status of any SSGT subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

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take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause SSGT to fail to qualify as a REIT or any SSGT subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for federal income tax purposes or (2) a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

•	other than as permitted under the Merger Agreement, make or commit to make any recurring capital expenditures that are in excess of $750,000 per quarter in the aggregate;

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adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by the terms of the Merger Agreement in a manner that would not reasonably be expected to be materially adverse to SSGT or to prevent or impair the ability of SSGT and SSGT OP to consummate the Mergers;

•	amend or modify the engagement letters entered into with KeyBanc, as SSGT’s financial advisor, in a manner adverse to SSGT or any SSGT subsidiary;

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take any action that would, or fail to take any action the failure of which to be taken would, reasonably be expected to cause SSGT or any SSGT subsidiary to be deemed to include “plan assets” or to be involved in a “prohibited transaction” (as both terms are defined in the Merger Agreement); or

•	authorize or enter into any contract to do any of the foregoing.

Notwithstanding anything to the contrary set forth above, nothing in the Merger Agreement prohibits SSGT from taking any action, at any time or from time to time, that in the reasonable judgment of our board of directors, upon advice of counsel to SSGT, is reasonably necessary (1) for SSGT to avoid or to continue to avoid incurring entity level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the effective time of the REIT Merger or (2) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that SSGT or any SSGT subsidiary be registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), including in the case of clause (1) only, making dividend or any other actual, constructive or deemed distribution payments to SSGT stockholders.

Conduct of SST II’s Business Pending the REIT Merger. SST II has agreed that, until the earlier of the effective time of the REIT Merger or the valid termination of the Merger Agreement, SST II SST II OP and Merger Sub will not, and will not cause any other SST II subsidiary to, (1) take any action that is intended to or would result in any of the conditions to the Mergers becoming incapable of being satisfied, or (2) take any action or fail to take any action that would, or would reasonably be expected to, prevent, materially delay or materially impede the ability of SSGT and Merger Sub to consummate the REIT Merger, or the ability of SSGT OP and SST II OP to consummate the Partnership Merger, or the ability of SST II, SST II OP, Merger Sub, SSGT or SSGT OP to complete the other transactions contemplated by the Merger Agreement.

However, nothing in the Merger Agreement prohibits SST II from taking any action, at any time or from time to time, that in the reasonable judgment of the SST II board of directors, upon advice of counsel to SST II, is reasonably necessary (1) for SST II to avoid or to continue to avoid incurring entity level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the effective time of the REIT Merger or (2) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that SST II or any SST II subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (1) only, making dividend or any other actual, constructive or deemed distribution payments to SST II stockholders.

No Solicitation of Transactions by SSGT. Pursuant to the terms of the Merger Agreement, until 11:59 p.m. (New York City time) on November 15, 2018 (the “Go Shop Period End Time”), SSGT had a “go shop” right that allowed SSGT and its subsidiaries to do the following:

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initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), including by way of contacting third parties, broadly disseminating public disclosure or providing access to the properties, offices, assets, books, records and personnel of SSGT and its subsidiaries and furnishing non-public information pursuant to one or more acceptable confidentiality agreements; provided, however, that SSGT must have previously or contemporaneously furnished, made available or provided access to such non-public information to SST II;

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enter into, continue or otherwise participate in any discussions or negotiations with any person relating to, or in furtherance of such inquiries, proposals, offers or other actions or to obtain, an Acquisition Proposal;

•	release any person from, or refrain from enforcing, any standstill agreement or similar obligation to SSGT or its subsidiaries; and

•	disclose to SSGT stockholders any information required to be disclosed under applicable law.

Beginning at the Go Shop Period End Time, except as described below, the Merger Agreement provides that SSGT may not, and will cause its subsidiaries not to, do any of the following:

•	initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes any Acquisition Proposal;

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enter into, continue or otherwise participate in any discussions or negotiations with any person, or furnish to any person, any non-public information, in furtherance of such inquiries or to obtain an Acquisition Proposal;

•	release any person from or fail to enforce any standstill agreement or similar obligation to SSGT or its subsidiaries;

•	make an Adverse Recommendation Change (as defined below);

•	enter into any agreement in principle, arrangement, understanding, contract or agreement (whether binding or not) contemplating or otherwise relating to an Acquisition Proposal; or

•	take any action to exempt any person from any takeover statute or similar restrictive provision of the SSGT charter and related documents.

Notwithstanding the foregoing, at any time up to five business days after the Go Shop Period End Time, the SSGT board of directors had the right, upon receipt of an Acquisition Proposal from a Go Shop Bidder (as defined below) that constituted a Superior Proposal (as defined below), to give notice of its intention to terminate the Merger Agreement and enter into an agreement related to such Superior Proposal subject to the following conditions:

•	the foregoing determination must have been made in good faith and upon the determination that failing to take such action would be inconsistent with the directors’ duties under applicable law;

•	SSGT must have notified SST II in writing of the Superior Proposal, attaching the most current version of such proposal; and

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during the five business days after SST II received such notice, SSGT must have offered to negotiate with SST II (and negotiate in good faith) with respect to making adjustments to the terms of the Merger Agreement so that the subject Superior Proposal no longer was a Superior Proposal.

In addition, at any time beginning on the sixth business day after the Go Shop Period End Time but before receiving SSGT stockholder approval of the REIT Merger, the SSGT board of directors may, upon receipt of an Acquisition Proposal that constitutes a Superior Proposal, make an Adverse Recommendation Change and may terminate the Merger Agreement. There are several conditions to taking such action:

•	the foregoing determination must be made in good faith and upon the determination that failing to take such action would be inconsistent with the directors’ duties under applicable law;

•	SSGT must notify SST II in writing of the intent to make the Adverse Recommendation Change; and

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during the five business days after SST II has received such notice, SSGT must offer to negotiate with SST II (and negotiate in good faith) with respect to making adjustments to the terms of the Merger Agreement so that the subject Superior Proposal no longer is a Superior Proposal.

Likewise, at any time before receiving SSGT stockholder approval of the REIT Merger, the SSGT board of directors may, if it has determined in good faith that the failure to do so would be inconsistent with the directors’ duties under applicable law, make an Adverse Recommendation Change in response to an Intervening Event (as defined below).

The Merger Agreement also does not prevent the SSGT board of directors or SSGT, directly or indirectly, from (1) taking and disclosing to SSGT stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to an Acquisition Proposal, making any required disclosure to SSGT stockholders under applicable law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (2) making any disclosure to SSGT stockholders if the SSGT board of directors determines in good faith (and based on the recommendation of the SSGT special committee after consultation with its legal advisors) that the failure to do so would be inconsistent with the directors’ duties under applicable law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the SSGT board of directors with respect to the Merger Agreement or an Acquisition Proposal, such disclosure will be deemed to be an Adverse Recommendation Change if not accompanied by an express public re-affirmation of the recommendation of the SSGT board of directors.

For purposes of the Merger Agreement:

“Acquisition Proposal” means any proposal or offer, whether in one transaction or a series of related transactions, relating to any (1) merger, consolidation, share exchange, business combination or similar transaction involving SSGT or any subsidiary of SSGT that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), (2) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of SSGT or any of its subsidiaries representing 20% or more of the consolidated assets of SSGT and its subsidiaries, taken as a whole, (3) issue, sale or other disposition by SSGT or any of its subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding shares of SSGT common stock, (4) tender offer or exchange offer in which any person or “group” (as that term is defined under the Exchange Act) will acquire beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of SSGT common stock, (5) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to SSGT in which a third party will acquire beneficial ownership of 20% or more of the outstanding shares of SSGT common stock, or (6) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” will not include (a) the Mergers or any of the other transactions contemplated by the Merger Agreement or (b) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among SSGT and one or more SSGT subsidiaries or solely among SSGT subsidiaries.

“Adverse Recommendation Change” means (1) the failure of the SSGT board of directors to recommend that the SSGT stockholders vote in favor of approval of the REIT Merger, the failure to include that recommendation in this proxy statement, or a withdrawal, modification or amendment of that recommendation in a manner adverse to SST II or (2) the approval, endorsement or recommendation of any Acquisition Proposal.

“Go Shop Bidder” means any person that submits a proposal or offer regarding an Acquisition Proposal not later than the Go Shop Period End Time that has not been withdrawn and that the SSGT special committee determines prior to the Go Shop Period End Time (or in the case of any Acquisition Proposal received less than five business days before the date of the Go Shop Period End Time, not later than five business days after the Go Shop Period End Time), has resulted in, or would be reasonably expected to result in, a Superior Proposal.

“Intervening Event” means a change in circumstances or development that materially affects the business, assets or operations of SSGT and its subsidiaries, taken as a whole, that was not known to or reasonably foreseeable by the SSGT board of directors prior to the execution of the Merger Agreement, which change in circumstances or development becomes known to the SSGT board of directors prior to the effective time of REIT Merger, provided that (1) the terms of any potential sale transaction relating in any way to the San Antonio Property and (2) receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, will not constitute an Intervening Event.

“Superior Proposal” means a written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” will be replaced with “50%”) which the SSGT board of directors (based on the recommendation of the SSGT special committee after consultation with its legal and financial advisors) determines in its good faith judgment (after taking into account (1) all of the terms and conditions of the Acquisition Proposal and the Merger Agreement (as it may be proposed to be amended by SST II) and (2) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof)) to be more favorable from a financial point of view to SSGT stockholders (in their capacities as stockholders) than the Mergers and the other transactions contemplated by the Merger Agreement (as it may be proposed to be amended by SST II)).

Proxy Statement; SSGT Stockholders Meeting. SSGT agreed to prepare and file with the SEC this proxy statement and to cause this proxy statement to be mailed to SSGT stockholders entitled to vote at the special meeting. SSGT also agreed to include in this proxy statement the SSGT board of directors’ recommendation that SSGT stockholders approve the REIT Merger and to use its reasonable best efforts to obtain SSGT stockholder approval.

Access to Information; Confidentiality. The Merger Agreement requires SSGT to afford SST II and its representatives, upon reasonable notice and during normal business hours, reasonable access to SSGT’s and its subsidiaries’ properties, books, contracts, personnel and records upon reasonable advance notice and during normal business hours. SST II has agreed to hold, and to cause its representatives and affiliates to hold, any non-public information in confidence to the extent required by the terms of an existing confidentiality agreement between SSGT and SST II.

Public Announcements. Each of the parties to the Merger Agreement has agreed, subject to certain exceptions, to consult with each other before issuing any press release or otherwise making any public statements or filings with respect to the Merger Agreement or any of the transactions contemplated by the Merger Agreement. In addition, none of the parties to the Merger Agreement will, subject to certain exceptions, issue any press release or otherwise make a public statement or filing without obtaining the other parties’ consent (not to be unreasonably withheld, conditioned or delayed).

Indemnification of Directors and Officers; Insurance. For a period of six years after the effective time of the Mergers, pursuant to the terms of the Merger Agreement and subject to certain limitations, SST II will, and will cause Merger Sub to, indemnify, advance expenses to, defend and hold harmless the Indemnified Parties for actions at or prior to the effective time of the REIT Merger, including with respect to the transactions contemplated by the Merger Agreement. SST II has agreed that all rights to indemnification and exculpation from liabilities for acts provided in (i) the governing documents of SSGT or similar organizational documents or agreements of any subsidiary of SSGT and (ii) any indemnification agreements of SSGT will survive the Mergers and will continue in full force and effect in accordance with their terms. For a period of six years after the effective time of the REIT Merger, the organizational documents of SST II and Merger Sub and the organizational documents of any other SST II subsidiary or SSGT subsidiary will not have indemnification and director and officer liability limitation provisions less favorable than such provisions in SSGT’s organizational documents.

SST II has agreed to cause Merger Sub, as the surviving entity of the REIT Merger, to maintain SSGT’s current directors’ and officers’ liability insurance policies for a period of six years after the effective time of the REIT Merger. However, in lieu of that obligation, (1) Merger Sub may substitute directors’ and officers’ liability insurance policies from one or more insurance carriers with terms and retentions that are no less favorable in the aggregate than the coverage provided under SSGT’s existing policies, or (2) SSGT may, in consultation with SST II, obtain extended reporting period coverage under SSGT’s existing insurance programs for a period of six years after the effective time of the REIT Merger. Notwithstanding the foregoing, (a) Merger Sub will not be required to pay annual premiums in excess of (for any one year) 300% of the annual premium currently paid by SSGT for such insurance, and (b) if the annual premiums exceed 300%, Merger Sub will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 300% of the current annual premium.

Appropriate Action; Consents; Filings. Both SSGT and SST II will, and will cause their respective subsidiaries to, use their reasonable best efforts (subject to certain limitations) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable law or pursuant to any contract to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by the Merger Agreement, including:

•	taking all actions necessary to satisfy the closing conditions set forth in the Merger Agreement;

•	preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any governmental authority or agency;

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obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from governmental authorities, agencies or other persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement and the making of all necessary or advisable registrations and filings and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority or other persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement;

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defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Mergers or the other transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed, and the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation law that may be asserted by any governmental authority with respect to the Mergers so as to enable the closing to occur as soon as reasonably possible; and

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executing and delivering any additional instruments necessary or advisable to consummate the Mergers and the other transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement.

Neither party will have any obligation (1) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such party, any of its subsidiaries (including SST II subsidiaries after the closing) or their affiliates or (2) otherwise to take or commit to take any actions that would limit the freedom of such party, its subsidiaries (including SST II subsidiaries after the closing) or their affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets. SSGT and SST II will provide any necessary notices to third parties and to use their reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by the Merger Agreement.

Notification of Certain Matters; Transaction Litigation. Each of SSGT and SSGT OP, on the one hand, and SST II, SST II OP and Merger Sub, on the other, has agreed to provide prompt notice to the other of any notice received from any governmental authority in connection with the Merger Agreement, the Mergers or the other transactions contemplated by the Merger Agreement, or from any person or entity alleging that its consent is or may be required in connection with any such transaction.

Each of SSGT and SSGT OP, on the one hand, and SST II, SST II OP and Merger Sub, on the other, has agreed to provide prompt notice to the other if any representation or warranty made by it in the Merger Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by the outside date, if it fails to comply with or satisfy in any material respect any covenant, condition or agreement contained in the Merger Agreement.

Each of SSGT and SSGT OP, on the one hand, and SST II, SST II OP and Merger Sub, on the other, has agreed to provide prompt notice to the other of any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving such party, any of its subsidiaries or any of their respective directors, officers or partners in connection with the Merger Agreement, the Mergers or the other transactions contemplated by the Merger Agreement. Each has agreed to allow the other the opportunity to reasonably participate in (but not control) the defense and settlement of any stockholder litigation and not to agree to a settlement of any stockholder litigation without the other’s consent (not to be unreasonably withheld, delayed or conditioned).

Conditions to Completion of the Mergers

Mutual Closing Conditions. The obligation of each of SSGT and SST II to complete the Mergers and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or, to the extent permitted by law, waiver by each of the parties, at or prior to the effective time of the REIT Merger, of the following conditions:

•

all consents, authorizations, orders or approvals of certain governmental authorities and agencies necessary for the consummation of the Mergers and the other transactions contemplated by the Merger Agreement have been obtained and any applicable waiting periods in respect thereof have expired or been terminated;

•	the approval of the REIT Merger by the SSGT stockholders has been obtained; and

•

no judgment, injunction, order or decree has been issued by any governmental authority of competent jurisdiction prohibiting the consummation of the Mergers, and no law has been enacted, entered, promulgated or enforced by any governmental authority after the date of the Merger Agreement that prohibits, restrains, enjoins or makes illegal the consummation of the Mergers or the other transactions contemplated by the Merger Agreement.

Additional Closing Conditions for the Benefit of SST II, SST II OP and Merger Sub. The obligation of SST II, SST II OP and Merger Sub to complete the Mergers is subject to the satisfaction or waiver, at or prior to the effective time of the REIT Merger, of the following additional conditions:

•

the accuracy in all material respects as of the date of the Merger Agreement and as of the effective time of the REIT Merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date) of certain representations and warranties made in the Merger Agreement by SSGT regarding its organization, qualification, subsidiaries, authority, stockholder approval, certain aspects of its capital structure, and exemption from the Investment Company Act;

•

the accuracy in all but de minimis respects as of the date of the Merger Agreement and as of the effective time of the REIT Merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date) of certain representations and warranties made in the Merger Agreement by SSGT regarding certain aspects of its capital structure;

•

the accuracy of all other representations and warranties made in the Merger Agreement by SSGT (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the effective time of the REIT Merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date), except for any failure of such representations or warranties to be true and correct that, individually or in the aggregate, do not have and would not reasonably be expected to have a material adverse effect on SSGT;

•

SSGT and SSGT OP having performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under the Merger Agreement on or prior to the effective time of the Mergers;

•	on the closing date, no circumstance exists that constitutes a material adverse effect on SSGT;

•

receipt by SST II of an officer’s certificate, dated as of the closing date and signed by SSGT’s chief executive officer and chief financial officer on behalf of SSGT, certifying that the closing conditions described in the preceding bullets have been satisfied; and

•	the receipt by SST II of an opinion of Nelson Mullins, or other counsel selected by SSGT and reasonably satisfactory to SST II, regarding SSGT’s qualification and taxation as a REIT under the Code.

The obtaining of financing in connection with the Mergers or any of the other transactions contemplated by the Merger Agreement is not a condition to the obligation of SST II, SST II OP or Merger Sub to complete the Mergers.

Additional Closing Conditions for the Benefit of SSGT and SSGT OP. The obligation of SSGT and SSGT OP to complete the Mergers is subject to the satisfaction or waiver, at or prior to the effective time of the REIT Merger, of the following additional conditions:

•

the accuracy in all material respects as of the date of the Merger Agreement and as of the effective time of the REIT Merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date) of certain representations and warranties made in the Merger Agreement by SST II regarding its organization, qualification, subsidiaries, authority, solvency and funding;

•

the accuracy of all other representations and warranties made in the Merger Agreement by SST II (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the effective time of the REIT Merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date), except for any failure of such representations or warranties to be true and correct that, individually or in the aggregate, do not have and would not reasonably be expected to have a material adverse effect on SST II;

•

SST II, SST II OP and Merger Sub having performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under the Merger Agreement on or prior to the effective time of the REIT Merger; and

•

receipt by SSGT of an officer’s certificate, dated as of the closing date and signed by SST II’s chief executive officer and chief financial officer on behalf of SST II, certifying that the closing conditions described in the preceding bullets have been satisfied.

Termination of the Merger Agreement

Termination by Mutual Agreement. SSGT and SST II (acting through their special committees) may, by written consent, mutually agree to terminate the Merger Agreement before completing the REIT Merger, even after approval of the REIT Merger by the stockholders of SSGT.

Termination by Either SST II or SSGT. The Merger Agreement may also be terminated prior to the effective time of the REIT Merger by either SST II or SSGT (acting through their special committees) if any of the following occur:

(1)

the REIT Merger has not occurred on or before April 1, 2019, except that the right to terminate for this reason will not be available to SSGT or SST II, as applicable, if the failure of that party to perform or comply in all material respects with its obligations under the Merger Agreement caused the failure of the REIT Merger to occur by that outside date;

(2)

a final, non-appealable order has been issued by a governmental authority that permanently restrains or otherwise prohibits the transactions contemplated by the Merger Agreement, except that the right to terminate for this reason will not be available to SSGT or SST II, as applicable, if the issuance of such order was primarily due to the failure of that party to perform or comply in all material respects with its obligations under the Merger Agreement; or

(3)

SSGT stockholder approval of the REIT Merger has not been obtained at the SSGT stockholder special meeting, except that the right to terminate for this reason will not be available to SSGT or SST II if such failure was primarily due to the failure of that party to perform or comply in all material respects with its obligations under the Merger Agreement.

Termination by SSGT. The Merger Agreement may also be terminated prior to the effective time of the REIT Merger by SSGT (with the prior approval of the SSGT special committee) upon any of the following:

(1)

SST II has breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in the Merger Agreement that would cause a condition to closing not to be satisfied, which breach or failure to perform cannot be cured or, if capable of cure, has not been cured by the earlier of 20 business days following notice from SSGT to SST II or March 28, 2019; provided, that SSGT does not have the right to terminate the Merger Agreement for such a breach if SSGT has similarly breached or failed to perform any of its representations, warranties, obligations, covenants or agreements in the Merger Agreement;

(2)

SSGT has accepted a Superior Proposal by a Go Shop Bidder within five business days of the Go Shop Period End Time, provided SSGT must, concurrently with the termination of the Merger Agreement, make the termination payment required by the Merger Agreement (and described below) to SST II and enter into a definitive agreement relating to the Superior Proposal;

(3)

SSGT has accepted a Superior Proposal at any time beginning on the sixth business day after the Go Shop Period End Time and prior to receipt of SSGT stockholder approval of the REIT Merger, provided SSGT must, concurrently with the termination of the Merger Agreement, make the termination payment required by the Merger Agreement (and described below) to SST II and enter into a definitive agreement relating to the Superior Proposal;

(4)

an Intervening Event has occurred prior to SSGT stockholder approval of the REIT Merger, and the SSGT board of directors has determined in good faith (based on the recommendation of the SSGT special committee after consultation with its legal and financial advisors) that the failure to terminate the Merger Agreement would be inconsistent with the directors’ duties under applicable law; or

(5)

if (a) all of SST II’s conditions to closing have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at closing), (b) SSGT has confirmed by written notice to SST II that all of SSGT’s conditions to closing have been satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at closing) and that SSGT is prepared to consummate the Mergers, and (c) SST II, SST II OP and Merger Sub then fail to consummate the Mergers and the other transactions contemplated by the Merger Agreement within four business days following SSGT’s written notice.

Termination by SST II. The Merger Agreement may also be terminated prior to the effective time of the REIT Merger by SST II (with the prior approval of the SST II special committee), upon any of the following:

(1)

SSGT has breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in the Merger Agreement that would cause a condition to closing not to be satisfied, which breach or failure to perform cannot be cured or, if capable of cure, has not been cured by the earlier of 20 business days following notice from SSGT to SST II or March 28, 2019; provided, that SST II does not have the right to terminate the Merger Agreement for such a breach if SST II has similarly breached or failed to perform any of its representations, warranties, obligations, covenants or agreements in the Merger Agreement; or

(2)	at any time following the date that is five business days after the Go Shop Period End Time and prior to SSGT stockholder approval of the REIT Merger if:

•	the SSGT board of directors or any committee thereof, for any reason, has effected an Adverse Recommendation Change;

•	the SSGT board of directors or any committee thereof has approved, adopted or publicly endorsed or recommended any Acquisition Proposal;

•

a tender offer or exchange offer for any shares of SSGT common stock that constitutes an Acquisition Proposal (other than by SST II or any of its affiliates) has been commenced and the SSGT board of directors has failed to recommend against acceptance of such tender offer or exchange offer by SSGT stockholders and to publicly reaffirm the recommendation of the SSGT board of directors in favor of the REIT Merger within 10 business days of being requested to do so by SST II;

•	the SSGT board of directors or any committee thereof has failed to include the recommendation of the SSGT board of directors in favor of the REIT Merger in this proxy statement; or

•

SSGT has materially violated any of its obligations under the go shop provisions of the Merger Agreement (other than any immaterial or inadvertent violations that did not result in an alternative Acquisition Proposal).

Termination Fees and Expense Reimbursement. SSGT has agreed to pay SST II termination fees and expense reimbursement as follows:

•	a termination fee of $2.9 million if SSGT terminates the Merger Agreement pursuant to item (2) under “—Termination by SSGT” above;

•	a termination fee of $9.6 million if:

•

the Merger Agreement (a) is terminated by SST II because of a breach or failure to perform by SSGT as described above and, prior to such breach or failure to perform, a bona fide Acquisition Proposal (meeting certain other conditions) was publicly announced or communicated to our board of directors, and (b) within 12 months after the date of such termination a transaction with respect to such Acquisition Proposal is consummated or SSGT enters into a definitive agreement in respect of an Acquisition Proposal that is later consummated;

•

the Merger Agreement (a) is terminated by SSGT or SST II because the SSGT stockholders did not approve the REIT Merger and, prior to the SSGT special meeting, a bona fide Acquisition Proposal was publicly announced or communicated to the SSGT stockholders, and (b) within 12 months after the date of such termination, a transaction with respect to such Acquisition Proposal is consummated or SSGT enters into a definitive agreement in respect of an Acquisition Proposal that is later consummated;

•	the Merger Agreement is terminated by SST II pursuant to item (2) under “—Termination by SST II” above;

•	the Merger Agreement is terminated by SSGT pursuant to item (3) under “—Termination by SSGT” above; or

•	the Merger Agreement is terminated by SSGT pursuant to item (4) under “—Termination by SSGT” above; and

•	an expense reimbursement of up to $2.0 million if the Merger Agreement is terminated by SST II pursuant to item (1) under “—Termination by SST II” above.

SST II has agreed to pay SSGT termination fees and expense reimbursement as follows:

•	a termination fee of $9.6 million if:

•	the Merger Agreement is terminated by SSGT pursuant to item (5) under “—Termination by SSGT” above; or

•

the Merger Agreement is terminated by SST II pursuant to item (1) under “—Termination by Either SST II or SSGT” above, but at the time of termination SSGT would have been entitled to terminate the Merger Agreement pursuant to item (5) under “—Termination by SSGT” above; and

•	an expense reimbursement of up to $2.0 million if the Merger Agreement is terminated by SSGT pursuant to item (1) under “—Termination by SSGT” above.

Miscellaneous Provisions

Payment of Expenses. Other than as described above under “Termination Fees and Expense Reimbursement,” the Merger Agreement provides that all expenses will be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated. In the event the Mergers are consummated, SST II has agreed to pay any expenses of SSGT that are not paid by SSGT prior to the Mergers.

Specific Performance. The parties to the Merger Agreement are entitled to seek injunctions, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to specifically enforce the terms and provisions of the Merger Agreement, in addition to any and all other remedies at law or in equity.

Amendment. The parties to the Merger Agreement may amend the Merger Agreement by an instrument in writing signed by each of the parties, provided that, after SSGT stockholder approval of the REIT Merger, no amendment may be made which by law requires further approval by SSGT stockholders, without the approval of the SSGT stockholders.

Waiver. Prior to the effective time of the REIT Merger, the parties may extend the time for performance of any obligation of the other party or waive any inaccuracy in the representations and warranties of the other party or the other party’s compliance with any agreement or condition contained in the Merger Agreement to the extent permitted by law.

Governing Law. The Merger Agreement is governed by the laws of the State of Maryland (without giving effect to choice of law principles thereof).

APPROVAL FOR CERTAIN ADJOURNMENTS OF

THE SPECIAL MEETING

(PROPOSAL 2)

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if we have not received sufficient votes for approval of the REIT Merger. Any adjournments may be made without notice, other than by an announcement at the special meeting, upon approval by stockholders by the affirmative vote of not less than a majority of the votes cast on the proposal.

If the persons named as proxies on the proxy card are asked to vote for one or more adjournments of the special meeting to permit further solicitation of proxies if there are not sufficient votes at the special meeting to approve the REIT Merger, they will only have the authority to vote on such matter as instructed by you or your proxy and, if no instructions are provided, will vote for such adjournment. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already granted their proxies to revoke them at any time prior to their use.

Our board of directors unanimously (with Mr. Schwartz abstaining) recommends a vote “FOR” the approval of adjournments of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of November 26, 2018 by (i) each of our directors; (ii) each of our named executive officers; (iii) our directors, our named executive officers and other executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock.

Each person named in the table has sole voting or investment power with respect to all shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. In addition to the beneficial ownership of our common stock, pursuant to SEC rules and regulations, we are required to report the beneficial ownership of all securities that are owned by each of the persons named below that vest or become convertible or exchangeable for our common stock through January 25, 2019, the 60th day from November 26, 2018.

	Class A Common Stock Beneficially Owned(1)
Name and Address of Beneficial Owner(2)	Number of Shares of Common Stock		Percentage of Class
H. Michael Schwartz, Chairman of the Board of Directors and Chief Executive Officer	103	(3)	*
Michael S. McClure, President	—		—
Michael O. Terjung, Chief Financial Officer and Treasurer	—		—
Wayne Johnson, Chief Investment Officer	—		—
James L. Berg, Secretary	—		—
Leon W. Holmes, Independent Director	7,515	(4)	*
Stephen G. Muzzy, Independent Director	8,933	(5)	*

All directors and executive officers as a group	16,551	(6)	*

*	Represents less than 1% of our outstanding Class A common stock as of November 26, 2018.
(1)

Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Unless otherwise provided, the address of each beneficial owner listed is 10 Terrace Road, Ladera Ranch, California 92694.
(3)	Includes approximately 103 shares owned by our Advisor, which is indirectly owned and controlled by Mr. Schwartz.
(4)	Includes 4,688 shares of unvested restricted stock which will vest immediately prior to the effective time of the REIT Merger.
(5)	Includes 5,000 shares of unvested restricted stock which will vest immediately prior to the effective time of the REIT Merger.
(6)	Includes 9,688 shares of unvested restricted stock which will vest immediately prior to the effective time of the REIT Merger, as described in footnotes (4) and (5).

NO APPRAISAL OR DISSENTERS’ RIGHTS

As permitted by the MGCL, our charter provides that stockholders are not be entitled to exercise any appraisal rights unless our board of directors, upon the affirmative vote of a majority of the board of directors, determines that such rights apply. Because our board of directors has not made such a determination, our stockholders are not entitled to exercise any appraisal rights in connection with the REIT Merger.

SUBMISSION OF STOCKHOLDER PROPOSALS

We intend to hold an annual meeting in 2019 only if the Mergers are not completed. In order for a stockholder proposal to be properly submitted for presentation at our 2019 annual meeting, we must receive written notice of the proposal at our executive offices during the period beginning on December 15, 2018 and ending January 14, 2019. If you wish to present a proposal for inclusion in the proxy materials for next year’s annual meeting, we must receive written notice of your proposal at our executive offices no later than December 15, 2018. All proposals must contain the information specified in, and otherwise comply with, our bylaws. Proposals should be sent via registered, certified or express mail to: Strategic Storage Growth Trust, Inc., Attention: James Berg, Secretary, 10 Terrace Road, Ladera Ranch, California 92694.

MULTIPLE STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted a rule concerning the delivery of documents filed by us with the SEC, including proxy statements, which allows us to send a single proxy statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “householding.” This rule benefits both you and us. It reduces the volume of duplicate information received at your household and helps us reduce expenses. Each stockholder subject to householding will continue to receive a separate proxy card or voting instruction card.

We will promptly deliver, upon written or oral request, a separate copy of this proxy statement to a stockholder at a shared address to which a single copy was previously delivered. If you received a single copy of this proxy statement, but you would prefer to receive your own copy, you may direct requests for separate copies to Strategic Storage Growth Trust, Inc., Attention: James L. Berg, 10 Terrace Road, Ladera Ranch, California 92694 or call us at (877) 327-3485. Also, if your household currently receives multiple copies of disclosure documents and you would like to receive just one set, please contact us at the same address and phone number.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

Securities and Exchange Commission

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at http://www.sec.gov and on our website at http://www.strategicreit.com under “SSGT—Information—SEC Filings.”

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Strategic Storage Growth Trust, Inc., Attention: James L. Berg, 10 Terrace Road, Ladera Ranch, California 92694. If you would like to request documents, please do so promptly in order to receive them before the special meeting.

We are “incorporating by reference” information into this proxy statement, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

The following documents contain important information about us and our financial condition and operating results, and are hereby incorporated by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 21, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the SEC on November 13, 2018; and

•	Current Reports on Form 8-K dated April 20, 2018, June 15, 2018, July 3, 2018, August 13, 2018, October 2, 2018, and October 26, 2018.

We also incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated November 26, 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

STRATEGIC STORAGE TRUST II, INC.,

STRATEGIC STORAGE OPERATING PARTNERSHIP II, L.P.,

SST II GROWTH ACQUISITION, LLC,

STRATEGIC STORAGE GROWTH TRUST, INC.,

and

SS GROWTH OPERATING PARTNERSHIP, L.P.

Dated as of October 1, 2018

Article I. DEFINITIONS	A-2

Section 1.1 Definitions	A-2

Section 1.2 Interpretation and Rules of Construction	A-10

Article II. THE MERGERS	A-11

Section 2.1 The Mergers; Other Transactions	A-11

Section 2.2 Closing	A-11

Section 2.3 Effective Times.	A-12

Section 2.4 Organizational Documents of the Surviving Entity and the Surviving Partnership	A-12

Section 2.5 Management of the Surviving Entity	A-12

Section 2.6 Tax Treatment of Mergers	A-12

Section 2.7 Subsequent Actions	A-13

Article III. EFFECTS OF THE MERGERS	A-13

Section 3.1 Effects of the Mergers	A-13

Section 3.2 Paying Agent; Exchange Fund	A-15

Section 3.3 Exchange Procedures	A-15

Section 3.4 Withholding Rights	A-16

Section 3.5 SSGT Restricted Shares	A-17

Section 3.6 Lost Certificates	A-17

Section 3.7 Dissenters Rights	A-17

Section 3.8 General Effects of the Mergers	A-17

Article IV. REPRESENTATIONS AND WARRANTIES OF THE SSGT PARTIES	A-17

Section 4.1 Organization and Qualification; Subsidiaries	A-18

Section 4.2 Authority; Approval Required	A-18

Section 4.3 No Conflict; Required Filings and Consents	A-19

Section 4.4 Capital Structure	A-20

Section 4.5 SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti- Corruption Laws	A-21

Section 4.6 Absence of Certain Changes or Events	A-23

Section 4.7 No Undisclosed Liabilities	A-23

Section 4.8 Permits; Compliance with Law	A-23

Section 4.9 Litigation	A-23

Section 4.10 Properties	A-24

Section 4.11 Environmental Matters	A-24

A-i

Section 4.12 Material Contracts	A-24

Section 4.13 Taxes	A-26

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 1, 2018 (this “Agreement”), is among STRATEGIC STORAGE TRUST II, INC., a Maryland corporation (“SST II”), STRATEGIC STORAGE OPERATING PARTNERSHIP II, L.P., a Delaware limited partnership and the operating partnership of SST II (“SST II Operating Partnership”), SST II GROWTH ACQUISITION, LLC, a Maryland limited liability company and a wholly owned subsidiary of SST II (“Merger Sub”), STRATEGIC STORAGE GROWTH TRUST, INC., a Maryland corporation (“SSGT”), and SS GROWTH OPERATING PARTNERSHIP, L.P., a Delaware limited partnership and the operating partnership of SSGT (“SSGT Operating Partnership”). Each of SST II, SST II Operating Partnership, Merger Sub, SSGT, and SSGT Operating Partnership is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article I.

WHEREAS, SSGT (i) is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes, (ii) holds interests in properties through SSGT Operating Partnership and (iii) is the sole general partner of SSGT Operating Partnership;

WHEREAS, SST II (i) is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes, (ii) holds interests in properties through SST II Operating Partnership and (iii) is the sole general partner of SST II Operating Partnership;

WHEREAS, the Parties wish to effect a business combination transaction in which (i) SSGT will be merged with and into Merger Sub, with Merger Sub being the surviving company (the “REIT Merger”), and each share of the Class A common stock, $0.001 par value per share, of SSGT (the “SSGT Class A Common Stock”), and each share of the Class T common stock, $0.001 par value per share, of SSGT (the “SSGT Class T Common Stock”, and, together with the SSGT Class A Common Stock, the “SSGT Common Stock”), issued and outstanding immediately prior to the REIT Merger Effective Time (as defined herein) will be converted into the right to receive the REIT Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “MLLCA”); and (ii) SSGT Operating Partnership will be merged with SST II Operating Partnership, with SST II Operating Partnership being the surviving entity (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), and each SSGT OP Unit (as defined herein) issued and outstanding immediately prior to the Partnership Merger Effective Time (as defined herein) will be converted into the right to receive the Partnership Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”);

WHEREAS, on the recommendation of the special committee (the “SSGT Special Committee”) of the Board of Directors of SSGT (the “SSGT Board”), the SSGT Board has (i) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of SSGT and its stockholders, (ii) authorized and approved this Agreement, the Mergers and the other transactions contemplated by this Agreement, (iii) directed that the REIT Merger be submitted for consideration at the Stockholders Meeting and (iv) recommended the approval of the REIT Merger by the SSGT stockholders;

WHEREAS, SSGT, as the sole general partner of SSGT Operating Partnership, has approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement are advisable, and SSGT has determined that the Partnership Merger and the other transactions contemplated by this Agreement are in the best interests of the holders of SSGT OP Units;

WHEREAS, on the recommendation of the special committee (the “SST II Special Committee”) of the Board of Directors of SST II (the “SST II Board”), the SST II Board has (i) determined that this Agreement, the

Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of SST II and its stockholders and (ii) authorized and approved this Agreement, the Mergers and the other transactions contemplated by this Agreement;

WHEREAS, SST II, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the REIT Merger and the other transactions contemplated by this Agreement;

WHEREAS, SST II, as the sole general partner of SST II Operating Partnership, has approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement are advisable, and SST II has determined that the Partnership Merger and the other transactions contemplated by this Agreement are in the best interests of the holders of SST II OP Units;

WHEREAS, each of the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and to prescribe various conditions to the Mergers.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1    Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to SSGT than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement shall permit compliance with Section 7.3 of this Agreement and shall exclude from any standstill or similar provision the ability to make an Acquisition Proposal.

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and (ii) any applicable anti-bribery, anti-corruption or similar Law of any other jurisdiction.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention, equity option, equity appreciation rights, restricted equity, phantom equity, equity based compensation, profits interest, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy, practice, understanding or other arrangement, whether written or oral, and whether or not subject to ERISA.

“Book-Entry Share” means, with respect to any Party, a book-entry share registered in the transfer books of such Party.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” means that certain Exclusivity and Non-Disclosure Agreement between SSGT and SST II dated August 8, 2018.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other agreement.

“Environmental Law” means any Law (including common law) relating to the prevention of pollution, protection of the environment (including air, surface water, groundwater, land surface or subsurface land and natural resources), remediation of contamination, restoration of environmental quality or occupational health or workplace safety, including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” means any Permit required under any applicable Environmental Law.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means 1.127, as such number may be adjusted in accordance with Section 3.1(c).

“Expenses” means all costs, fees and expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approval, engaging the services of the Paying Agent, obtaining any third party consents, making any other filings with the SEC and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement.

“Expense Reimbursement Payment” means payment in an amount equal to the documented Expenses of the Party that is entitled to receive such payment pursuant to Section 9.3 of this Agreement; provided, that such payment shall not exceed $2,000,000.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Authority; Approval Required), Section 4.4 (Capital Structure), Section 4.5(f) (Investment Company Act), Section 5.1 (Organization and Qualification; Subsidiaries), Section 5.2 (Authority), Section 5.4 (Solvency) and Section 5.5 (Sufficient Funds).

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“Go Shop Termination Payment” means an amount equal to $2,900,000.

“Hazardous Substances” means (i) those substances, materials or wastes listed in, defined in, subject to, classified by or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos and radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Intellectual Property” means all United States and foreign (i) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and rights in copyrightable works, (iv) rights in confidential and proprietary information, including trade secrets, know-how, ideas, formulae, invention disclosure, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Intervening Event” means a change in circumstances or development that materially affects the business, assets or operations of SSGT and the SSGT Subsidiaries, taken as a whole, that was not known to or reasonably foreseeable by the SSGT Board prior to the execution of this Agreement, which change in circumstances or development becomes known to the SSGT Board prior to the REIT Merger Effective Time; provided, however, that in no event shall the (i) terms of any potential sale transaction relating in any way to the San Antonio Property, or (ii) receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means (i) with respect to any SST II Party, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the SST II Disclosure Letter and (ii) with respect to any SSGT Party, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the SSGT Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; other than transfer restrictions arising under applicable securities Laws.

“Merger Consideration” means the REIT Merger Consideration and the Partnership Merger Consideration.

“Merger Sub Governing Documents” means the articles of organization and limited liability company operating agreement of Merger Sub, as in effect on the date hereof.

“Non-Tax Contract” means any Contract entered into in the ordinary course of business not dealing principally with the sharing, allocation or indemnification of Taxes and in which the provisions dealing with Taxes are of a type typically included in such Contracts (such as acquisition agreements, employment agreements, leases and loan agreements).

“Order” means a judgment, injunction, order or decree of any Governmental Authority.

“Partnership Merger Consideration” means, in respect of each SSGT OP Unit (which excludes the SSGT Special Limited Partner Interest), a number of Surviving Partnership OP Units equal to the Exchange Ratio.

“Per Share Price” means $12.00 per share, as such amount may be adjusted in accordance with Section 3.1(c).

“Permitted Liens” means any of the following: (i) Liens for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established; (ii) Liens that are carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business; (iii) with respect to any real property, Liens that are zoning regulations, entitlements or other land use or environmental regulations by any Governmental Authority; (iv) Liens that are disclosed in Section 1.1(a) of the SSGT Disclosure Letter; (v) Liens that are disclosed on the consolidated balance sheet of SSGT dated December 31, 2017, or notes thereto (or securing liabilities reflected on such balance sheet); (vi) Liens arising pursuant to any Material Contracts; (vii) Liens that are recorded in a public record or disclosed on existing title policies; or (viii) Liens that were incurred in the ordinary course of business since December 31, 2017 and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of SSGT and the SSGT Subsidiaries, taken as a whole.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Proxy Statement” means the proxy statement relating to the Stockholders Meeting, together with any amendments or supplements thereto.

“REIT Merger Consideration” means an amount in cash equal to the Per Share Price, without interest.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“San Antonio Property” means that certain self-storage facility and industrial warehouse/office space owned by SSGT located at 875 East Ashby Place, San Antonio, Texas.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SSGT Advisor” means SS Growth Advisor, LLC, a Delaware limited liability company.

“SSGT Advisory Agreement” means that certain Second Amended and Restated Advisory Agreement, dated as of January 20, 2015, among SSGT Advisor, SSGT and SSGT Operating Partnership.

“SSGT Bylaws” means the Bylaws of SSGT, as amended and in effect on the date hereof.

“SSGT Charter” means the Second Articles of Amendment and Restatement of SSGT, as amended and/or supplemented and in effect on the date hereof.

“SSGT DRIP” means the distribution reinvestment plan of SSGT, as amended and in effect on the date hereof.

“SSGT Equity Incentive Plan” means SSGT’s Employee and Director Long-Term Incentive Plan, effective as of January 15, 2015, as amended and in effect on the date hereof.

“SSGT Governing Documents” means the SSGT Bylaws, the SSGT Charter, the certificate of limited partnership of SSGT Operating Partnership and the SSGT Partnership Agreement.

“SSGT Management Agreements” means (i) the SSGT Advisory Agreement and (ii) each property management agreement entered into between SS Growth Property Management, LLC and any SSGT Subsidiary.

“SSGT Manager” means any Person, other than SSGT or a SSGT Subsidiary, who advises or manages SSGT or any SSGT Subsidiary, or any of the SSGT Properties, pursuant to the SSGT Management Agreements.

“SSGT Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of SSGT and the SSGT Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of SSGT Parties to consummate the Mergers before the Outside Date; provided, that for purposes of the foregoing clause (i), “SSGT Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of SSGT to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a SSGT Material Adverse Effect), (B) any changes that affect the self-storage industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement of the Mergers or the other transactions contemplated by this Agreement, (G) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of SST II, (H) earthquakes, hurricanes, floods or other natural disasters, (I) changes in Law or GAAP (or the interpretation thereof), or (J) any Action made or initiated by any holder of SSGT Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (B), (C), (D), (E), (H) and (I) do not disproportionately affect SSGT and the SSGT Subsidiaries, taken as a whole, relative to others in the self-storage industry in the geographic regions in which SSGT and the SSGT Subsidiaries operate.

“SSGT OP Units” means the units of partnership interest in SSGT Operating Partnership (excluding the SSGT Special Limited Partner Interest).

“SSGT Parties” means SSGT and SSGT Operating Partnership.

“SSGT Partnership Agreement” means the Second Amended and Restated Limited Partnership Agreement of SSGT Operating Partnership, dated as of July 31, 2014, as amended through the date hereof.

“SSGT Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by SSGT or any SSGT Subsidiary as of the date of this Agreement (including all of SSGT’s or any SSGT Subsidiary’s right, title and interest in and to all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“SSGT Public Offering” means the registered public offering of shares of SSGT Common Stock pursuant to a registration statement on Form S-11 (Registration No. 333-193480).

“SSGT Restricted Share” means any share of SSGT Common Stock that is subject to restrictions on transfer and/or forfeiture granted pursuant to the SSGT Equity Incentive Plan or otherwise.

“SSGT Share Redemption Program” means the share redemption program of SSGT as described in the prospectus for the SSGT Public Offering.

“SSGT Special Limited Partner Interest” has the meaning given to the term “Special Limited Partner Interest” in the SSGT Partnership Agreement.

“SSGT Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities entitled to vote in the election of directors thereof is, directly or indirectly, owned by SSGT, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by SSGT or of which SSGT or any SSGT Subsidiary is a general partner, manager, managing member or the equivalent.

“SSGT Termination Payment” means an amount equal to $9,600,000.

“SST II Bylaws” means the Bylaws of SST II, as amended and in effect on the date hereof.

“SST II Charter” means the First Articles of Amendment and Restatement of SST II, as amended and/or supplemented and in effect on the date hereof.

“SST II Governing Documents” means the SST II Bylaws, the SST II Charter, the certificate of limited partnership of SST II Operating Partnership, and the SST II Partnership Agreement.

“SST II Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of SST II and the SST II Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of SST II Parties to consummate the Mergers before the Outside Date; provided, that for purposes of the foregoing clause (i), “SST II Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of SST II to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a SST II Material Adverse Effect), (B) any changes that affect the self-storage industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement of the Mergers or the other transactions contemplated by this Agreement, (G) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of SSGT, (H) earthquakes, hurricanes, floods or other natural disasters, (I) changes in Law or GAAP (or the interpretation thereof), or (J) any Action made or initiated by any holder of SST II’s securities, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (B), (C), (D), (E), (H) and (I) do not disproportionately affect SST II and the SST II Subsidiaries, taken as a whole, relative to others in the self-storage industry in the geographic regions in which SST II and the SST II Subsidiaries operate.

“SST II OP Units” means the units of partnership interest in SST II Operating Partnership (other than the SST II Special Limited Partner Interest).

“SST II Parties” means SST II, Merger Sub and SST II Operating Partnership.

“SST II Partnership Agreement” means the Second Amended and Restated Limited Partnership Agreement of SST II, dated as of November 3, 2014, as amended through the date hereof.

“SST II Special Limited Partner Interest” has the meaning given to the term “Special Limited Partner Interest” in the SST II Partnership Agreement.

“SST II Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities entitled to vote in the election of directors thereof is, directly or indirectly, owned by SST II, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by SST II or of which SST II or any SST II Subsidiary is a general partner, manager, managing member or the equivalent.

“SST II Termination Payment” means an amount equal to $9,600,000.

“Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of SSGT Common Stock entitled to vote at the Stockholders Meeting on the REIT Merger.

“Stockholders Meeting” means the meeting of the holders of shares of SSGT Common Stock for the purpose of seeking the Stockholder Approval, including any postponement or adjournment thereof.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, franchise, employment, payroll, excise, environmental and other taxes and any similar duties, assessments and governmental charges in the nature of taxes, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Termination Payment” means, as applicable, the Expense Reimbursement Payment, the Go Shop Termination Payment, the SSGT Termination Payment or the SST II Termination Payment payable pursuant to Section 9.3(b).

“Wholly Owned SSGT Subsidiary” means SSGT Operating Partnership and any subsidiary wholly owned, directly or indirectly, by SSGT or SSGT Operating Partnership.

“Wholly Owned SST II Subsidiary” means SST II Operating Partnership and any subsidiary wholly owned, directly or indirectly, by SST II or SST II Operating Partnership.

(b)    In addition to the terms defined in Section 1.1(a), the following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition

Acquisition Proposal	Section 7.3(g)(i)
Adverse Recommendation Change	Section 7.3(b)
Agreement	Preamble
Articles of Merger	Section 2.3(a)
Certificate	Section 3.1(a)(i)
Charter Restrictions	Section 7.9
Closing	Section 2.2
Closing Date	Section 2.2
Delaware SOS	Section 2.3(b)
DRULPA	Recitals
Enforceability Exceptions	Section 4.2(b)
Escrow Agreement	Section 9.3(f)
Exchange Fund	Section 3.2(a)
Go Shop Bidder	Section 7.3(a)
Go Shop End Time	Section 7.3(a)
Indemnified Parties	Section 7.7(b)
Interim Period	Section 6.1(a)
Letter of Transmittal	Section 3.3(a)
Merger Effective Time	Section 2.3(b)
Merger Sub	Preamble
Mergers	Recitals
MGCL	Recitals
MLLCA	Recitals
Outside Date	Section 9.1(b)(i)
Partnership Certificate of Merger	Section 2.3(b)
Partnership Merger	Recitals
Partnership Merger Effective Time	Section 2.3(b)
Party(ies)	Preamble
Paying Agent	Section 3.2(a)
Payor	Section 9.3(d)
Permits	Section 4.8(a)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying REIT Income	Section 9.3(f)(i)
Recipient	Section 9.3(c)
REIT	Section 4.13(b)
REIT Merger	Recitals
REIT Merger Effective Time	Section 2.3(a)
Sarbanes-Oxley Act	Section 4.5(a)
SDAT	Section 2.3(a)

Defined Term	Location of Definition

SSGT	Preamble
SSGT Board	Recitals
SSGT Board Recommendation	Section 4.2(c)
SSGT Class A Common Stock	Recitals
SSGT Class T Common Stock	Recitals
SSGT Common Stock	Recitals
SSGT Disclosure Letter	Article IV
SSGT Financial Advisor	Section 4.19
SSGT Insurance Policies	Section 4.15
SSGT Material Contract	Section 4.12(b)
SSGT Notice of Intention	Section 7.3(c)(i)
SSGT Operating Partnership	Preamble
SSGT Organizational Documents	Section 7.7(b)
SSGT Permits	Section 4.8(a)
SSGT Preferred Stock	Section 4.4(a)
SSGT Related Party Agreements	Section 4.17
SSGT SEC Documents	Section 4.5(a)
SSGT Special Committee	Recitals
SSGT Subsidiary Partnership	Section 4.13(h)
SSGT Tax Protection Agreements	Section 4.13(h)
SSGT Terminating Breach	Section 9.1(d)(i)
SSGT Voting Debt	Section 4.4(d)
SST II	Preamble
SST II Board	Recitals
SST II Disclosure Letter	Article V
SST II Operating Partnership	Preamble
SST II Special Committee	Recitals
SST II Terminating Breach	Section 9.1(c)(i)
Superior Proposal	Section 7.3(g)(ii)
Surviving Entity	Section 2.1(a)
Surviving Partnership	Section 2.1(b)
Takeover Statutes	Section 4.20
Taxable REIT Subsidiary	Section 4.1(c)
Transfer Taxes	Section 7.12(b)

Section 1.2    Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(b)    whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(c)     “or” shall be construed in the inclusive sense of “and/or”;

(d)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(e)    all references herein to “$” or dollars shall refer to United States dollars;

(f)    no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(g)    it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(h)    the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase;

(i)    references to a Person are also to its successors and permitted assigns;

(j)    any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified;

(k)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and

(l)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE II.

THE MERGERS

Section 2.1    The Mergers; Other Transactions.

(a)     Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and MLLCA, at the REIT Merger Effective Time, SSGT shall be merged with and into Merger Sub, whereupon the separate existence of SSGT will cease, with Merger Sub surviving the REIT Merger (the “Surviving Entity”), such that following the REIT Merger, the Surviving Entity will be a wholly owned subsidiary of SST II. The REIT Merger shall have the effects set forth in the applicable provisions of the MGCL, the MLLCA and this Agreement.

(b)    Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, SSGT Operating Partnership shall be merged with and into SST II Operating Partnership, with SST II Operating Partnership surviving the Partnership Merger (the “Surviving Partnership”). The Partnership Merger shall have the effects set forth in the applicable provisions of the DRULPA and this Agreement.

Section 2.2    Closing. The closing (the “Closing”) of the Mergers will take place (i) by electronic exchange of documents and signatures at 10:00 a.m., Eastern time, on the third (3rd) Business Day after all the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (ii) such other place or date as may be agreed in writing by SSGT and SST II, upon approval of the SSGT Special Committee and the SST II Special Committee, respectively. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 2.3    Effective Times.

(a)    On the Closing Date, SST II, SSGT and Merger Sub shall (i) cause articles of merger with respect to the REIT Merger to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and the MLLCA (the “Articles of Merger”), and (ii) make any other filings, recordings or publications required to be made by SSGT, Merger Sub or the Surviving Entity under the MGCL or the MLLCA in connection with the REIT Merger. The REIT Merger shall become effective at the time set forth in the Articles of Merger (such date and time, the “REIT Merger Effective Time”), it being understood and agreed that the Parties shall cause the REIT Merger Effective Time to occur on the Closing Date before the Partnership Merger Effective Time.

(b)     On the Closing Date, SST II Operating Partnership and SSGT Operating Partnership shall (i) cause a certificate of merger with respect to the Partnership Merger to be duly executed and filed with the office of the Delaware Secretary of State (the “Delaware SOS”) in accordance with the DRULPA (the “Partnership Certificate of Merger”) and (ii) make any other filings, recordings or publications required to be made by SST II Operating Partnership, SSGT Operating Partnership or the Surviving Partnership under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective at the time set forth in the Partnership Certificate of Merger (such date and time, the “Partnership Merger Effective Time” and together with the REIT Merger Effective Time, the “Merger Effective Time”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur on the Closing Date after the REIT Merger Effective Time.

Section 2.4    Organizational Documents of the Surviving Entity and the Surviving Partnership.

(a)    At the REIT Merger Effective Time and by virtue of the REIT Merger, the articles of organization and operating agreement of Merger Sub, as in effect immediately prior to the REIT Merger Effective Time, shall be the articles of organization and operating agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such articles of organization and operating agreement.

(b)    At the Partnership Merger Effective Time and by virtue of the Partnership Merger, the certificate of limited partnership of SST II Operating Partnership and the SST II Partnership Agreement, as in effect immediately prior to the Partnership Merger Effective Time, shall be the certificate of limited partnership and limited partnership agreement of the Surviving Partnership, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of limited partnership and limited partnership agreement.

Section 2.5    Management of the Surviving Entity. By virtue of the REIT Merger, the manager of Merger Sub shall serve as the manager of the Surviving Entity.

Section 2.6    Tax Treatment of Mergers.

(a)    The Parties hereby confirm, covenant and agree (i) to treat the REIT Merger, for all income tax purposes, as a taxable sale of the assets of SSGT to Merger Sub in exchange for the REIT Merger Consideration to be provided to the stockholders of SSGT and the assumption of all of SSGT’s liabilities, followed by the distribution of such REIT Merger Consideration to the stockholders of SSGT in liquidation of SSGT pursuant to Section 331 and Section 562 of the Code as described in Rev. Rul. 69-6, 1969-2 C.B. 104, and (ii) that this Agreement be, and is hereby adopted as, a “plan of liquidation” of SSGT for all income tax purposes. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the REIT Merger described in this Section 2.6(a), and no Party shall take a position inconsistent with such treatment.

(b)    The Parties hereby confirm, covenant and agree to treat the Partnership Merger, for all income tax purposes, as an exchange described in Section 721 of the Code of the assets of SSGT Operating Partnership to SST II Operating Partnership for interests in SST II Operating Partnership (an “assets-over” partnership merger) which are distributed to the partners of SSGT Operating Partnership in liquidation of SSGT Operating Partnership as described in Treasury Regulations Section 1.708-1(c)(3)(i). Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Partnership Merger described in this Section 2.6(b), and no Party shall take a position inconsistent with such treatment.

Section 2.7    Subsequent Actions.

(a)    If at any time after the REIT Merger Effective Time the Surviving Entity shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of SSGT acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the REIT Merger or otherwise to carry out the intent of this Agreement, then the members, managers and officers of the Surviving Entity shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.

(b)    If at any time after the Partnership Merger Effective Time the Surviving Partnership shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Partnership its right, title or interest in, to or under any of the rights or properties of SSGT Operating Partnership acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Partnership Merger or otherwise to carry out the intent of this Agreement, then the partners and officers of the Surviving Partnership shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Partnership or otherwise to carry out this Agreement.

ARTICLE III.

EFFECTS OF THE MERGERS

Section 3.1    Effects of the Mergers.

(a)    The REIT Merger. At the REIT Merger Effective Time and by virtue of the REIT Merger and without any further action on the part of SST II, SSGT or Merger Sub or the holders of any securities of SST II, SSGT or Merger Sub:

(i)    Except as provided in Section 3.1(a)(iii) and Section 3.1(a)(iv) and subject to Section 3.1(c), each share of SSGT Class A Common Stock outstanding immediately prior to the REIT Merger Effective Time will be automatically cancelled and retired and converted into the right to receive (upon the proper surrender of the certificate representing such share (“Certificate”) or, in the case of a Book-Entry Share, the proper surrender of such Book-Entry Share) the REIT Merger Consideration;

(ii)    Except as provided in Section 3.1(a)(iii) and Section 3.1(a)(iv) and subject to Section 3.1(c), each share of SSGT Class T Common Stock outstanding immediately prior to the REIT Merger Effective Time will be automatically cancelled and retired and converted into the right to receive (upon the proper surrender of the Certificate or, in the case of a Book-Entry Share, the proper surrender of such Book-Entry Share) the REIT Merger Consideration;

(iii)    Each share of SSGT Common Stock, if any, then held by any Wholly Owned SSGT Subsidiary shall automatically be retired and shall cease to exist, and no REIT Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the REIT Merger;

(iv)    Each share of SSGT Common Stock, if any, then held by SST II or any Wholly Owned SST II Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no REIT Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the REIT Merger; and

(v)    Each membership interest of Merger Sub issued and outstanding immediately prior to the REIT Merger Effective Time shall remain issued and outstanding membership interests of the Surviving Entity.

(b)    The Partnership Merger. At the Partnership Merger Effective Time and by virtue of the Partnership Merger and without any further action on the part of SST II Operating Partnership or SSGT Operating Partnership or the holders of any securities of SST II Operating Partnership or SSGT Operating Partnership:

(i)    Except as provided in Section 3.1(b)(iii) and subject to Section 3.1(c), each SSGT OP Unit outstanding immediately prior to the Partnership Merger Effective Time will be automatically cancelled and retired and converted into the right to receive (upon the proper surrender of such SSGT OP Unit) the Partnership Merger Consideration;

(ii)    The SSGT Special Limited Partner Interest will be automatically redeemed, cancelled and retired in exchange for an amount in cash determined in accordance with the SSGT Partnership Agreement; provided, that if the holder of the SSGT Special Limited Partner Interest elects in writing, prior to the Closing Date, to receive SST II OP Units, in lieu of cash, for the redemption of the SSGT Special Limited Partner Interest, then the SSGT Special Limited Partner Interest will be automatically redeemed, cancelled and retired in exchange for a number of SST II OP Units equal to (A) the quotient of (1) the amount of cash determined in accordance with the SSGT Partnership Agreement that otherwise would have been paid for the redemption of the SSGT Special Limited Partner Interest, divided by (2) the Per Share Price, multiplied by (B) the Exchange Ratio;

(iii)    Each SSGT OP Unit then held by Merger Sub (as successor to SSGT) will be automatically cancelled and retired and converted into the right to receive a number of validly issued, fully paid and non-assessable SST II OP Units equal to the Exchange Ratio;

(iv)    Each SST II OP Unit outstanding immediately prior to the Partnership Merger Effective Time will remain outstanding;

(v)    The SST II Special Limited Partner Interest will remain outstanding and constitute the only special limited partner interest in the Surviving Partnership; and

(vi)    SST II will be the general partner of the Surviving Partnership.

(c)    Adjustment of the Merger Consideration. Between the date of this Agreement and the applicable Merger Effective Time, if any of SSGT, SSGT Operating Partnership or SST II Operating Partnership should split, combine or otherwise reclassify the SSGT Class A Common Stock, the SSGT Class T Common Stock, the SSGT OP Units or the SST II OP Units or make a dividend or other distribution in shares of the SSGT Class A Common Stock, the SSGT Class T Common Stock, the SSGT OP Units or the SST II OP Units (including any dividend or other distribution of securities convertible into SSGT Class A Common Stock, SSGT Class T Common Stock, SSGT OP Units or SST II OP Units, but not including shares of SSGT Common Stock issued pursuant to the SSGT DRIP), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parties hereunder), the Per Share Price or the Exchange Ratio, as applicable, shall be appropriately and proportionately adjusted to provide to the holders of shares of SSGT Class A Common Stock, shares of SSGT Class T Common Stock or SSGT OP Units, as applicable, the same economic effect as contemplated by this Agreement prior to such change. For the avoidance of any doubt, the forgoing provisions of this Section 3.1(c) shall not apply with respect to any election by the holder of the SSGT Special Limited Partner Interest to receive SSGT OP Units in connection with the redemption of the SSGT Special Limited Partner Interest, as contemplated in Section 3.1(b)(ii).

(d)    Transfer Books. From and after the REIT Merger Effective Time, the share and/or unit transfer books of SSGT and SSGT Operating Partnership shall be closed, and thereafter there shall be no further registration of transfers of SSGT Common Stock or SSGT OP Units. From and after the REIT Merger Effective Time, Persons who held SSGT Common Stock or SSGT OP Units immediately prior to the REIT Merger Effective Time shall cease to have rights with respect to such shares or units, except as otherwise provided for in this Agreement or by applicable Law. On or after the REIT Merger Effective Time, any Certificates or Book-Entry Shares of SSGT Common Stock or SSGT OP Units presented to the Paying Agent, SST II, the Surviving Entity, the Surviving Partnership or the transfer agent shall be exchanged for the Merger Consideration with respect to SSGT Common Stock or SSGT OP Units formerly represented thereby, as applicable. At the Partnership Merger Effective Time, the unit transfer book of the Surviving Partnership shall reflect the SST II OP Units issued to holders of the SSGT OP Units as part of the Partnership Merger Consideration.

Section 3.2    Paying Agent; Exchange Fund.

(a)    Prior to the mailing of the Proxy Statement, SST II shall appoint a bank or trust company reasonably satisfactory to SSGT to act as paying agent (the “Paying Agent”) for the payment and delivery of the REIT Merger Consideration as provided in Section 3.1(a)(i) and Section 3.1(a)(ii). Prior to the REIT Merger Effective Time, SST II shall deposit, or cause to be deposited, with the Paying Agent for the sole benefit of the holders of shares of SSGT Common Stock, for exchange in accordance with this Article III, immediately available funds equal to the aggregate REIT Merger Consideration (the “Exchange Fund”).

(b)    SST II shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the REIT Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by SST II; provided, that such investments shall be in (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (iii) a money market fund having assets of at least $1,000,000,000. Interest and other income on the Exchange Fund shall be the sole and exclusive property of SST II and shall be paid to SST II, as SST II directs. No investment of the Exchange Fund shall relieve SST II or the Paying Agent from making the payments required by this Article III, and following any losses from any such investment, SST II shall promptly provide additional funds to the Paying Agent to the extent necessary to satisfy SST II’s obligations hereunder for the benefit of the holders of shares of SSGT Common Stock at the REIT Merger Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

Section 3.3    Exchange Procedures.

(a)    As soon as reasonably practicable after the REIT Merger Effective Time (but in no event later than three (3) Business Days thereafter), SST II shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share representing shares of SSGT Common Stock (i) a letter of transmittal (a “Letter of Transmittal”) in customary form as prepared by SST II and reasonably acceptable to SSGT (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of any Book-Entry Shares to the Paying Agent)

and (ii) instructions for use in effecting the surrender of the Certificates or the transfer of Book-Entry Shares in exchange for the REIT Merger Consideration into which the number of shares of SSGT Common Stock previously represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Agreement.

(b)    Upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share representing shares of SSGT Common Stock to the Paying Agent, together with a properly completed and validly executed Letter of Transmittal or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of transfer of a Book-Entry Share, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book-Entry Share representing shares of SSGT Common Stock shall be entitled to receive in exchange therefor the REIT Merger Consideration into which such shares of SSGT Common Stock shall have been converted pursuant to this Agreement, after the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or “agent’s message” or other evidence, and the Certificate (or affidavit of loss in lieu thereof) so surrendered or the Book-Entry Share so transferred, as applicable, shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered or transferred as contemplated by this Section 3.3, each Certificate or Book-Entry Share representing shares of SSGT Common Stock shall be deemed, at any time after the REIT Merger Effective Time, to represent only the right to receive, upon such surrender, the REIT Merger Consideration as contemplated by this Article III. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the REIT Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(c)    In the event of a transfer of ownership of shares of SSGT Common Stock that is not registered in the transfer records of SSGT, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 3.3 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any Taxes required by reason of the payment of the REIT Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or Book-Entry Share transferred, or shall have established to the reasonable satisfaction of SST II that such Tax either has been paid or is not applicable.

(d)    Any portion of the Exchange Fund that remains undistributed to the holders of SSGT Common Stock for twelve (12) months after the REIT Merger Effective Time shall be delivered to SST II upon demand, and any former holders of SSGT Common Stock prior to the REIT Merger who have not theretofore complied with this Article III shall thereafter look only to SST II for payment of their claims with respect thereto.

(e)    None of the SSGT Parties, the SST II Parties, the Surviving Entity, the Paying Agent, or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of the REIT Merger Consideration if the Exchange Fund (or the appropriate portion thereof) has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any shares of SSGT Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of SST II free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.4    Withholding Rights. Each Party (including the Surviving Entity and the Surviving Partnership) and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of SSGT Common Stock or SSGT OP Units, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5    SSGT Restricted Shares. Immediately prior to the REIT Merger Effective Time, each SSGT Restricted Share granted under the SSGT Equity Incentive Plan shall be fully vested and non-forfeitable, and all SSGT Common Stock represented thereby shall be considered outstanding for all purposes of this Agreement and subject to the right to receive the REIT Merger Consideration, subject to Section 3.4.

Section 3.6    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by SST II, the posting by such Person of a bond in such reasonable amount as SST II may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the REIT Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.7    Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

Section 3.8    General Effects of the Mergers.

(a)    At the REIT Merger Effective Time, the effect of the REIT Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MGCL and the MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the REIT Merger Effective Time, all of the property, rights, privileges, powers and franchises of SSGT and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of SSGT and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

(b)    At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges, powers and franchises of SSGT Operating Partnership and SST II Operating Partnership shall vest in the Surviving Partnership, and all debts, liabilities and duties of SSGT Operating Partnership and SSGT II Operating Partnership shall become the debts, liabilities and duties of the Surviving Partnership.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SSGT PARTIES

Except (i) as set forth in the disclosure letter prepared by the SSGT Parties and delivered by the SSGT Parties to the SST II Parties prior to the execution and delivery of this Agreement (the “SSGT Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the SSGT Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other sections or subsections be cross-referenced)); provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the SSGT Disclosure Letter corresponding to such Fundamental Representation; provided, further, that nothing in the SSGT Disclosure Letter is intended to broaden the scope of any representation or warranty of the SSGT Parties made herein, or (ii) as disclosed in the SSGT SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after December 31, 2017 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such SSGT SEC Documents to a matter covered by a representation or warranty set forth in this Article IV is reasonably apparent on its face; provided that the disclosures in the SSGT SEC documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding section of the SSGT Disclosure Letter, and (ii) Section 4.3 (No Conflict; Required Filings and Consents), Section 4.5(a)-(c) (SEC Documents; Financial Statements), Section 4.18 (Brokers) or Section 4.19 (Opinion of Financial Advisor); the SSGT Parties hereby jointly and severally represent and warrant to the SST II Parties that:

Section 4.1    Organization and Qualification; Subsidiaries.

(a)    SSGT is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. SSGT is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a SSGT Material Adverse Effect.

(b)    Each SSGT Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each SSGT Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a SSGT Material Adverse Effect.

(c)    Section 4.1(c) of the SSGT Disclosure Letter sets forth a true and complete list of the SSGT Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which SSGT and the SSGT Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by SSGT in each SSGT Subsidiary, including a list of each SSGT Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each a “Taxable REIT Subsidiary”) and each SSGT Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d)    Except as set forth in Section 4.1(d) of the SSGT Disclosure Letter, neither SSGT nor any SSGT Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the SSGT Subsidiaries and investments in short-term investment securities).

(e)    Each of SSGT and the SSGT Operating Partnership is in compliance in all material respects with the terms of its SSGT Governing Documents.

(f)    No exemption from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” and no “Excepted Holder Limit,” as such terms are defined in the SSGT Charter, are currently in effect.

Section 4.2    Authority; Approval Required.

(a)    Each of the SSGT Parties has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by each of the SSGT Parties and the consummation by the SSGT Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate or limited partnership proceedings on the part of the SSGT Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject (i) with respect to the REIT Merger, to receipt of the Stockholder Approval and to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT in accordance with the MGCL and the MLLCA, and (ii) with respect to the Partnership Merger, to the filing of the Partnership Certificate of Merger with the Delaware SOS in accordance with the DRULPA.

(b)    This Agreement has been duly executed and delivered by the SSGT Parties, and assuming due authorization, execution and delivery by the SST II Parties, constitutes a legally valid and binding obligation of the SSGT Parties enforceable against the SSGT Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

(c)    On the recommendation of the SSGT Special Committee, the SSGT Board has (i) determined that the terms of this Agreement, the Mergers, the Merger Consideration and the other transactions contemplated by this Agreement are fair and reasonable and in the best interests of SSGT and the holders of SSGT Common Stock and SSGT OP Units (which does not include the holder of the SSGT Special Limited Partner Interest), (ii) approved, authorized, adopted and declared advisable this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) directed that the REIT Merger be submitted to a vote of the holders of SSGT Common Stock and (iv) recommended that holders of SSGT Common Stock vote in favor of approval of the REIT Merger (such recommendation, the “SSGT Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d)    The Stockholder Approval is the only vote of the holders of securities of SSGT or SSGT Operating Partnership required to approve the Mergers that has not already been obtained as of the date of this Agreement.

Section 4.3    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by each of the SSGT Parties does not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Stockholder Approval, conflict with or violate any provision of (A) the SSGT Governing Documents or (B) any equivalent organizational or governing documents of any other SSGT Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained, all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to SSGT or any SSGT Subsidiary or by which any property or asset of SSGT or any SSGT Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of SSGT or any SSGT Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of SSGT or any SSGT Subsidiary pursuant to, any Contract or Permit to which SSGT or any SSGT Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a SSGT Material Adverse Effect.

(b)    The execution and delivery of this Agreement by each of the SSGT Parties does not, and the performance of this Agreement by each of the SSGT Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) the filing of the Partnership Certificate of Merger with the Delaware SOS pursuant to the DRULPA, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) the consents, authorizations, orders or approvals of each Governmental Authority listed in Section 8.1(a) of the SSGT Disclosure Letter, and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a SSGT Material Adverse Effect.

Section 4.4    Capital Structure.

(a)    The authorized capital stock of SSGT consists of 350,000,000 shares of SSGT Class A Common Stock, 350,000,000 shares of SSGT Class T Common Stock, and 200,000,000 shares of preferred stock, $0.001 par value per share (“SSGT Preferred Stock”). At the close of business on September 13, 2018, (i) 19,094,325 shares of SSGT Class A Common Stock were issued and outstanding, (ii) 7,612,599 shares of SSGT Class T Common Stock were issued and outstanding, (iii) no shares of SSGT Preferred Stock were issued and outstanding, and (iv) 2,654,442 shares of Class A Common Stock remain reserved for future issuance under the SSGT Equity Incentive Plan. All of the outstanding shares of capital stock of SSGT are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 4.4, there is no other outstanding capital stock of SSGT.

(b)    All the SSGT OP Units held by SSGT are directly owned by SSGT, free and clear of all Liens other than Permitted Liens and free of preemptive rights. All of the SSGT OP Units are duly authorized and validly issued and were issued in compliance with applicable securities Laws. The SSGT Special Limited Partner Interest, which is held by SSGT Advisor, constitutes the only special limited partner interest in SSGT Operating Partnership.

(c)    All of the outstanding shares of capital stock of each of the SSGT Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the SSGT Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the SSGT Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. SSGT or the SSGT Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the SSGT Subsidiaries, free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(d)    There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of SSGT or any SSGT Subsidiary (“SSGT Voting Debt”) issued and outstanding. Except for the SSGT OP Units and awards granted pursuant to the SSGT Equity Incentive Plan, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which SSGT or any of the SSGT Subsidiaries is a party or by which any of them is bound obligating SSGT or any of the SSGT Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of SSGT or any SSGT Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, SSGT Voting Debt or other equity interests.

(e)    Neither SSGT nor any SSGT Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of SSGT or any of the SSGT Subsidiaries.

(f)    SSGT does not have a “poison pill” or similar stockholder rights plan.

(g)    All dividends or other distributions on the shares of SSGT Common Stock or SSGT OP Units and any material dividends or other distributions on any securities of any SSGT Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.5    SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a)    SSGT has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, statements, schedules and reports required to be filed by SSGT under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)) since January 20, 2015 (the forms, documents, statements and reports filed with the SEC since January 20, 2015 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “SSGT SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the SSGT SEC Documents (i) complied, or with respect to SSGT SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act, each as in effect on the date so filed, and (ii) did not, or with respect to SSGT SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the SSGT SEC Documents filed as of the date of this Agreement is, to the Knowledge of SSGT, the subject of ongoing SEC review and SSGT does not have any outstanding and unresolved comments from the SEC with respect to any SSGT SEC Documents. None of the SSGT SEC Documents filed as of the date of this Agreement is the subject of any confidential treatment request by SSGT.

(b)    At all applicable times, SSGT has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c)    The consolidated audited and unaudited financial statements of SSGT and the SSGT Subsidiaries included, or incorporated by reference, in the SSGT SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later SSGT SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of SSGT and SSGT Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form or rule under the Exchange Act, which such adjustments are not, in the aggregate, material to SSGT) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material to SSGT), the consolidated financial position of SSGT and the SSGT Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of SSGT and the SSGT Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of SSGT, threatened, in each case regarding any accounting practices of SSGT.

(d)    Since January 20, 2015, (i) SSGT has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by SSGT in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to SSGT’s management as appropriate to allow timely decisions regarding required disclosure, and (ii) to the Knowledge of SSGT, such disclosure controls and procedures are effective in timely alerting SSGT’s management to material information required to be included in SSGT’s periodic reports required under the Exchange Act (if SST II were required to file such reports). SSGT and SSGT Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (A) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (B) that transactions are executed in accordance with management’s general or specific authorizations, (C) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (D) that access to assets is permitted only in accordance with management’s general or specific authorization, (E) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (F) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. SSGT has disclosed to SSGT’s auditors and audit committee (and made summaries of such disclosures available to SST II) (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect SSGT’s ability to record, process, summarize and report financial information and (B) any fraud, to the Knowledge of SSGT, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(e)    SSGT is not and none of the SSGT Subsidiaries is, a party to, and neither SSGT nor any SSGT Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among SSGT and any SSGT Subsidiary, on the one hand, and any unconsolidated Affiliate of SSGT or any SSGT Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, SSGT, any SSGT Subsidiary or SSGT’s or such SSGT Subsidiary’s audited financial statements or other SSGT SEC Documents.

(f)    Neither SSGT nor any SSGT Subsidiary is required to be registered as an investment company under the Investment Company Act.

(g)    Neither SSGT nor any SSGT Subsidiary nor, to the Knowledge of SSGT, any director, officer or Representative of SSGT or any SSGT Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither SSGT nor any SSGT Subsidiary has received any written communication that alleges that SSGT or any SSGT Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 4.6    Absence of Certain Changes or Events. Since December 31, 2017 through the date of this Agreement, except as otherwise contemplated by this Agreement, (i) SSGT and each SSGT Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, (ii) neither SSGT nor any SSGT Subsidiary has taken any action that would have been prohibited by Section 6.1(b) (Conduct of the Business by SSGT) if taken from and after the date of this Agreement and (iii) there has not been any SSGT Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a SSGT Material Adverse Effect.

Section 4.7    No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against on the consolidated balance sheet of SSGT and the SSGT Subsidiaries dated as of December 31, 2017 (including the notes thereto), (ii) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (iii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2017, neither SSGT nor any SSGT Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (i), (ii) or (iii) above, has had, or would reasonably be expected to have, a SSGT Material Adverse Effect.

Section 4.8    Permits; Compliance with Law.

(a)    Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.10 and Section 4.11, which are addressed solely in those Sections, SSGT and each SSGT Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications, registrations and clearances of any Governmental Authority (“Permits”) necessary for SSGT and each SSGT Subsidiary to own, lease and, to the extent applicable, operate their respective properties or to carry on their respective businesses substantially as they are being conducted as of the date hereof (the “SSGT Permits”), and all such SSGT Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the SSGT Permits, individually or in the aggregate, would not reasonably be expected to have a SSGT Material Adverse Effect. No event has occurred with respect to any of the SSGT Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such SSGT Permits. To the Knowledge of SSGT, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of SSGT or the SSGT Subsidiaries that impairs the validity of any SSGT Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any SSGT Permit, except where the impairment or revocation of any such SSGT Permit would not adversely affect the ownership or operation of any material SSGT Property.

(b)    Neither SSGT nor any SSGT Subsidiary is, and for the past three (3) years has been, in conflict with, or in default or violation of (i) any Law applicable to SSGT or any SSGT Subsidiary or by which any property or asset of SSGT or any SSGT Subsidiary is bound (except for compliance with Laws addressed in Section 4.10, Section 4.11, Section 4.13 and Section 4.16 which are solely addressed in those Sections), or (ii) any SSGT Permits (except for the SSGT Permits addressed in Section 4.10 or Section 4.11, which are solely addressed in those Sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a SSGT Material Adverse Effect.

Section 4.9    Litigation. There is no material action, suit, proceeding or investigation to which SSGT or any SSGT Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of SSGT, threatened before any Governmental Authority, and, to the Knowledge of SSGT, there is no basis for any such action, suit, proceeding or investigation. Neither SSGT nor any SSGT Subsidiary has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of SSGT or the SSGT Subsidiaries. No Order of any Governmental Authority has been issued in any proceeding to which SSGT or any of the SSGT Subsidiaries is or was a party, or, to the Knowledge of SSGT, in any other proceeding, that enjoins or requires SSGT or any of the SSGT Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2017, none of SSGT, any SSGT Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which SSGT or any SSGT Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $500,000 individually.

Section 4.10    Properties.

(a)    Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports): (i) SSGT or a SSGT Subsidiary owns fee simple title to each of the SSGT Properties, free and clear of Liens, except for Permitted Liens; (ii) except as has not had and would not, individually or in the aggregate, have a SSGT Material Adverse Effect, neither SSGT nor any SSGT Subsidiary has received written notice of any uncured violation of any Law (including zoning, building or similar Laws) affecting any portion of any of the SSGT Properties issued by any Governmental Authority; and (iii) except as would not, individually or in the aggregate, have a SSGT Material Adverse Effect, neither SSGT nor any SSGT Subsidiary has received written notice to the effect that there are condemnation or rezoning proceedings that are currently pending or threatened with respect to any of the SSGT Properties.

(b)    Except as disclosed in property condition assessments and similar structural engineering reports relating to the SSGT Properties, SSGT has not received written notice of, nor does SSGT have any Knowledge of, any latent defects or adverse physical conditions affecting any of the SSGT Properties or the improvements thereon that have not been corrected or cured prior to the date of this Agreement, except as would not, individually or in the aggregate, have a SSGT Material Adverse Effect.

(c)    SSGT and the SSGT Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all material personal property assets owned, used or held for use by them. Neither SSGT’s, nor the SSGT Subsidiaries’, ownership of any such personal property is subject to any Liens, other than Permitted Liens.

Section 4.11    Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a SSGT Material Adverse Effect: (i) no notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of SSGT, is threatened relating to any of the SSGT Parties, any of the SSGT Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) the SSGT Parties and the other SSGT Subsidiaries are and, for the past three (3) years, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) SSGT and each SSGT Subsidiary is in possession of all Environmental Permits necessary for SSGT and each SSGT Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect; and (iv) there are no liabilities or obligations of the SSGT Parties or any of the other SSGT Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 4.12    Material Contracts.

(a)    Section 4.12(a) of the SSGT Disclosure Letter sets forth a list of each Contract (other than a Benefit Plan) in effect as of the date hereof to which SSGT or any SSGT Subsidiary is a party or by which any of its properties or assets are bound that:

(i)    is required to be filed as an exhibit to SSGT’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4) or (9) of Regulation S-K promulgated under the Securities Act;

(ii)    obligates SSGT or any SSGT Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to SSGT or any SSGT Subsidiary;

(iii)    contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of SSGT or any SSGT Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by SSGT or any SSGT Subsidiary or the geographic area in which SSGT or any SSGT Subsidiary may conduct business;

(iv)    is a Contract that obligates SSGT or any SSGT Subsidiary to indemnify any past or present directors, officers, employees or consultants of SSGT or any SSGT Subsidiary or SSGT Manager pursuant to which SSGT or any SSGT Subsidiary is the indemnitor;

(v)    constitutes (A) an Indebtedness obligation of SSGT or any SSGT Subsidiary with a principal amount as of the date hereof greater than $500,000 or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person including SSGT or a SSGT Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of SSGT or a SSGT Subsidiary or (2) SSGT or a SSGT Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including SSGT or another SSGT Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(vi)    requires SSGT or any SSGT Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(vii)    constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(viii)    constitutes a loan to any Person (other than a Wholly Owned SSGT Subsidiary or the SSGT Operating Partnership) by SSGT or any SSGT Subsidiary in an amount in excess of $500,000;

(ix)    sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of SSGT or any SSGT Subsidiary with a third party;

(x)    prohibits the pledging of the capital stock of SSGT or any SSGT Subsidiary or prohibits the issuance of guarantees by any SSGT Subsidiary;

(xi)    is with a Governmental Authority;

(xii)    has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $500,000;

(xiii)    is an employment Contract or consulting Contract;

(xiv)    is a collective bargaining agreement or other Contract with any labor organization, union or association;

(xv)    is a SSGT Management Agreement;

(xvi)    is a ground lease under which SSGT or any SSGT Subsidiary holds a leasehold interest in the SSGT Properties or any portion thereof; or

(xvii)    is both (A) not made in the ordinary course of business consistent with past practice and (B) material to SSGT and the SSGT Subsidiaries, taken as a whole.

(b)    Each Contract in any of the categories set forth in Section 4.12(a) to which SSGT or any SSGT Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “SSGT Material Contract.”

(c)    Each SSGT Material Contract is legal, valid, binding and enforceable on SSGT and/or the SSGT Subsidiary that is a party thereto and, to the Knowledge of SSGT, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). SSGT and each SSGT Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each SSGT Material Contract and, to the Knowledge of SSGT, each other party thereto has performed all obligations required to be performed by it under such SSGT Material Contract prior to the date hereof, except where in each case the failure to perform, individually or in the aggregate, would not reasonably be expected to have a SSGT Material Adverse Effect. Neither SSGT nor any SSGT Subsidiary, nor, to the Knowledge of SSGT, any other party thereto, is in breach or violation of, or default under, any SSGT Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any SSGT Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a SSGT Material Adverse Effect. Neither SSGT nor any SSGT Subsidiary has received notice of any violation or default under, or owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any SSGT Material Contract, except for violations or defaults, or fees or damages, that, individually or in the aggregate, would not reasonably be expected to have a SSGT Material Adverse Effect. Since December 31, 2017 and as of the date hereof, neither SSGT nor any SSGT Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any SSGT Material Contract.

Section 4.13    Taxes.

(a)    Each SSGT Party and each other SSGT Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each SSGT Party and each other SSGT Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No written claim has been proposed by any Governmental Authority in any jurisdiction where SSGT or any SSGT Subsidiary do not file Tax Returns that SSGT or any SSGT Subsidiary is or may be subject to Tax by such jurisdiction.

(b)    SSGT (i) for all taxable years commencing with SSGT’s year ending December 31, 2014 and through December 31, 2017, has been subject to taxation as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Code and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2014 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the REIT Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the Knowledge of SSGT, threatened. No SSGT Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. SSGT’s dividends paid deduction, within the meaning of Section 561 of the Code, for all taxable years commencing with SSGT’s year ending December 31, 2014, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (A) SSGT’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (B) SSGT’s net capital gain for such year.

(c)    (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of SSGT, threatened with regard to any material Taxes or material Tax Returns of SSGT or any SSGT Subsidiary, or of any SSGT Manager for which SSGT or any SSGT Subsidiary would owe indemnification obligations; (ii) no material deficiency for Taxes of SSGT or any SSGT Subsidiary, or of any SSGT Manager for which SSGT or any SSGT Subsidiary would owe indemnification obligations, has been claimed, proposed or assessed in writing or, to the Knowledge of SSGT, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a SSGT Material Adverse Effect; (iii) neither SSGT nor any SSGT Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time (other than pursuant to an automatic extension to file a Tax Return requested in the ordinary course of business) with respect to any material Tax assessment or deficiency for any tax year that is not closed under the applicable statute of limitations; (iv) neither SSGT nor any SSGT Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return (other than pursuant to an automatic extension to a file a Tax Return requested in the ordinary course of business); and (v) neither SSGT nor any SSGT Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)    Each SSGT Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for United States federal income tax purposes under Section 7704(a) of the Code.

(e)    Neither SSGT nor any SSGT Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f)    Since its inception, SSGT and the SSGT Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of SSGT no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon SSGT or any SSGT Subsidiary for any taxable period (or portion thereof) preceding the REIT Merger.

(g)    SSGT and the SSGT Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)    There are no SSGT Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing, or to the Knowledge of SSGT threatened to raise, a material claim against SSGT or any SSGT Subsidiary for any breach of any SSGT Tax Protection Agreements. As used herein, “SSGT Tax Protection Agreements” means any written agreement to which SSGT or any SSGT Subsidiary is a party pursuant to which: (i) any liability of SSGT or any SSGT Subsidiary to holders of limited partnership interests in a SSGT Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a SSGT Subsidiary Partnership, SSGT or any SSGT Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “SSGT Subsidiary Partnership” means a SSGT Subsidiary that is treated as a partnership for United States federal income tax purposes.

(i)    There are no Liens for Taxes upon any property or assets of SSGT or any SSGT Subsidiary except for Permitted Liens.

(j)    There are no Tax allocation or sharing agreements or similar arrangements (other than Non-Tax Contracts) with respect to or involving SSGT or any SSGT Subsidiary, and after the Closing Date neither SSGT nor any SSGT Subsidiary shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k)    Except for property Tax appeals made in the ordinary course of business, neither SSGT nor any SSGT Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither SSGT nor any SSGT Subsidiary is subject to written ruling of a Governmental Authority.

(l)    Neither SSGT nor any SSGT Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any SSGT Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise (other than pursuant to a Non-Tax Contract).

(m)    Neither SSGT nor any SSGT Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n)    Neither SSGT nor any SSGT Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o)    No written power of attorney that has been granted by SSGT or any SSGT Subsidiary (other than to SSGT or a SSGT Subsidiary) currently is in force with respect to any matter relating to Taxes, other than any power of attorney that will terminate on or before the Closing.

(p)    To the Knowledge of SSGT, SSGT is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 4.14    Intellectual Property. Neither SSGT nor any SSGT Subsidiary: (a) owns any patents, registered trademarks, or registered copyrights; (b) has any pending applications or registrations for any trademarks, patents or copyrights; or (c) is a party to any Contracts with respect to an exclusive license by SSGT or any SSGT Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a SSGT Material Adverse Effect, (i) no Intellectual Property used by SSGT or any SSGT Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of SSGT, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of SSGT or any SSGT Subsidiary, and (iii) SSGT and the SSGT Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of SSGT and the SSGT Subsidiaries as it is currently conducted. Since December 31, 2015, neither SSGT nor any SSGT Subsidiary has received any written or, to the Knowledge of SSGT, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 4.15    Insurance. Except as, individually or in the aggregate, would not reasonably be expected to have a SSGT Material Adverse Effect, all premiums due and payable under all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for SSGT and the SSGT Subsidiaries (the “SSGT Insurance Policies”) have been paid, and SSGT and the SSGT Subsidiaries have otherwise complied in all material respects with the terms and conditions of all SSGT Insurance Policies. No written notice of cancellation or termination has been received by SSGT or any SSGT Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.16    Benefit Plans.

(a)    Other than the SSGT Equity Incentive Plan, SSGT and the SSGT Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither SSGT nor any SSGT Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b)    Except as, individually or in the aggregate, have not had and would not reasonably be expected to have SSGT Material Adverse Effect, none of SSGT, any SSGT Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any Benefit Plan or any other employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant of SSGT or any SSGT Subsidiary has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to SST II or any SST II Subsidiary.

(c)    Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a SSGT Material Adverse Effect, the SSGT Equity Incentive Plan was established and has been administered in accordance with its terms and in compliance with all applicable Laws, including the Code; provided, however, that the SSGT Equity Incentive Plan has at all times been maintained and operated in compliance with Section 409A of the Code or an available exemption therefrom.

(d)    None of SSGT, any SSGT Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(e)    No amount that could be received (whether in cash or property or the vesting of property) as a result of the Mergers or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f)    Neither SSGT nor any SSGT Subsidiary is a party to or has any obligation under any Contract, the SSGT Equity Incentive Plan or otherwise to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(g)    Neither SSGT nor any SSGT Subsidiary has, or has ever had, any employees on its payroll.

(h)    Neither SSGT nor any SSGT Subsidiary, nor to the Knowledge of SSGT, any SSGT Manager, is a party or subject to any collective bargaining agreement or other Contract with a labor union or similar representative. To the Knowledge of SSGT, (i) there is no question concerning representation as to any collective bargaining representative concerning any employee of any SSGT Manager, and (ii) no labor union or similar organization is seeking to organize or represent any employee of any SSGT Manager.

(i)    Neither SSGT nor any SSGT Subsidiary has ever qualified as an entity the assets of which are or were deemed (because of the investment in such entity by employee benefit plans or plans described in ERISA Section 3(3) or Code Section 4975(e)(1)) to include “plan assets” pursuant to Department of Labor Regulations Section 2510.3-101, as modified by ERISA Section 3(42). SSGT and the SSGT Subsidiaries have not been a party to, or to the Knowledge of SSGT, otherwise involved in, any “prohibited transaction” (as such term is defined in ERISA Section 406 and Code Section 4975), whether as a fiduciary or otherwise.

Section 4.17    Related Party Transactions. Except (i) for the SSGT Partnership Agreement or (ii) as described in the publicly available SSGT SEC Documents filed with or furnished to the SEC on or after January 1, 2018 and prior to the date hereof (the “SSGT Related Party Agreements”), no agreements, arrangements or understandings between SSGT or any SSGT Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among SSGT and SSGT Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.18    Brokers. No broker, investment banker or other Person (other than the SSGT Financial Advisor) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of SSGT or any SSGT Subsidiary.

Section 4.19    Opinion of Financial Advisor. The SSGT Special Committee and the SSGT Board have received the opinion of KeyBanc Capital Markets, Inc. (the “SSGT Financial Advisor”) to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth therein, the consideration to be received by the holders of shares of SSGT Common Stock in the REIT Merger pursuant to this Agreement is fair, from a financial point of view, to the “unaffiliated holders” (as defined therein) of shares of SSGT Common Stock. SSGT has provided to SST II, solely for informational purposes, a complete and accurate copy of that opinion. The SST II Parties acknowledge that the opinion of the SSGT Financial Advisor is for the benefit of the SSGT Special Committee and the SSGT Board and that none of the SST II Parties shall be entitled to rely on that opinion for any purpose.

Section 4.20    Takeover Statutes. The SSGT Board has taken all action necessary to render inapplicable to the REIT Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the REIT Merger. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of SSGT Common Stock with respect to the REIT Merger and the other transactions contemplated by this Agreement.

Section 4.21    Information Supplied. None of the information relating to SSGT or any SSGT Subsidiary contained or incorporated by reference in the Proxy Statement or that is provided by SSGT or any SSGT

Subsidiary in writing for inclusion or incorporation by reference in any document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (i) in the case of the Proxy Statement, at the time of the mailing thereof, at the time of the Stockholders Meeting or at the REIT Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) in the case of any document to be filed by SST II with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.22    No Other Representations and Warranties.

(a)    Except for the representations or warranties expressly set forth in this Article IV, none of the SSGT Parties or any other Person makes any representation or warranty, expressed or implied, with respect to SSGT or any SSGT Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding SSGT or any SSGT Subsidiary. In particular, without limiting the foregoing disclaimer, except for the representations and warranties expressly made by the SSGT Parties in this Article IV, none of the SSGT Parties or any other Person makes any representation or warranty to any SST II Party or any of their respective Affiliates or Representatives with respect to any written or oral information presented to the SST II Parties or any of their respective Affiliates or Representatives in the course of their due diligence of the SSGT Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.

(b)    Notwithstanding anything contained in this Agreement to the contrary, each of the SSGT Parties acknowledges and agrees that (i) none of the SST II Parties or any other Person has made or is making any representations or warranties relating to the SST II Parties whatsoever, express or implied, beyond those expressly made by the SST II Parties in Article V, including any implied representation or warranty as to the accuracy or completeness of any information regarding any SST II Party furnished or made available to the SSGT Parties or any of their respective Representatives, and (ii) it has not relied and is not relying on any representations or warranties relating to the SST II Parties other than those expressly made by the SST II Parties in Article V.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE SST II PARTIES

Except as set forth in the disclosure letter prepared by the SST II Parties and delivered by the SST II Parties to the SSGT Parties prior to the execution and delivery of this Agreement (the “SST II Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the SST II Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other sections or subsections be cross-referenced); provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the SST II Disclosure Letter corresponding to such Fundamental Representation; provided, further, that nothing in the SST II Disclosure Letter is intended to broaden the scope of any representation or warranty of the SST II Parties made herein); the SST II Parties hereby jointly and severally represent and warrant to the SSGT Parties that:

Section 5.1    Organization and Qualification; Subsidiaries.

(a)    SST II is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of SST II and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a SST II Material Adverse Effect.

(b)    SST II Operating Partnership is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the State of Delaware, and has the requisite limited partnership power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. SST II Operating Partnership is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a SST II Material Adverse Effect.

Section 5.2    Authority.

(a)    Each of the SST II Parties has the requisite corporate, limited partnership or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by each of the SST II Parties and the consummation by the SST II Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate, limited partnership and limited liability company action, and no other corporate, limited partnership or limited liability company proceedings on the part of the SST II Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject, (i) with respect to the REIT Merger, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT in accordance with the MGCL and the MLLCA, and (ii) with respect to the Partnership Merger, to the filing of the Partnership Certificate of Merger with the Delaware SOS in accordance with the DRULPA.

(b)    This Agreement has been duly executed and delivered by the SST II Parties, and assuming due authorization, execution and delivery by the SSGT Parties, constitutes a legally valid and binding obligation of the SST II Parties enforceable against the SST II Parties in accordance with its terms, subject to the Enforceability Exceptions.

(c)    On the recommendation of the SST II Special Committee, the SST II Board has (i) determined that the terms of this Agreement, the Mergers and the other transactions contemplated by this Agreement are fair and reasonable and in the best interests of SST II and the holders of SST II’s common stock and SST II OP Units (other than the holder of the SST II Special Limited Partner Interest), and (ii) approved, authorized, adopted and declared advisable this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way.

Section 5.3    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by each of the SST II Parties does not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) the SST II Governing Documents or the Merger Sub Governing Documents or (B) any equivalent organizational or governing documents of any other SST II Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to SST II or any SST II Subsidiary or by which any property or asset of SST II or any SST II Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 5.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of SST II or any SST II Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of SST II or any SST II Subsidiary pursuant to, any Contract or Permit to which SST II or any SST II Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a SST II Material Adverse Effect.

(b)    The execution and delivery of this Agreement by each of the SST II Parties does not, and the performance of this Agreement by each of the SST II Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) the filing of the Partnership Certificate of Merger with, and the acceptance for record of the Partnership Certificate of Merger by, the Delaware SOS pursuant to the DRULPA, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) the consents, authorizations, orders or approvals of each Governmental Authority listed in Section 8.1(a) of the SST II Disclosure Letter and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a SST II Material Adverse Effect.

Section 5.4    Solvency. Assuming the representations and warranties set forth in Article IV are true and correct, then immediately following the Closing, after giving effect to all of the transactions contemplated by this Agreement, the SST II Parties, taken as a whole and not individually, will be Solvent. For purposes of this Section 5.4, “Solvent” means that, with respect to the SST II Parties and as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of the SST II Parties, taken as a whole, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of SST II Parties, taken as a whole, will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness (including contingent and other liabilities) as its indebtedness becomes absolute and matured and (iii) SST II Parties, taken as a whole, will not have, as of such date, an unreasonably small amount of capital with which to conduct its business. For purposes of the foregoing definition, “will not have an unreasonably small amount of capital with which to conduct its business” and “required to pay the liability of the SST II Parties, taken as a whole, on its indebtedness (including contingent and other liabilities) as its indebtedness becomes absolute and matured” means that the SST II Parties, taken as a whole, will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

Section 5.5    Sufficient Funds. As of the REIT Merger Effective Time, the SST II Parties will have all of the funds necessary to consummate the REIT Merger and satisfy in full all obligations of the SST II Parties hereunder, including (i) payment of the amounts payable pursuant to Article 3 and (ii) payment of all Expenses of the SSGT Parties, the SST II Parties, the Surviving Entity and the Surviving Partnership.

Section 5.6    Litigation. There is no Action pending or, to the Knowledge of SST II, threatened against SST II or any SST II Subsidiary or any of its or their respective properties or assets that would reasonably be expected to have, individually or in the aggregate, a SST II Material Adverse Effect.

Section 5.7    Ownership of SSGT Common Stock. None of SST II, Merger Sub, any SST II Subsidiary or any of their respective Affiliates is, or at any time during the last five (5) years has been, an “interested stockholder” or an “affiliate” of an interested stockholder of SSGT, each as defined in Section 3-601 of the MGCL. Neither SST II nor any SST II Subsidiary, nor any of their respective Affiliates, beneficially owns, directly or indirectly (other than investments made in the ordinary course of business in their investment portfolios that, in the aggregate, do not exceed five percent (5%) of the SSGT Common Stock), any shares of SSGT Common Stock or other securities convertible into, exchangeable for or exercisable for shares of SSGT Common Stock or any securities of any SSGT Subsidiary and neither SST II nor any of the SST II Subsidiaries has any rights to acquire any shares of SSGT Common Stock (except in the manner contemplated by this Agreement).

Section 5.8    Information Supplied. None of the information, if any, relating to SST II or any SST II Subsidiary that is provided by SST II or any SST II Subsidiary in writing for inclusion in the Proxy Statement or in any document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Proxy Statement, at the time of the mailing thereof, at the time of the Stockholders Meeting or at the REIT Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of any other document to be filed by SST II with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.9    No Other Representations and Warranties.

(a)    Except for the representations and warranties contained in this Article V, none of the SST II Parties or any other Person makes any other representation or warranty, expressed or implied, with respect to SST II or any SST II Subsidiary.

(b)    Notwithstanding anything contained in this Agreement to the contrary, each of the SST II Parties acknowledges and agrees that (i) none of the SSGT Parties or any other Person has made or is making any representations or warranties relating to the SSGT Parties whatsoever, express or implied, beyond those expressly made by the SSGT Parties in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding any SSGT Party furnished or made available to the SST II Parties or any of their respective Representatives, and (ii) it has not relied and is not relying on any representations or warranties relating to the SSGT Parties other than those expressly made by the SSGT Parties in Article IV.

ARTICLE VI.

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.1    Conduct of Business by SSGT.

(a)    SSGT covenants and agrees that, between the date of this Agreement and the earlier to occur of the REIT Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (i) to the extent required by Law, (ii) as may be consented to in advance in writing by SST II (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (iv) as set forth in Section 6.1(a) or Section 6.1(b) of the SSGT Disclosure Letter, each of the SSGT Parties shall, and shall cause each of the other SSGT Subsidiaries to, (A) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (B) use all reasonable efforts to (1) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or any reason outside of SSGT’s control excepted), (2) continue the development of any properties currently under construction in accordance with the applicable development agreements and budgets, (3) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (4) maintain the status of SSGT as a REIT.

(b)    Without limiting the generality of the foregoing, SSGT covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by SST II (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.1(a) or Section 6.1(b) of the SSGT Disclosure Letter, the SSGT Parties shall not, and shall not cause or permit any other SSGT Subsidiary to, do any of the following:

(i)    (A) amend or propose to amend (1) the SSGT Governing Documents or (2) such equivalent organizational or governing documents of any SSGT Subsidiary material to SSGT and the SSGT Subsidiaries, or (B) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the SSGT Charter) under the SSGT Charter;

(ii)    adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of SSGT or any SSGT Subsidiary (other than any Wholly Owned SSGT Subsidiary);

(iii)    declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of SSGT or any SSGT Subsidiary or other equity securities or ownership interests in SSGT or any SSGT Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by SSGT of regular dividends in accordance with past practice at a daily rate not to exceed $0.0013698630 per share, (B) the declaration and payment by SSGT Operating Partnership of regular distributions in accordance with past practice and for any interim period through the Closing Date, on the SSGT OP Units, (C) the declaration and payment of dividends or other distributions to SSGT by any directly or indirectly Wholly Owned SSGT Subsidiary, and (D) distributions by any SSGT Subsidiary that is not wholly owned, directly or indirectly, by SSGT, in accordance with the requirements of the organizational documents of such SSGT Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), SSGT and any SSGT Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for SSGT to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv)    redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of SSGT or a SSGT Subsidiary (other than (A) redemptions of SSGT OP Units pursuant to the SSGT Partnership Agreement and (B) any acquisition of shares of SSGT Common Stock contemplated under Article VI of the SSGT Charter);

(v)    except (A) for transactions among SSGT and one or more Wholly Owned SSGT Subsidiaries or among one or more Wholly Owned SSGT Subsidiaries, (B) for SSGT OP Units which may be issued to SSGT Advisor in redemption of the SSGT Special Limited Partner Interest, or (C) as otherwise contemplated in Section 6.1(b)(vi), issue, sell, pledge, dispose, encumber or grant any shares of SSGT’s capital stock or any of the SSGT Subsidiaries’ capital stock (including SSGT OP Units), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of SSGT’s capital stock or any of the SSGT Subsidiaries’ capital stock or other equity interests;

(vi)    acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by SSGT or any Wholly Owned SSGT Subsidiary of or from an existing Wholly Owned SSGT Subsidiary and (B) other acquisitions of personal property for a purchase price of less than $500,000 in the aggregate;

(vii)    sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business consistent with past practice; provided, that (A) any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (1) the potential sale of the San Antonio Property, (2) the satisfaction of any margin call or (3) the posting of collateral in connection with any Contract to which SSGT or any SSGT Subsidiary is a party, shall be considered to be done in the ordinary course of business consistent with past practice, and (B) this Section 6.1(b)(vii) shall not prohibit SSGT or any SSGT Subsidiary from effecting a deed in lieu of foreclosure if the failure to do so would result in personal or recourse liability to SSGT, any SSGT Subsidiary or any of their respective Affiliates under any Indebtedness;

(viii)    incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of SSGT or any of the SSGT Subsidiaries, except (A) Indebtedness incurred under SSGT’s existing debt facilities in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)), (B) funding any transactions permitted by this Section 6.1(b), (C) Indebtedness that does not, in the aggregate, exceed $500,000 and (D) refinancing of existing Indebtedness (provided that the terms of such new Indebtedness shall not be materially more onerous on SSGT compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix)    make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by SSGT or a Wholly Owned SSGT Subsidiary to SSGT or a Wholly Owned SSGT Subsidiary and (B) investments permitted pursuant to Section 6.1(b)(vi);

(x)    enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any SSGT Material Contract (or any Contract that, if existing as of the date hereof, would be a SSGT Material Contract), other than (A) any termination, renewal, modification or amendment in accordance with the terms of any existing SSGT Material Contract (1) that occurs automatically without any action (other than notice of renewal) by SSGT or any SSGT Subsidiary or (2) occurs in connection with the exercise by a third party of any preferential rights or options granted to such third party under the applicable SSGT Material Contract or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(xi)    make any payment, direct or indirect, of any liability of SSGT or any SSGT Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii)    waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (1) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of SSGT included in the SSGT SEC Documents filed and publicly available prior to the date of this Agreement or (2) that do not exceed $200,000 individually or $500,000 in the aggregate, (B) do not involve the imposition of injunctive relief against SSGT or any SSGT Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by SSGT or any of the SSGT Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xviii)), and (D) with respect to any Action involving any present, former or purported holder or group of holders of SSGT Common Stock in accordance with Section 7.6(c);

(xiii)    (A) hire any employee or hire or terminate any officer or director of SSGT or any SSGT Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of SSGT’s directors (except for any reasonable compensation that may be payable to the members of the SSGT Special Committee), or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;

(xiv)    fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2017, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv)    enter into any new line of business;

(xvi)    form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xvii)    fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii)    enter into or modify in a manner adverse to SSGT any SSGT Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (1) to preserve SSGT’s qualification as a REIT under the Code or (2) to qualify or preserve the status of any SSGT Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix)    take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause SSGT to fail to qualify as a REIT or any SSGT Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx)    other than as permitted by Section 6.1(b)(vi) above, make or commit to make any recurring capital expenditures that are in excess of $750,000 per quarter in the aggregate;

(xxi)    adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(vi) or Section 6.1(b)(vii) in a manner that would not reasonably be expected to be materially adverse to SSGT or to prevent or impair the ability of the SSGT Parties to consummate the Mergers;

(xxii)    amend or modify the engagement letters entered into with the SSGT Financial Advisor in a manner adverse to SSGT or any SSGT Subsidiary;

(xxiii)    take any action that would, or fail to take any action the failure of which to be taken would, reasonably be expected to cause SSGT or any SSGT Subsidiary to be deemed to include “plan assets” or to be involved in a “prohibited transaction” (as both such terms are defined in Section 4.16(i) hereof); or

(xxiv)    authorize, or enter into any Contract to do any of the foregoing.

(c)    Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit SSGT from taking any action, at any time or from time to time, that in the reasonable judgment of the SSGT Board, upon advice of counsel to SSGT, is reasonably necessary (i) for SSGT to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that SSGT or any SSGT Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of SSGT in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii).

Section 6.2    Conduct of Business by SST II.

(a)    SST II covenants and agrees that, during the Interim Period, the SST II Parties shall not, and shall not cause or permit any other SST II Subsidiary to, (i) take any action that is intended, or would reasonably be expected, to result in any of the conditions to the Mergers becoming incapable of being satisfied, or (ii) take any action or fail to take any action which would, or would reasonably be expected to, prevent, materially delay or materially impede the ability of SSGT and Merger Sub to consummate the REIT Merger, or the ability of SST II Operating Partnership and SSGT Operating Partnership to consummate the Partnership Merger, or the ability of any of the SST II Parties or the SSGT Parties to complete the other transactions contemplated by this Agreement.

(b)    Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit SST II from taking any action, at any time or from time to time, that in the reasonable judgment of the SST II Board, upon advice of counsel to SST II, is reasonably necessary (i) for SST II to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that SST II or any SST II Subsidiary be registered as an investment company under the Investment Company Act.

Section 6.3    No Control of SSGT Business. Nothing contained in this Agreement shall give SST II, directly or indirectly, the right to control or direct SSGT or any SSGT Subsidiary’s operations prior to the REIT Merger Effective Time. Prior to the REIT Merger Effective Time, SSGT shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the SSGT Subsidiaries’ respective operations.

ARTICLE VII.

ADDITIONAL COVENANTS

Section 7.1    Preparation of the Proxy Statement; Stockholder Approval.

(a)    As promptly as reasonably practicable following the date of this Agreement, SSGT shall prepare the Proxy Statement in preliminary form with respect to the Stockholders Meeting and, after consultation with and review by SST II, file the preliminary Proxy Statement with the SEC; provided, however, that in no event shall SSGT be obligated to file the preliminary Proxy Statement with the SEC prior to the Go Shop Period End Time. SSGT shall use its reasonable best efforts to (i) obtain and furnish the information required to be included by the SEC in the Proxy Statement, respond, after consultation with SST II, promptly to any comments made by the SEC with respect to the Proxy Statement, and (ii) promptly upon the earlier of (A) receiving notification that the SEC is not reviewing the preliminary Proxy Statement and (B) the conclusion of any SEC review of the preliminary Proxy Statement, cause a definitive Proxy Statement to be mailed to SSGT’s stockholders and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended or supplemental proxy materials and, if required in connection therewith, re-solicit proxies; provided, however, that no such amended or supplemental proxy materials will be filed with the SEC or mailed by SSGT without consultation with and review by SST II. SSGT shall promptly notify SST II of the receipt of any comments from the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or for additional information, and shall promptly supply SST II with copies of all written correspondence between SSGT or its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement, the Mergers or any of the other transactions contemplated by this Agreement. SST II shall reasonably cooperate with SSGT in connection with the preparation of the Proxy Statement, including furnishing to SSGT any and all information regarding SST II, Merger Sub, SST II Operating Partnership, other SST II Subsidiaries and their respective Affiliates as may be required to be disclosed therein. The Proxy Statement shall contain the SSGT Board Recommendation, except to the extent that the SSGT Board shall have effected an Adverse Recommendation Change, as permitted by and determined in accordance with Section 7.3.

(b)    If at any time prior to the Stockholders Meeting any event or circumstance relating to SSGT or SST II or any of their respective subsidiaries or Affiliates, or their respective officers or directors, should be discovered by SSGT or SST II, as the case may be, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, SSGT or SST II, as the case may be, shall promptly inform the other Party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the holders of SSGT Common Stock. All documents that SSGT is responsible for filing with the SEC in connection with the Mergers will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

(c)     Subject to SSGT’s rights with respect to a Superior Proposal or Intervening Event under Section 7.3, SSGT shall, as promptly as reasonably practicable following the date of this Agreement, in accordance with applicable Law and the SSGT Governing Documents, duly call, give notice of, convene and hold the Stockholders Meeting; provided, however, that in no event shall SSGT be obligated to file the preliminary Proxy Statement with the SEC prior to the Go Shop Period End Time. SSGT shall, through the SSGT Board, (i) make the SSGT Board Recommendation and (ii) use its reasonable best efforts to solicit the Stockholder Approval (including by soliciting proxies from SSGT’s stockholders), except to the extent that the SSGT Board shall have effected an Adverse Recommendation Change, as permitted by and determined in accordance with Section 7.3. SSGT shall keep SST II updated with respect to proxy solicitation results as reasonably requested by SST II. Notwithstanding anything to the contrary contained in this Agreement: (i) SSGT’s obligation to duly call, give notice of, convene and hold the Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any

Adverse Recommendation Change as permitted and determined in accordance with Section 7.3; and (ii) SSGT may adjourn or postpone the Stockholders Meeting (A) after consultation with SST II, to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the holders of SSGT Common Stock sufficiently in advance of a vote on the REIT Merger to ensure that such vote occurs on the basis of full and complete information as required under applicable Law or (B) after consent by SST II, if additional time is reasonably required to solicit proxies representing a sufficient number of shares of SSGT Common Stock to obtain the Stockholder Approval.

Section 7.2    Access to Information; Confidentiality.

(a)     During the Interim Period, to the extent permitted by applicable Law: (i) SSGT shall, and shall cause the SSGT Subsidiaries to, afford to SST II and its Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their properties, offices, books, Contracts, personnel and records; and (ii) SSGT shall, and shall cause the SSGT Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, furnish reasonably promptly to SST II any information concerning SSGT or the SSGT Subsidiaries (including with respect to any pending or threatened Action) as SST II may reasonably request. In connection with such reasonable access to information, SSGT shall use its reasonable best efforts to cause its Representatives to participate in meetings and telephone conferences with SST II and its Representatives prior to the mailing of any Proxy Statement, prior to the Stockholders Meeting and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, SSGT shall not be required by this Section 7.2(a) to provide SST II or its Representatives with access to or to disclose information (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice or in accordance with this Agreement (provided, however, SSGT shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) the disclosure of which would violate any Law applicable to SSGT, any of the SSGT Subsidiaries or any of their respective Representatives (provided, however, that SSGT shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), (iii) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that SSGT shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (iv) for the purpose of allowing SST II or its Representatives to collect samples of soil, air, water, groundwater or building materials. SST II will use its reasonable best efforts to minimize any disruption to the business of SSGT and the SSGT Subsidiaries that may result from the requests for access, data and information hereunder. Prior to the REIT Merger Effective Time, SST II shall not, and shall cause the SST II Subsidiaries and their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which SSGT or any SSGT Subsidiaries has a business relationship regarding the business of SSGT and the SSGT Subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of SSGT (provided, that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict SST II from contacting such parties in pursuing the business of SST II operating in the ordinary course).

(b)    SST II will hold, and will cause the SST II Subsidiaries and their respective Representatives and Affiliates to hold, any non-public information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination of this Agreement.

Section 7.3    No Solicitation of Transactions.

(a)    Notwithstanding anything to the contrary contained in this Agreement but subject to Section 7.3(f), during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on November 15, 2018 (the “Go Shop Period End Time”), SSGT, the SSGT Subsidiaries and their respective Representatives may and shall have the right to, directly or indirectly: (i) initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, including by way of (A) contacting third parties, (B) broadly disseminating public disclosure or (C) providing access to the properties, offices, assets, books, records and personnel of SSGT and the SSGT Subsidiaries and furnishing non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, however, that SSGT has previously or substantially contemporaneously furnished, made available or provided access to such non-public information to SST II; (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person relating to, or in furtherance of such inquiries, proposals, offers or other actions or to obtain, an Acquisition Proposal; (iii) release any Person from, or refrain from enforcing, any standstill agreement or similar obligation to SSGT or any of the SSGT Subsidiaries; and (iv) disclose to the stockholders of SSGT any information required to be disclosed under applicable Law; provided, however, that in the case of this clause (iv), to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the SSGT Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public re-affirmation of the SSGT Board Recommendation. For purposes of this Agreement, the term “Go Shop Bidder” shall mean any Person (including its controlled Affiliates and Representatives) that submits a proposal or offer regarding an Acquisition Proposal not later than the Go Shop Period End Time that has not been withdrawn and that the SSGT Special Committee determines prior to the Go Shop Period End Time (or in the case of any Acquisition Proposal received less than five (5) Business Days before the date of the Go Shop Period End Time, not later than five (5) Business Days after the Go Shop Period End Time) has resulted in, or would be reasonably expected to result in, a Superior Proposal; provided, that a Go Shop Bidder shall cease to be a Go Shop Bidder if the negotiations between SSGT and such Go Shop Bidder with respect to the Acquisition Proposal that resulted in such Go Shop Bidder becoming a Go Shop Bidder shall have been terminated. No later than two (2) Business Days after the Go Shop Period End Time, SSGT shall notify SST II in writing of the identity of each Go Shop Bidder and provide to SST II (A) a copy of any related Acquisition Proposal made in writing and any other written material terms or proposals provided (including, to the extent not included therein, a copy of the acquisition agreement and any related transaction documents and financing commitments, if any) to SSGT or any SSGT Subsidiary and (B) a written summary of the material terms of any related Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally).

(b)    Except as permitted by, and subject to, Section 7.3(c), Section 7.3(d), Section 7.3(e) and Section 7.3(f), and except with respect to a Go Shop Bidder, from and after the Go Shop Period End Time, SSGT shall not, and shall cause each of the SSGT Subsidiaries not to, and shall not authorize or permit any of its or their Representatives to, (i) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person, or furnish to any Person other than a SST II Party or their Representatives, any non-public information, in furtherance of such inquiries or to obtain an Acquisition Proposal, (iii) release any Person from or fail to enforce any standstill agreement or similar obligation to SSGT or any SSGT Subsidiary, (iv) withdraw, modify or amend the SSGT Board Recommendation in any manner adverse to SST II or fail to make the SSGT Board Recommendation or fail to include the SSGT Board Recommendation in the Proxy Statement, (v) approve, endorse or recommend any Acquisition Proposal (any event described in clause (iv) or this clause (v), whether taken by the SSGT Board or a committee thereof, an “Adverse Recommendation Change”), (vi) enter into any agreement in principle, arrangement, understanding, contract or agreement (whether binding or not) contemplating or otherwise relating to an Acquisition Proposal, or (vii) take any action to exempt any Person from any Takeover Statute or similar restrictive provision of the SSGT Organizational Documents. In furtherance of the foregoing, SSGT shall, and shall cause (A) each SSGT

Subsidiary and (B) each Representative of SSGT and the SSGT Subsidiaries to, immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal (other than as permitted by Section 7.3(a), Section 7.3(c) or Section 7.3(d)) and shall immediately terminate all physical and electronic data room access previously granted to any such person. SSGT agrees that in the event any Representative of SSGT or any SSGT Subsidiary takes any action that, if taken by SSGT or a SSGT Subsidiary, would constitute a material violation of this Section 7.3(b), then SSGT shall be deemed to be in violation of this Section 7.3(b) for all purposes of this Agreement.

(c)    At any time prior to the date that is five (5) Business Days after the Go Shop Period End Time, the SSGT Board may, if the SSGT Board determines in good faith (and based on the recommendation of the SSGT Special Committee after consultation with its legal advisor) that failing to do so would be inconsistent with the directors’ duties under applicable Law, upon receipt by SSGT of an Acquisition Proposal from a Go Shop Bidder that constitutes a Superior Proposal, give notice of its intention to terminate this Agreement pursuant to Section 9.1(c)(ii) and enter into an agreement related to such Superior Proposal, provided, that:

(i)    SSGT has notified SST II in writing that the SSGT Board intends to enter into an agreement relating to such Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “SSGT Notice of Intention”); and

(ii)    during the five (5) Business Day period following SST II’s receipt of a SSGT Notice of Intention, SSGT shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), SST II in making adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to be a Superior Proposal; provided, that any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and SSGT may not enter into any such Superior Proposal pursuant this Section 7.3(c) unless SSGT has complied with the requirements of this Section 7.3(c) with respect to such Acquisition Proposal including sending a SSGT Notice of Intention (except that the new negotiation period under this Section 7.3(c) shall be three (3) Business Days instead of five (5) Business Days).

(d)    At any time beginning on the sixth (6th) Business Day after the Go Shop Period End Time and prior to receipt of the Stockholder Approval, the SSGT Board may, if the SSGT Board determines in good faith (and based on the recommendation of the SSGT Special Committee after consultation with its legal advisor) that the failure to do so would be inconsistent with the directors’ duties under applicable Law, upon receipt by SSGT of an Acquisition Proposal that constitutes a Superior Proposal (whether or not from a Go Shop Bidder), make an Adverse Recommendation Change (and SSGT may terminate this Agreement in accordance with Section 9.1(c)(iii) and enter into an agreement related to such Superior Proposal); provided, that:

(i)    (A) such Acquisition Proposal did not result from SSGT’s material breach of its obligations under this Section 7.3, and (B) the SSGT Board has determined in good faith (and based on the recommendation of the SSGT Special Committee after consultation with its legal and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal and that the failure of SSGT to make an Adverse Recommendation Change would be inconsistent with the directors’ duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by SST II pursuant to Section 7.3(d)(iii);

(ii)    SSGT has notified SST II in writing that the SSGT Board intends to make an Adverse Recommendation Change (a “Adverse Recommendation Change Notice”); and

(iii)    during the five (5) Business Day period following SST II’s receipt of an Adverse Recommendation Change Notice, SSGT shall have offered to negotiate with (and, if accepted,

negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), SST II in making adjustments to the terms and conditions of this Agreement such that in circumstances involving or relating to an Acquisition Proposal, the Superior Proposal ceases to be a Superior Proposal; provided that any change in the consideration offered or any other material amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and SSGT may not make an Adverse Recommendation Change unless SSGT has complied with the requirements of this Section 7.3(d) with respect to each such new Acquisition Proposal including sending an Adverse Recommendation Change Notice with respect to each such new Acquisition Proposal (except that the new negotiation period under this Section 7.3(d)(iii) shall be three (3) Business Days instead of five (5) Business Days). Notwithstanding anything in this Section 7.3(d)(iii), SST II’s rejection of SSGT’s offer to negotiate pursuant to this Section 7.3(d)(iii) shall not have any bearing on SST II’s right to terminate this Agreement pursuant to Section 9.1(d)(ii) herein.

(e)    At any time prior to receipt of the Stockholder Approval and subject to Section 7.1(c), the SSGT Board may, if the SSGT Board determines in good faith (and based on the recommendation of the SSGT Special Committee after consultation with its legal advisor) that the failure to do so would be inconsistent with the directors’ duties under applicable Law, make an Adverse Recommendation Change in response to an Intervening Event.

(f)    Nothing in this Section 7.3 or elsewhere in this Agreement shall prevent the SSGT Board or SSGT, directly or indirectly, from (i) taking and disclosing to the stockholders of SSGT a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal, making any required disclosure to the stockholders of SSGT under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (ii) making any disclosure to the stockholders of SSGT if the SSGT Board determines in good faith (and based on the recommendation of the SSGT Special Committee after consultation with its legal advisors) that the failure to do so would be inconsistent with the directors’ duties under applicable Law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the SSGT Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public re-affirmation of the SSGT Board Recommendation.

(g)    For purposes of this Agreement:

(i)    “Acquisition Proposal” means any proposal or offer, whether in one transaction or a series of related transactions, relating to any (A) merger, consolidation, share exchange, business combination or similar transaction involving SSGT or any SSGT Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), (B) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of SSGT or any of the SSGT Subsidiaries representing 20% or more of the consolidated assets of SSGT and the SSGT Subsidiaries, taken as a whole, (C) issue, sale or other disposition by SSGT or any of the SSGT Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding shares of SSGT Common Stock, (D) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of SSGT Common Stock, (E) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to SSGT in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of SSGT Common Stock, or (F) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (1) the Mergers or any of the other transactions contemplated by this Agreement or (2) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among SSGT and one or more of the SSGT Subsidiaries or solely among the SSGT Subsidiaries.

(ii)    “Superior Proposal” means a written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” shall be replaced with “50%”) which the SSGT Board (based on the recommendation of the SSGT Special Committee after consultation with its legal and financial advisors) determines in its good faith judgment (after taking into account (A) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by SST II) and (B) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal that the SSGT Board deems relevant and conditions to consummation thereof)) to be more favorable from a financial point of view to the stockholders of SSGT (in their capacities as stockholders) than the Mergers and the other transactions contemplated by this Agreement (as it may be proposed to be amended by SST II).

Section 7.4     Public Announcements. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law or Order if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement. The Parties have agreed upon the form of a joint press release announcing the Mergers and the execution of this Agreement, and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.

Section 7.5    Appropriate Action; Consents; Filings.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the SSGT Parties and each of the SST II Parties shall and shall cause the other SSGT Subsidiaries and the other SST II Subsidiaries, respectively, and their respective Affiliates to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article VIII to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the

Mergers so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments necessary or advisable to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that no Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such Party, any of its subsidiaries (including subsidiaries of SST II after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of SST II after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

(b)    In connection with and without limiting the foregoing Section 7.5(a), each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither Party shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c)    Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Mergers and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.6    Notification of Certain Matters; Transaction Litigation.

(a)    The SSGT Parties and their Representatives shall give prompt notice to the SST II Parties, and the SST II Parties and their Representatives shall give prompt notice to the SSGT Parties, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b)    The SSGT Parties and their Representatives shall give prompt notice to the SST II Parties, and the SST II Parties and their Representatives shall give prompt notice to the SSGT Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the SSGT Parties, the SST II Parties or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i), or Section 9.1(d)(i).

(c)    The SSGT Parties and their Representatives shall give prompt notice to the SST II Parties, and the SST II Parties and their Representatives shall give prompt notice to the SSGT Parties, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any SSGT Subsidiary or SST II Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The SSGT Parties and their respective Representatives shall give SST II the opportunity to reasonably participate in (but not control) the defense and settlement of any stockholder litigation against the SSGT Parties and/or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without SST II’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The SST II Parties and their respective Representatives shall give the SSGT Parties the opportunity to reasonably participate in (but not control) the defense and settlement of any litigation against the SST II Parties and/or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without SSGT’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.7    Indemnification; Directors’ and Officers’ Insurance.

(a)    Without limiting or being limited by the provisions of Section 7.7(b), during the period commencing as of the REIT Merger Effective Time and ending on the sixth (6th) anniversary of the REIT Merger Effective Time, SST II shall (and shall cause the Surviving Entity to): (i) indemnify, defend and hold harmless each Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action to the extent such Action arises out of or pertains to (A) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer, partner, member, trustee, employee or agent of SSGT or any of the SSGT Subsidiaries or (B) this Agreement or any of the transactions contemplated by this Agreement, including the Mergers; and (ii) pay in advance of the final disposition of any such Action the expenses (including reasonable attorneys’ fees and any expenses incurred by any Indemnified Party in connection with enforcing any rights with respect to indemnification) of any Indemnified Party without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to SST II’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, SST II or the Surviving Entity, as applicable, (i) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit or proceeding against or investigation of any Indemnified Party for which indemnification may be sought under this Section 7.7(a) without the Indemnified Party’s prior written consent unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation, (ii) shall not be liable for any settlement effected without their prior written consent and (iii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnified Party shall promptly refund to SST II or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

(b)    Without limiting the foregoing, each of SST II and the Surviving Entity agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the REIT Merger Effective Time now existing in favor of the current or former managers, directors, officers, partners, members, trustees, employees, agents, fiduciaries or other individuals of SSGT or any of the SSGT Subsidiaries (the “Indemnified Parties”) as provided in (i) the SSGT Governing Documents or, if applicable, similar organizational documents or agreements of any SSGT Subsidiary (the “SSGT Organizational Documents”) or (ii) indemnification agreements of SSGT, shall survive the Mergers and shall continue in full force and effect in accordance with their terms. For a period of six (6) years following the REIT Merger Effective Time, the organizational documents of SST II and the Surviving Entity and the organizational documents of any applicable SST II Subsidiary or SSGT Subsidiary shall contain provisions no less favorable to the Indemnified Parties with respect to indemnification and limitations on liability than are set forth in the SSGT Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the REIT Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the REIT Merger Effective Time, were Indemnified Parties, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(c)    For a period of six (6) years after the REIT Merger Effective Time, SST II shall cause the Surviving Entity to maintain in effect SSGT’s current directors’ and officers’ liability insurance covering each Person currently covered by SSGT’s directors’ and officers’ liability insurance policies for acts or omissions occurring prior to and through the REIT Merger Effective Time; provided, that in lieu of such obligation, (i) the Surviving Entity may substitute therefor policies of an insurance company with the same or better rating as SSGT’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than SSGT’s existing policies as of the date hereof or (ii) in consultation with SST II, SSGT may obtain extended reporting period coverage under SSGT’s existing insurance programs (to be effective as of the REIT Merger Effective Time) for a period of six (6) years after the REIT Merger Effective Time for a cost not in excess of three times the current annual premiums for such insurance; and provided, further, that in no event shall the Surviving Entity be required to pay annual premiums for insurance under this Section 7.7(c) in excess of 300% of the most recent annual premiums paid by SSGT for such purpose, it being understood that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(d)    If SST II or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, as a condition to the consummation of any such transaction, the successors and assigns of SST II or the Surviving Entity, as applicable, shall assume the obligations set forth in this Section 7.7.

(e)    SST II shall cause the Surviving Entity to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the obligations provided in this Section 7.7.

(f)    The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (each of which is an intended third party beneficiary of this Section 7.7), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of SSGT, SST II and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise.

Section 7.8    Dividends. In the event that a distribution with respect to the shares of SSGT Common Stock permitted under the terms of this Agreement has a record date prior to the REIT Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of SSGT Common Stock on the Closing Date immediately prior to the REIT Merger Effective Time.

Section 7.9    Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the SSGT Charter or the SST II Charter (“Charter Restrictions”) on the Mergers and the other transactions contemplated by this Agreement. No Party shall take any action to exempt any Person (other than the other Parties or their respective Affiliates) from any Takeover Statute of any jurisdiction or the Charter Restrictions that may purport to be applicable to the Mergers or any of the other transactions contemplated by this Agreement or otherwise cause any restrictions in any Takeover Statute or the Charter Restrictions not to apply to any such Person.

Section 7.10    Obligations of the Parties. SSGT shall take all actions necessary to cause the other SSGT Parties to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement. SST II shall take all actions necessary to cause the SST II Parties to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.

Section 7.11    Certain Transactions.

(a)    Except as set forth in Section 7.11 of the SSGT Disclosure Letter, SSGT shall cause all contracts (including, for the avoidance of doubt, the SSGT Related Party Agreements) between any former or current officers, directors, partners, stockholders, managers, members, affiliates or agents of SSGT or any SSGT Subsidiary, on the one hand, and SSGT or any SSGT Subsidiary, on the other hand, to be settled or terminated effective as of or prior to the Closing, without any further obligations, liability or payments (other than customary indemnification obligations) by or on behalf of SSGT as of the Closing. For the avoidance of doubt, the foregoing shall not require the settlement or termination of an agreement that is solely between SSGT and/or any entities that will remain SSGT Subsidiaries after the Closing.

(b)    SSGT shall take all actions necessary to terminate, effective as of or prior to the Closing, the SSGT Equity Incentive Plan.

(c)    SSGT shall take all actions necessary to terminate, effective as of or prior to the Closing, the SSGT DRIP and the SSGT Share Redemption Program.

Section 7.12    Tax Matters.

(a)    SSGT shall deliver to the legal counsel referred to in Section 8.3(e) tax representation letters, dated as of the Closing Date and signed by an officer of SSGT and SSGT Operating Partnership, containing representations of SSGT and SSGT Operating Partnership reasonably necessary or appropriate to enable such counsel to render the tax opinions described in Section 8.3(e).

(b)    SSGT and SST II shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.

ARTICLE VIII.

CONDITIONS

Section 8.1    Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties (which, in the case of SSGT, means waiver by the SSGT Special Committee and, in the case of SST II, by the SST II Special Committee) at or prior to the REIT Merger Effective Time of the following conditions:

(a)    Regulatory Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Mergers and the other transactions contemplated by this Agreement set forth in Section 8.1(a) of the SST II Disclosure Letter and Section 8.1(a) of the SSGT Disclosure Letter shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.

(b)    Stockholder Approval. The Stockholder Approval shall have been obtained in accordance with applicable Law and the SSGT Charter and SSGT Bylaws.

(c)    No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Mergers shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Mergers or the other transactions contemplated by this Agreement.

Section 8.2    Additional Conditions to Obligations of the SSGT Parties. The obligations of the SSGT Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by the SSGT Special Committee, at or prior to the REIT Merger Effective Time, of the following additional conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the SST II Parties set forth in the Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, and (ii) each of the other representations and warranties of the SST II Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “SST II Material Adverse Event” qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a SST II Material Adverse Effect.

(b)    Performance of Covenants and Obligations of the SST II Parties. The SST II Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the REIT Merger Effective Time.

(c)    Delivery of Certificate. SST II shall have delivered to SSGT a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of SST II, certifying to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

Section 8.3    Additional Conditions to Obligations of the SST II Parties. The obligations of the SST II Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by the SST II Special Committee at or prior to the REIT Merger Effective Time, of the following additional conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the SSGT Parties set forth in the Fundamental Representations (except Section 4.4(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, (ii) the representations and warranties set forth in Section 4.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, and (iii) each of the other representations and warranties of the SSGT Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “SSGT Material Adverse Effect” qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a SSGT Material Adverse Effect.

(b)    Performance of Covenants or Obligations of the SSGT Parties. The SSGT Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the REIT Merger Effective Time.

(c)    Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a SSGT Material Adverse Effect.

(d)    Delivery of Certificate. SSGT shall have delivered to SST II a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of SSGT certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e)    REIT Opinion. SST II shall have received a written opinion of Nelson Mullins Riley & Scarborough LLP (or other counsel selected by SSGT and reasonably satisfactory to SST II), dated as of the Closing Date, in substantially the form attached hereto as Exhibit A (or otherwise in form and substance reasonably satisfactory to SST II), to the effect that, commencing with SSGT’s taxable year that ended on December 31, 2014, SSGT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled SSGT to meet, through the REIT Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by SSGT and the SSGT Operating Partnership.

Section 8.4    No Financing Condition. Each of the SST II Parties acknowledges and agrees that, notwithstanding any provision of this Agreement to the contrary, the obtaining of any financing in connection with the REIT Merger, the Partnership Merger or any of the other transactions contemplated by this Agreement is not a condition to the obligations of the SST II Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement.

ARTICLE IX.

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 9.1    Termination. This Agreement may be terminated and the Mergers and the other transactions contemplated by this Agreement may be abandoned at any time prior to the REIT Merger Effective Time, notwithstanding receipt of the Stockholder Approval (except as otherwise specified in this Section 9.1):

(a)     by mutual written consent duly authorized by the SST II Special Committee and the SSGT Special Committee;

(b)    by either SST II (with the prior approval of the SST II Special Committee) or SSGT (with the prior approval of the SSGT Special Committee):

(i)    if the REIT Merger shall not have occurred on or before 11:59 p.m. New York time on April 1, 2019 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and (A) in the case of SSGT, including the failure of SSGT Operating Partnership, and (B) in the case of SST II, including the failure of SST II Operating Partnership and Merger Sub) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the REIT Merger to be consummated by the Outside Date; provided, further, that if a Party brings any Action to enforce specifically the performance of the terms and provisions of this Agreement by any other Party, the Outside Date has not yet passed, and the Outside Date occurs during the pendency of such Action, the Outside Date shall automatically be extended by the amount of time during which such Action is pending, plus ten (10) Business Days;

(ii)    if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and (A) in the case of SSGT, including the failure of SSGT Operating Partnership, and (B) in the case of SST II, including the failure of SST II Operating Partnership and Merger Sub) to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement; or

(iii)    if the Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the REIT Merger was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the Stockholder Approval was primarily due to the failure of a Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement;

(c)    by SSGT (with the prior approval of the SSGT Special Committee):

(i)    if a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of any of the SST II Parties set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.2(a) or Section 8.2(b) not to be satisfied (a “SST II Terminating Breach”), which breach or failure to perform cannot be cured, or, if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from SSGT to SST II and two (2) Business Days before the Outside Date; provided, that SSGT shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a SSGT Terminating Breach shall have occurred and be continuing at the time SSGT delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i);

(ii)    if SSGT has accepted a Superior Proposal by a Go Shop Bidder within five (5) Business Days of the Go Shop Period End Time in accordance with the provisions of Section 7.3(c) herein; provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 9.3(b) is made in full to SST II and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void;

(iii)    if SSGT has accepted a Superior Proposal at any time beginning on the sixth (6th) Business Day after the Go Shop Period End Time and prior to receipt of the Stockholder Approval in accordance with the provisions of Section 7.3(d) herein; provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 9.3(b) is made in full to SST II and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void;

(iv)    if, prior to receipt of the Stockholder Approval, an Intervening Event has occurred and the SSGT Board has determined in good faith (based on the recommendation of the SSGT Special Committee after consultation with its legal and financial advisors) that the failure to terminate this Agreement would be inconsistent with the directors’ duties under applicable Law; or

(v)    if (A) all of the conditions set forth in Section 8.1 and Section 8.3 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing), (B) on or after the date the Closing should have occurred, SSGT has delivered written notice to SST II to the effect that all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing) and the SSGT Parties are prepared to consummate the Closing, and (C) the SST II Parties fail to consummate the Closing within three (3) Business Days after delivery of the notice referenced in the preceding clause (B) (it being understood that during such three (3) Business Day period, SST II shall not be entitled to terminate this Agreement).

(d)    by SST II (with the prior approval of the SST II Special Committee):

(i)    if a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of any of the SSGT Parties set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.3(a) or Section 8.3(b) not to be satisfied (a “SSGT Terminating Breach”), which breach or failure to perform cannot be cured, or, if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from SST II to SSGT and two (2) Business Days before the Outside Date; provided, that SST II shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a SST II Terminating Breach shall have occurred and be continuing at the time SST II delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii)    if, at any time following the date that is five (5) Business Days after the Go Shop Period End Time and prior receipt of the Stockholder Approval, (A) the SSGT Board or any committee thereof, for any reason, shall have effected an Adverse Recommendation Change, (B) the SSGT Board or any committee thereof shall have approved, adopted or publicly endorsed or recommended any Acquisition Proposal, (C) a tender offer or exchange offer for any shares of SSGT Common Stock that constitutes an Acquisition Proposal (other than by SST II or any of its Affiliates) is commenced and the SSGT Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of SSGT and to publicly reaffirm the SSGT Board Recommendation within ten (10) Business Days of being requested to do so by SST II, (D) the SSGT Board or any committee thereof fails to include the SSGT Board Recommendation in the Proxy Statement, or (E) SSGT shall have materially violated any of its obligations under Section 7.3, or shall be deemed pursuant to the last sentence of Section 7.3(b) to have materially violated any of its obligations under Section 7.3 (other than any immaterial or inadvertent violations thereof that did not result in an alternative Acquisition Proposal).

Section 9.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the SSGT Parties or the SST II Parties, except that the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.4 (Amendment), and Article X (General Provisions) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any Party from any liability or damages resulting from any fraud or willful and material breach of any of its covenants, obligations or agreements set forth in this Agreement.

Section 9.3    Fees and Expenses.

(a)    Except as otherwise provided in this Section 9.3, all Expenses shall be paid by the Party incurring such fees or expenses, whether or not the Mergers are consummated; provided, that the Parties will share equally any HSR Act filing fees, if any, as may be required to consummate the transactions contemplated by this Agreement. In the event the Mergers are consummated, the SST II Parties agree to pay any Expenses of the SSGT Parties that are not paid by the SSGT Parties.

(b)    In the event that this Agreement is terminated:

(i)    (A) (x) by SST II pursuant to Section 9.1(d)(i), and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Acquisition Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Acquisition Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the SSGT Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal or (y) by SST II or SSGT pursuant to Section 9.1(b)(iii), and prior to the Stockholders Meeting, an Acquisition Proposal with respect to SSGT has been publicly announced, disclosed or otherwise communicated to SSGT’s stockholders (and not withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, and (B) within twelve (12) months after the date of such termination, a transaction in respect of an Acquisition Proposal with respect to SSGT is consummated or SSGT enters into a definitive agreement in respect of an Acquisition Proposal with respect to SSGT that is later consummated, then SSGT shall pay to SST II the SSGT Termination Payment.

(ii)    by SSGT pursuant to Section 9.1(c)(i), then SST II shall pay to SSGT an amount equal to the Expense Reimbursement Payment.

(iii)    by SSGT pursuant to Section 9.1(c)(ii), then SSGT shall pay to SST II an amount equal to the Go Shop Termination Payment.

(iv)    by SSGT pursuant to Section 9.1(c)(iii), then SSGT shall pay to SST II an amount equal to the SSGT Termination Payment.

(v)    by SSGT pursuant to Section 9.1(c)(iv), then SSGT shall pay to SST II an amount equal to the SSGT Termination Payment.

(vi)    by SSGT pursuant to Section 9.1(c)(v), then SST II shall pay to SSGT an amount equal to the SST II Termination Payment.

(vii)    by SST II pursuant to Section 9.1(d)(i) (other than as described in Section 9.3(b)(i) above), then SSGT shall pay to SST II an amount equal to the Expense Reimbursement Payment.

(viii)    by SST II pursuant to Section 9.1(d)(ii), then SSGT shall pay to SST II an amount equal to the SSGT Termination Payment.

(ix)    by SST II pursuant to Section 9.1(b)(i) and at the time of such termination SSGT would have been entitled to terminate this Agreement pursuant to Section 9.1(c)(v), then SST II shall pay to SSGT an amount equal to the SST II Termination Payment.

(c)    The Parties agree and acknowledge that in no event shall any Party be required to pay a Termination Payment on more than one occasion. Payment of a Termination Payment shall be made by wire transfer of same day funds to the account or accounts designated by the Party entitled to payment thereof (the “Recipient”) (i) prior to or concurrently at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Termination Payment payable pursuant to Section 9.3(b)(i), (ii) prior to or concurrently with termination of this Agreement, in the case of a Termination Payment payable pursuant to Section 9.3(b)(iii), Section 9.3(b)(iv) or Section 9.3(b)(v), (iii) concurrently with termination of this Agreement, in the case of a Termination Payment payable pursuant to Section 9.3(b)(ix), and (iv) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Termination Payment payable pursuant to any other provision of Section 9.3(b).

(d)    Notwithstanding anything in this Agreement to the contrary, in the event that a Termination Payment becomes payable, then such payment shall be the Recipient’s and its Affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Party obligated to pay the Termination Payment (the “Payor”) and its Subsidiaries and each of their respective Representatives in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise.

(e)    Each of the Parties acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement. In the event that the Payor shall fail to pay the Termination Payment when due, the Payor shall reimburse the Recipient for all reasonable costs and expenses actually incurred or accrued by the Recipient (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3. Further, if the Payor fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain the payment, the Recipient commences a suit which results in a judgment against the Payor for the payment set forth in this Section 9.3, the Payor shall pay to the Recipient its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at a rate per annum equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment. If payable, the Termination Payment shall not be payable more than once pursuant to this Agreement.

(f)    The Payor shall deposit into escrow an amount in cash equal to the Termination Payment with an escrow agent reasonably selected by the Recipient, after reasonable consultation with the Payor, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 9.3(f) and otherwise reasonably acceptable to each of the Parties and the escrow agent. The payment or deposit into escrow of the Termination Payment pursuant to this Section 9.3(f) shall be made by the Payor promptly after receipt of notice from the Recipient that the Escrow Agreement has been executed by the parties thereto. The Escrow Agreement shall provide that the Termination Payment in escrow or the applicable portion thereof shall be released to the Recipient on an annual basis based upon the delivery by the Recipient to the escrow agent of any one (or a combination) of the following:

(i)    a letter from the Recipient’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Recipient without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of the Recipient determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT

Income”), in which case the escrow agent shall release to the Recipient such maximum amount stated in the accountant’s letter;

(ii)    a letter from the Recipient’s counsel indicating that the Recipient received a private letter ruling from the IRS holding that the receipt by the Recipient of the Termination Payment would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Recipient the remainder of the Termination Payment; or

(iii)    a letter from the Recipient’s counsel indicating that the Recipient has received a tax opinion from the Recipient’s outside counsel or accountant, respectively, to the effect that the receipt by the Recipient of the Termination Payment should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Recipient the remainder of the Termination Payment.

The Parties agree to cooperate in good faith to amend this Section 9.3(f) at the reasonable request of the Recipient in order to (A) maximize the portion of the Termination Payment that may be distributed to the Recipient hereunder without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve the Recipient’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(f) or (C) assist the Recipient in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(f). The Escrow Agreement shall provide that the Recipient shall bear all costs and expenses under the Escrow Agreement and that any portion of the Termination Payment held in escrow for ten (10) years shall be released by the escrow agent to the Payor. The Payor shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes imposed on the Payor in connection therewith). The Recipient shall fully indemnify the Payor and hold the Payor harmless from and against any such liability, cost or expense.

Section 9.4    Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by the SSGT Board (with the prior approval of the SSGT Special Committee) and the SST II Board (with the prior approval of the SST II Special Committee), respectively, at any time before or after receipt of the Stockholder Approval and prior to the REIT Merger Effective Time; provided, that after the Stockholder Approval has been obtained, there shall not be (i) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of SSGT Common Stock, or which by applicable Law requires the further approval of the stockholders of SSGT without such further approval of such stockholders, or (ii) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

ARTICLE X.

GENERAL PROVISIONS

Section 10.1    Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive (i) the REIT Merger Effective Time or (ii) termination of this Agreement (except, in the case of termination, as set forth in Section 9.2), and after such time there shall be no liability in respect thereof (except, in the case of termination, as set forth in Section 9.2), whether such liability accrued prior to or after such expiration of the representations and warranties. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the REIT Merger Effective Time or termination of this Agreement. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 10.2    Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by e-mail of a pdf attachment at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

if to a SST II Party to:

Special Committee of the Board of Directors of

Strategic Storage Trust II, Inc.

10 Terrace Road

Ladera Ranch, CA 92694

Attn: Harold “Skip” Perry

Email: sperry@realglobeadvisors.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

Atlantic Station

201 17th Street NW

Suite 1700

Atlanta, GA 30363

Attn: Michael K. Rafter

Email: mike.rafter@nelsonmullins.com

Venable LLP

750 East Pratt Street, Suite 900

Baltimore, MD 21202

Attn: Sharon A. Kroupa

Email: sakroupa@venable.com

if to a SSGT Party to:

Special Committee of the Board of Directors of

Strategic Storage Growth Trust, Inc.

10 Terrace Road

Ladera Ranch, CA 92694

Attn: Lee W. Holmes

Email: holmesleew@gmail.com

with a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC

The Tower at Peabody Place

100 Peabody Place, Suite 1300

Memphis, TN 38103

Attn: Richard Mattern and Oscar Thomas

Email: rmattern@bassberry.com

Email: othomas@bassberry.com

Shapiro Sher Guinot & Sandler

250 West Pratt Street, Suite 2000

Baltiomore, MD 21201

Attn: William E. Carlson

Email: wec@shapirosher.com

Section 10.3    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5    Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits, the Schedules, the SSGT Disclosure Letter and the SST II Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Article III (which (i) from and after the REIT Merger Effective Time shall be for the benefit of holders of shares of SSGT Common Stock immediately prior to the REIT Merger Effective Time, and (ii) from and after the Partnership Merger Effective Time shall be for the benefit of holders of SSGT OP Units and the holder of the SSGT Special Limited Partner Interest immediately prior to the Partnership Merger Effective Time) and Section 7.7 (which, from and after the REIT Merger Effective Time shall be for the benefit of the Indemnified Parties), are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 10.6    Extension; Waiver. At any time prior to the REIT Merger Effective Time, SSGT (with the prior approval of the SSGT Special Committee) and SST II (with the prior approval of the SST II Special Committee) may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive the other Party’s compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of SSGT or SST II, as applicable, to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7    Governing Law; Jurisdiction; Venue.

(a)    Except to the extent that the Laws of the State of Delaware are mandatorily applicable to the Partnership Merger, this Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)    Any and all disputes arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in a Maryland state or federal court located in Baltimore City exercising jurisdiction over the subject matter of such dispute(s). Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive personal jurisdiction of any such Maryland state or federal court located in Baltimore City for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in such courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection to such court’s exercise of personal jurisdiction over the Party in any such dispute, (v) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, (vi) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law and (vii) agrees, with respect to any such action filed in such Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.8    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.9    Specific Performance. The Parties agree that irreparable harm would occur to the non-breaching party if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy in the event of a breach. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article IX, each Party shall be entitled to an injunction or injunctions to prevent one or more breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity.

Section 10.10    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY AGREES THAT IT WILL NOT, IN CONNECTION WITH ANY SUIT, COMPLAINT, CLAIM, COUNTERCLAIM, THIRD-PARTY CLAIM, ANSWER, OR OTHER PLEADING OR PAPER ANCILLARY THERETO, DEMAND OR REQUEST A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND FURTHER AGREES THAT ANY SUCH DEMAND OR REQUEST WOULD BE VOID AB INITIO AND INVALID, REGARDLESS OF WHICH PARTY MAY HAVE INITIATED SUCH DEMAND OR REQUEST. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11    Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Signatures Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

STRATEGIC STORAGE TRUST II, INC.

By:	/s/ H. Michael Schwartz
Name: H. Michael Schwartz
Title: Chief Executive Officer

STRATEGIC STORAGE OPERATING PARTNERSHIP II, L.P

By:	Strategic Storage Trust II, Inc., its General Partner

	By:	/s/ H. Michael Schwartz
Name: H. Michael Schwartz
Title: Chief Executive Officer

SST II GROWTH ACQUISITION, LLC

By:	Strategic Storage Trust II, Inc., its Member

	By:	/s/ H. Michael Schwartz
Name: H. Michael Schwartz
Title: Chief Executive Officer

STRATEGIC STORAGE GROWTH TRUST, INC.

By:	/s/ H. Michael Schwartz
Name: H. Michael Schwartz
Title: Chief Executive Officer

SS GROWTH OPERATING PARTNERSHIP, L.P

By:	Strategic Storage Growth Trust, Inc., its General Partner

	By:	/s/ H. Michael Schwartz
Name: H. Michael Schwartz
Title: Chief Executive Officer

Annex B

CONFIDENTIAL

October 1, 2018

The Special Committee of the Board of Directors

The Board of Directors

Strategic Storage Growth Trust, Inc.

10 Terrace Road

Ladera Ranch, California 92694

Ladies and Gentlemen:

The Special Committee of the Board of Directors of Strategic Storage Growth Trust, Inc. (“SSGT”) has requested our opinion as to the fairness, from a financial point of view, to the unaffiliated holders (as defined below) of common shares of SSGT, of the consideration to be paid to these holders pursuant to the Agreement and Plan of Merger dated October 1, 2018 (the “Merger Agreement”) to be entered into among Strategic Storage Trust II, Inc., a Maryland corporation (“SST II”), Strategic Storage Operating Partnership II, L.P., a Delaware limited partnership and the operating partnership of SST II (“SST II Operating Partnership”), SST II Growth Acquisition, LLC, a Maryland limited liability company and a wholly owned subsidiary of SST II (“Merger Sub”), SSGT, and SS Growth Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of SSGT (“SSGT Operating Partnership”). As used in this opinion, “unaffiliated holders” means the holders of SSGT Common Stock (as defined below) other than SST II, Merger Sub, SmartStop Asset Management, LLC and their respective affiliates.

Pursuant to the Merger Agreement (i) SSGT will be merged with and into Merger Sub, with Merger Sub being the surviving company (the “REIT Merger”), and each share of the Class A common stock, $0.001 par value per share, of SSGT (the “SSGT Class A Common Stock”), and each share of the Class T common stock, $0.001 par value per share, of SSGT (the “SSGT Class T Common Stock” and, together with the SSGT Class A Common Stock, the “SSGT Common Stock”), issued and outstanding immediately prior to the REIT Merger will be converted into the right to receive $12.00 in cash per share (the “REIT Merger Consideration”); and (ii) SSGT Operating Partnership will be merged with SST II Operating Partnership, with SST II Operating Partnership being the surviving entity (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), and each unit of SSGT Operating Partnership (excluding certain special limited partner interests) issued and outstanding immediately prior to the Partnership Merger (the “SSGT OP Units”) will be converted into units of SSGT II Operating Partnership pursuant to the Merger Agreement. We are not providing any opinion with regard to the consideration paid in the Partnership Merger. The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

KeyBanc Capital Markets Inc. (“KBCM”), as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following: (i) an execution copy of the Merger Agreement; (ii) certain publicly available information concerning SSGT, including, but not limited to, its Annual Reports on Form 10-K for the year ended December 31, 2017 and its quarterly reports for the quarters ended March 31, 2018 and June 30, 2018, in each case filed with the Securities and Exchange Commission; (iii) certain other internal information, primarily financial in nature, concerning the business and operations of SSGT furnished to us by SSGT for purposes of our analysis; (iv) certain publicly available information with respect to certain other companies that we believe to be comparable to SSGT; and (v) certain publicly available information and other information known to us concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of SSGT to discuss the business, financial condition, operations and

The Special Committee of the Board of Directors

The Board of Directors

Strategic Storage Growth Trust, Inc.

October 1, 2018

prospects of SSGT, as well as other matters we believed relevant to our inquiry. We have also performed such other financial studies and analyses and considered such other data and information as we deemed appropriate.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or otherwise reviewed by or discussed with us or publicly available and have further relied upon the assurances of the management of SSGT that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. We have also assumed that the representations and warranties of each of the parties to the Merger Agreement are and will be true and correct in all respects material to our analysis. We have not been engaged to, and have not independently attempted to, verify any of such information or its accuracy or completeness. We have also relied upon the management of SSGT as to the reasonableness and achievability of the financial forecast (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such forecast was reasonably prepared on bases that reflect the best currently available estimates and judgments of the management of SSGT of the future financial performance of SSGT and other matters covered thereby. We have not been engaged to assess the reasonableness or achievability of such forecast or the assumptions on which it was based, and we express no view as to such forecast or assumptions. In addition, we have not conducted a physical inspection, valuation or appraisal of any of the assets (including properties or facilities) or liabilities of SSGT. We are also not expressing any view or opinion with respect to, and, at your direction, we have relied upon, the assessments of representatives of SSGT regarding legal, regulatory, accounting, tax and similar matters relating to SSGT or the Mergers, as to which matters we understand that SSGT obtained such advice as it deemed necessary from qualified advisors and professionals. We have also assumed that all governmental, regulatory or other consents, releases and approvals necessary for the consummation of the Mergers will be obtained without any adverse effect on SSGT or the Mergers that would be meaningful to our analysis.

We have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Mergers. In rendering our opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement will not differ in any material respect from the draft that we have examined, and that the conditions to the Mergers as set forth in the Merger Agreement will be satisfied and that the Mergers will be consummated on a timely basis on the terms set forth in the Merger Agreement without waiver, modification or amendment of any term or condition that would be meaningful to our analysis.

It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available to us as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the consideration to be paid to the unaffiliated holders of common shares of SSGT pursuant to the Merger Agreement and does not address SSGT’s underlying business decision to engage in the Mergers or any other terms of the Mergers, including the merger consideration paid in the Partnership Merger, or the fairness of the Mergers, or any consideration paid in connection therewith, to creditors or other constituencies of SSGT. In addition, we do not express any opinion as to (i) the fairness of the Mergers or (ii) the amount or the nature of the compensation now paid or to be paid, in each case, to any of the directors, officers or employees of SSGT, or class of such persons, relative to the consideration to be paid to public shareholders of SSGT. We have not evaluated nor do we express any opinion on the solvency or viability of the parties to the Merger Agreement or their respective affiliates or the ability of such parties to pay their respective obligations when they come due. It should be noted that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion. This opinion has been approved by a fairness committee of KBCM.

We have acted as financial advisor to SSGT in connection with the Mergers and will receive from SSGT a fee for our services, a significant portion of which is contingent upon the consummation of the Mergers (the “Transaction Fee”). In addition, SSGT has agreed to reimburse us for certain expenses and to indemnify us under certain circumstances for certain liabilities that may arise out of our engagement. We also will receive a fee in connection with the delivery of this opinion, which fee will be credited against any Transaction Fee earned. We and our affiliates have performed banking and related services for SSGT during the past two calendar years

The Special Committee of the Board of Directors

The Board of Directors

Strategic Storage Growth Trust, Inc.

October 1, 2018

preceding the date hereof in the aggregate amount of approximately $400,000. In addition, we and our affiliates, including KeyBank N.A., which is the sole book runner, sole lead arranger and administrative agent under SST II’s existing amended and restated revolving credit facility, have previously provided commercial and investment banking services to SST II and have also received compensation from SST II during the past two calendar years preceding the date hereof in the aggregate amount of approximately $5.33 million. Given the existing relationship between KeyBank N.A. and SST II, it is likely that KeyBank N.A. will be asked to provide and will evaluate providing financing to SST II in connection with the Mergers. In the ordinary course of our businesses, we and our affiliates, employees of us and our affiliates, and funds or other entities that such persons manage or invest in or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of SSGT or SST II, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the Mergers, in each case for our own account or for the accounts of customers. We may in the future provide financial advisory and/or underwriting services to SSGT or SST II and their affiliates for which we may receive compensation.

It is understood that this opinion was prepared for the use of the Special Committee of the Board of Directors of SSGT and the SSGT Board of Directors in connection with and for the purpose of their evaluation of the proposed Mergers. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. Our opinion does not constitute a recommendation to any stockholder of SSGT as to how such stockholder should vote with respect to the Mergers or any other matter.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the REIT Merger Consideration to be paid to the unaffiliated holders of common shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ KEYBANC CAPITAL MARKETS INC.

P.O. BOX 8035, CARY, NC 27512-9916

YOUR VOTE IS IMPORTANT!

PLEASE VOTE BY:

INTERNET
Go To: www.proxypush.com/ssgt
● Cast your vote online.
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PROXY TABULATOR

PO BOX 8035

CARY, NC 27512-9916

STRATEGIC STORAGE GROWTH TRUST, INC.

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD January 18, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please vote by January 17, 2019

The undersigned stockholder of Strategic Storage Growth Trust, Inc., a Maryland corporation (“SSGT”), hereby appoints Michael O. Terjung and James L. Berg, and each of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Special Meeting of Stockholders of SSGT to be held on January 18, 2019 at 10:00 a.m., local time, at SSGT’s offices located at 10 Terrace Road, Ladera Ranch, California 92694, and any and all adjournments and postponements thereof, with all power possessed by the undersigned as if personally present and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and of the accompanying proxy statement, which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

This proxy is solicited on behalf of the SSGT Board of Directors. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting of Stockholders of SSGT, including matters incident to its conduct.

When properly executed, this proxy will be voted as specified by the undersigned stockholder. If no voting instruction is given as to any item, this proxy will be voted “FOR” Proposal 1 and “FOR” Proposal 2.

Note: Signature(s) should agree with the name(s) printed herein. When signing as attorney, executor, administrator, trustee or guardian, please give your full name as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature and Title, if applicable

If the stock is jointly owned, both parties must sign

Date

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PLEASE BE SURE TO SIGN AND DATE THIS CARD AND MARK ON THE REVERSE SIDE

PXY-SSGT-V3

Important Notice Regarding the Availability of Proxy Materials for the

Strategic Storage Growth Trust, Inc.

Special Meeting of Stockholders to be held January 18, 2019.

The Proxy Statement for this meeting is available at:

www.proxypush.com/ssgt

THE BOARD OF DIRECTORS, WITH MR. SCHWARTZ ABSTAINING, RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2. IF NO SPECIFICATION IS MADE, SUCH PROXY WILL BE VOTED IN ACCORDANCE WITH THESE RECOMMENDATIONS.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK. Example: ∎

		FOR	AGAINST	ABSTAIN
1.

To approve the merger (the “REIT Merger”) of SSGT with and into SST II Growth Acquisition, LLC, a Maryland limited liability company (“Merger Sub”), a wholly-owned subsidiary of Strategic Storage Trust II, Inc., a Maryland corporation (“SST II”), pursuant to the Agreement and Plan of Merger, dated as of October 1, 2018 (the “Merger Agreement”), among SSGT, SS Growth Operating Partnership, L.P., a Delaware limited partnership, SST II, Strategic Storage Operating Partnership II, L.P., a Delaware limited partnership, and Merger Sub.

		☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the special meeting to approve the REIT Merger.	☐	☐	☐

PLEASE BE SURE TO SIGN AND DATE THIS CARD ON THE REVERSE SIDE

PXY-SSGT-V3